    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1995



                                                       REGISTRATION NO. 33-62951

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 1



                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                               WALBRO CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)
                                      3714
                          (Primary Standard Industrial
                          Classification Code Number)
                                   38-1358966
                                (I.R.S. Employer
                              Identification No.)

                           -------------------------

                6242 GARFIELD STREET, CASS CITY, MICHIGAN 48726
                                 (517) 872-2131
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              LAMBERT E. ALTHAVER
                Chairman, President and Chief Executive Officer
                               Walbro Corporation
                              6242 Garfield Street
                           Cass City, Michigan 48726
                                 (517) 872-2131
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                            HOWARD S. LANZNAR, ESQ.
                            LAWRENCE D. LEVIN, ESQ.
                             Katten Muchin & Zavis
                       525 West Monroe Street, Suite 1600
                            Chicago, Illinois 60661
                                 (312) 902-5200

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective date registration statement for the same offering: / /

    If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box / /.


                           -------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

                               WALBRO CORPORATION

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                         FORM S-4 ITEM NUMBER                             HEADING OR SUBHEADING IN PROSPECTUS
                ---------------------------------------   --------------------------------------------------------------------
                                                                                         A.  INFORMATION ABOUT THE TRANSACTION
           1.   Forepart of the Registration Statement
                and Outside Front Cover Page of
                Prospectus.............................   Facing Page of Registration Statement; Cross Reference Sheet;
                                                          Outside Front Cover Page of Prospectus.
           2.   Inside Front and Outside Back Cover
                Pages of Prospectus....................   Inside Front Cover Page of Prospectus; Outside Back Cover Page of
                                                          Prospectus.
           3.   Risk Factors, Ratio of Earnings to
                Fixed Charges, and Other Information...   Prospectus Summary; Investment Considerations; The Company; Selected
                                                          Historical Financial Data; Combined Pro Forma Financial Information.
           4.   Terms of the Transaction...............   Prospectus Summary; The Exchange Offer; Description of the Old
                                                          Notes; Certain Federal Income Tax Consequences of the Exchange
                                                          Offer.
           5.   Pro Forma Financial Information........   Prospectus Summary; Selected Historical, Combined and Pro Forma
                                                          Financial Information.
           6.   Material Contracts With the Company
                Being Acquired.........................   Not Applicable.
           7.   Additional Information Required For
                Reoffering by Persons and Parties
                Deemed to be Underwriters..............   Not Applicable.
           8.   Interests of Named Experts and
                Counsel................................   Legal Matters; Experts.
           9.   Disclosure of Commission Position on
                Indemnification For Securities Act
                Liabilities............................   Not Applicable.
                                                                                          B.  INFORMATION ABOUT THE REGISTRANT
          10.   Information With Respect to S-3
                Registrants............................   Not Applicable.
          11.   Incorporation of Certain Information by
                Reference..............................   Not Applicable.
          12.   Information With Respect to S-2 or S-3
                Registrants............................   Prospectus Summary; Capitalization; The Company; The Dyno
                                                          Acquisition; Management's Discussion and Analysis of Financial
                                                          Condition and Results of Operations; Historical, Combined and Pro
                                                          Forma Financial Data; Business; Description of New Notes; Financial
                                                          Statements.
          13.   Incorporation of Certain Information by
                Reference..............................   Not Applicable.
          14.   Information With Respect to Registrants
                Other Than S-2 or S-3 Companies........   Not Applicable.
                                                                              C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
          15.   Information With Respect to S-3
                Companies..............................   Not Applicable.
          16.   Information With Respect to S-2 or S-3
                Companies..............................   Not Applicable.
          17.   Information With Respect to Companies
                Other Than S-2 or S-3 Companies........   Not Applicable.
                                                                                         D.  VOTING AND MANAGEMENT INFORMATION
          18.   Information if Proxies, Consents or
                Authorizations Are to be Solicited.....   Not Applicable.
          19.   Information if Proxies, Consents or
                Authorizations Are Not to be Solicited,
                or in an Exchange Offer................   Management.

PROSPECTUS


(LOGO WALBRO)                  WALBRO CORPORATION
                               OFFER TO EXCHANGE

                     9 7/8% SENIOR NOTES DUE 2005, SERIES B
           FOR ALL OUTSTANDING 9 7/8% SENIOR NOTES DUE 2005, SERIES A

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                      ON DECEMBER 8, 1995, UNLESS EXTENDED



     Walbro Corporation, a Delaware corporation (the "Company" or "Walbro"), hereby offers, upon the terms and subject to conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"; together with the Prospectus, the "Exchange Offer"), to exchange up to an aggregate principal amount of $110,000,000 of its 9 7/8% Senior Notes Due 2005, Series B (the "New Notes") for up to an aggregate principal amount of $110,000,000 of its outstanding 9 7/8% Senior Notes Due 2005, Series A (the "Old Notes"). The terms of the New Notes are identical in all material respects to those of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the Indenture (as defined) governing the Old Notes. The New Notes and the Old Notes are sometimes referred to collectively as the "Notes".


     The New Notes will be senior unsecured obligations of the Company ranking pari passu in right of payment with all existing and future senior unsecured obligations of the Company. The New Notes will be guaranteed (the "Guarantees") on a senior unsecured basis, jointly and severally, by each of the Company's principal wholly-owned domestic operating subsidiaries (the "Guarantors").

     The New Notes and Guarantees will be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company and its subsidiaries. The New Notes will rank pari passu in right of payment with the Old Notes. As of June 30, 1995, after giving effect to the Initial Offering (as defined herein), the Dyno Acquisition (as defined herein), and the borrowings outstanding under the Credit Facility (as defined herein), the Company and its subsidiaries had approximately $96.9 million of secured indebtedness outstanding. In addition, the New Notes will be effectively subordinated in right of payment to all existing and future liabilities, including trade payables, of the Company's subsidiaries which are not Guarantors, which, as of June 30, 1995, after giving effect to the Transactions, totalled approximately $79 million (excluding intercompany liabilities).

     The New Notes will bear interest at the rate of 9 7/8% per annum, payable semiannually on January 15 and July 15, commencing January 15, 1996 to holders of record on the immediately preceding January 1 and July 1. Holders of the New Notes will receive interest on January 15, 1996 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the most recent date to which interest has been paid to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

     The New Notes are subject to redemption on or after July 15, 2000, at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, prior to July 15, 1998, the Company may, at its option, redeem up to an aggregate of 30% of the combined principal amount of the Notes originally issued with the net proceeds from one or more Public Equity Offerings (as defined herein) at the redemption price set forth herein plus accrued interest to the date of redemption. In the event of a Change of Control (as defined herein), the Company will be obligated to make an offer to purchase all of the outstanding Notes at a redemption price equal to 101% of the principal amount thereof plus accrued interest to the date of repurchase. In addition, the Company will be obligated to make an offer to repurchase the Notes in the event of certain asset sales. See "Description of the New Notes."

                                                  (Cover continued on next page)


     SEE "INVESTMENT CONSIDERATIONS" ON PAGE 9 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
     CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is November 6, 1995.

(Continued from Cover)


     The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on December 8, 1995, unless extended by the Company in its sole discretion (the "Expiration Date"). The Expiration Date will not in any event be extended to a date later than November 30, 1996. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes with respect to the Exchange Offer, the Company will promptly return the Old Notes to the holders thereof. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange, but is otherwise subject to certain customary conditions. The Old Notes may be tendered only in integral multiples of $1,000.


     The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated July 21, 1995 (the "Registration Rights Agreement") by and among the Company, the Guarantors and Smith Barney, Inc., A.G. Edwards & Sons, Inc., McDonald & Company Securities, Inc. and Stifel, Nicolaus & Company, Incorporated, as the initial purchasers (the "Initial Purchasers"), with respect to the initial sale of the Old Notes. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), the New Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by respective holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, of 1933, as amended (the "Securities Act"), provided that the New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in the distribution of such New Notes and is not engaged in and does not intend to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for Old Notes if such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the New Notes. Although the Company has agreed pursuant to the Registration Rights Agreement to use its best efforts to cause the New Notes to be listed on the New York Stock Exchange, there can be no assurance as to the liquidity of any markets that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. Future trading prices of the New Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the New Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the New Notes, if such market develops, will not be subject to similar disruptions. The Initial Purchasers have advised the Company that they currently intend to make a market in the Notes offered hereby. However, the Initial Purchasers are not obligated to do so and any market marking may be discontinued at any time without notice.

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses incident to the Exchange Offer.

                             AVAILABLE INFORMATION

     The Company and the Guarantors have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. Copies of such material can be obtained from the Company or the Guarantors upon request.

     The Company has agreed to file with the Commission, to the extent permitted, and distribute to holders of the New Notes reports, information and documents specified in Sections 13 and 15(d) of the Exchange Act, so long as the New Notes are outstanding, whether or not the Company is subject to such informational requirements of the Exchange Act. While any New Notes remain outstanding, the Company will make available, upon request, to any holder of the New Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Secretary of the Company at 6242 Garfield Street, Cass City, Michigan 48726 (telephone number (517) 872-2131).

                               PROSPECTUS SUMMARY
     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements of the Company and the notes thereto and the combined financial statements of Dyno (as defined) and the notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, the information contained in this Prospectus gives effect to the Dyno Acquisition (as defined) which was consummated on July 27, 1995 and all references in this Prospectus to the Company or Walbro refer to Walbro Corporation, its consolidated subsidiaries and the combined Dyno business.
                                  THE COMPANY
     Walbro is a global leader in the design, development and manufacture of precision fuel systems and products for automotive and small engine markets worldwide. The Company manufactures fuel pumps, fuel modules, fuel level sensors, plastic fuel tanks and fuel rails for sale to automotive original equipment manufacturers ("OEMs"). On July 27, 1995, Walbro acquired the fuel systems business of Dyno Industrier A.S ("Dyno"), which is a leading European plastic fuel-tank manufacturer. Products manufactured for the small engine market include carburetors and ignitions for chain saws, outboard marine engines, two-wheeled vehicles, industrial engines and lawn and garden equipment, such as lawn mowers and weed trimmers. From 1989 to 1994, the Company (excluding
Dyno) increased net sales and the sum of operating income (minus foreign currency exchange losses and other expenses, net) and depreciation and amortization expenses ("EBITDA") at the compound rates of approximately 19% and 21% per year, respectively, despite an automotive industry downturn in 1990-1991. This growth was primarily due to the introduction of new automotive products, penetration of additional automotive platforms and a recovery in the small engine industry. The Company, including Dyno on a pro forma basis, had 1994 net sales of $472.4 million and EBITDA of $51.3 million.

WALBRO AUTOMOTIVE CORPORATION
     Through its subsidiary, Walbro Automotive Corporation, the Company designs, develops and manufactures fuel storage and delivery products for a broad range of U.S. and foreign manufacturers of passenger automobiles and light trucks (including minivans). The Company holds a strong market position in the U.S. and, through the Dyno Acquisition (as defined) and Walbro's joint ventures in France, Brazil, Japan and South Korea, has diversified its business across a number of geographic markets. Management believes that, in the North American automotive market, the Company manufactures fuel pumps for approximately 40% of Ford Motor Company's ("Ford") automobiles and light trucks, including the Taurus, Explorer, Windstar and F-Series Pickup. The Company manufactures all fuel module requirements for Ford light trucks, and, according to management's estimates, manufactures approximately 25% of Ford's fuel rail needs. In addition, management estimates that the Company supplies Chrysler Corporation ("Chrysler") with approximately 70% of its fuel pump and fuel module requirements, including all requirements for Chrysler's passenger cars and minivans and most requirements for Chrysler's light trucks, including the Dodge Ram Truck. Other automotive customers of the Company, including Dyno and the Company's joint ventures, include Renault, Peugeot, Mercedes-Benz, Fiat, Volvo, Rover, Saab, Volkswagen, Audi, Daewoo, Hyundai and Kia. Management believes that the Company manufactures substantially all of the fuel tank systems for Volvo and Saab and the fuel tank for the Mercedes 190/C Class, Volkswagen Polo and Renault Twingo. Approximately 73% of the Company's 1994 revenues, including Dyno on a pro forma basis, were generated by its automotive operations.
     The Company's strategy is to grow its position as a global supplier to the automotive industry through the design, development and manufacture of technologically advanced fuel systems and components which are delivered worldwide. In anticipation of the increasing demand by OEMs for the supply of integrated automotive systems, Walbro is supplying OEMs with an increasing number of fuel storage and delivery components with the ultimate goal of being responsible for the complete fuel storage and delivery system ("FSDS") which would integrate all of the components necessary for fuel delivery. The Company's ability to assume responsibility for the development of complete systems will allow OEMs to reduce internal engineering costs, use fewer suppliers and assemble systems rather than components. Once an OEM designates the Company to supply FSDS components for a new vehicle program, the OEM usually will continue to purchase those components from the Company for the life of the program, although not necessarily for a redesign.

     Through Dyno and Walbro's joint ventures in Europe, South America and East Asia, Walbro is increasing its ability to design, develop, manufacture and distribute fuel delivery components and systems worldwide and to support OEMs as they produce vehicles for the global automotive market. The Company's FSDS product development efforts focus on the regulatory and competitive challenges facing its customers worldwide. For example, Walbro has used its technical skills to develop plastic multi-layer fuel tanks and on-board running and vapor recovery ("ORVR") devices, which are designed, in part, to assist OEMs in complying with increasingly strict emission regulations.

WALBRO ENGINE MANAGEMENT CORPORATION

     Through its subsidiary, Walbro Engine Management Corporation, the Company designs, develops and manufactures diaphragm carburetors for portable engines (such as those used in chain saws and weed trimmers), float feed carburetors for ground supported engines (such as those used in lawn mowers and generators) and ignition systems and other components for a variety of small engine products. The Company believes that it is the world's largest independent manufacturer of small engine carburetors, with an approximate 76% share of the global diaphragm carburetor market including sales to such leading chain saw and weed trimmer manufacturers as Poulan/Weedeater (a Division of Electrolux A.B.), Homelite (a Division of Deere & Company), Stihl, Incorporated, McCulloch (a Division of Shop
Vac), Ryobi Ltd. and Kioritz (Echo) Corporation. Walbro believes it has an approximate 14% share of the global float feed carburetor market, including sales to Briggs & Stratton Corporation, the world's largest small engine manufacturer, Kohler Company, Tecumseh Products Co., and to Mercury Marine (a Division of Brunswick Corporation), a major manufacturer of outboard marine engines. Walbro also manufactures replacement products for both the automotive and small engine aftermarkets, sales of which are included within its small engine product business. Approximately 27% of the Company's 1994 net sales, including Dyno on a pro forma basis, were generated by its small engine operations.

     The Company's strategy in the small engine sector is to enhance its presence as a leading supplier of small engine carburetors, ignition systems and other small engine products through the development of technologies which assist customers in complying with new emission standards. The Company's strategy also includes increasing its global presence, particularly in developing countries such as The People's Republic of China, to profit from the growing market for carburetors for two-wheeled vehicles and other small engine applications in those countries and from infrastructure development which requires gasoline-powered portable tools.

THE DYNO ACQUISITION

     On July 27, 1995, the Company acquired the fuel systems business of Dyno for approximately $124 million (the "Dyno Acquisition"). Dyno is a leading designer, manufacturer and marketer of plastic mono-layer fuel tank systems and components to many European vehicle manufacturers, including Renault, Mercedes-Benz, Volvo, Peugeot, Saab, Rover, Volkswagen and Audi, and has operations in France, Norway, Germany, Great Britain, Spain and Belgium. Dyno produced approximately 1.5 million plastic fuel tanks in 1994, which management estimates to be approximately 17% of the European plastic fuel tank market.

     In addition to manufacturing fuel tanks, Dyno manufactures plastic fill pipes, fuel overflow containers, and other automobile blow-molded components for cooling, heating and air conditioning systems. Management expects these products, in the aggregate, to account for approximately 10% of Dyno's 1995 revenues.

     Concurrently with the consummation of the Dyno Acquisition, (i) the Company issued and sold the Old Notes (the "Initial Offering"), and (ii) the Company and certain of its wholly-owned domestic and foreign subsidiaries entered into a new bank revolving credit facility (the "New Credit Facility") with Comerica Bank, as agent, and the other lenders named therein, providing for borrowings of up to $135 million. The gross proceeds from the Initial Offering, along with borrowings under the New Credit Facility, were used to acquire Dyno, retire certain credit facilities and pay fees and expenses. The Initial Offering, the Dyno Acquisition and the borrowings under the New Credit Facility are referred to herein together as the "Transactions." See "Business--Dyno Acquisition" and "Description of Other Indebtedness."

     The following table sets forth the sources and uses of funds in: (a) the Initial Offering, (b) the Dyno Acquisition and (c) the New Credit Facility:

                                                                                AMOUNT
                                                                            --------------
                                                                            (IN THOUSANDS)
        Sources:
          Initial Offering...............................................      $109,615
          New Credit Facility(1).........................................        36,385
                                                                               --------
             Total sources...............................................      $146,000
        Uses:
          Dyno Acquisition(2)............................................      $130,000
          Retire certain credit facilities(3)............................        11,000
          Fees and expenses of the Initial Offering and New Credit
             Facility....................................................         5,000
                                                                               --------
             Total uses..................................................      $146,000

-------------------------
(1) In connection with the Dyno Acquisition and the retirement of certain credit facilities, the Company borrowed this amount under the $135,000 New Credit Facility.
(2) Based on a purchase price of $124,000, adjusted to reflect estimated closing adjustments and certain related fees and expenses of $6,000.
(3) Based on the outstanding principal balances as of June 30, 1995.

     The Dyno Acquisition is a continuation of the Company's efforts to strengthen its position as a key supplier of integrated fuel systems to the global automotive market, and it will create the only integrated provider of plastic fuel tank and fuel pump systems in Europe. The Dyno Acquisition is expected to provide Walbro with a number of benefits, including:

- Further diversification of the Company's geographic markets and the increased ability to participate in the current European automotive market recovery. Walbro's international sales, on a pro forma basis for the Dyno Acquisition, would have been 47% of the Company's net sales (excluding joint ventures) in 1994 compared to 24% without Dyno.

- An increased opportunity for Walbro to sell its fuel system products to Dyno's European-based OEM customers and for Dyno to sell its products to the European operations of Chrysler, Ford and General Motors.

- The ability to share blow molding process technology, especially with respect to the eventual transfer of Walbro's multi-layer blow molding technology to Dyno's European facilities.


                              RECENT DEVELOPMENTS



     On October 19, 1995, the Company announced certain financial data for the three month and nine month periods ended September 30, 1995. For the three months ended September 30, 1995, the Company reported net sales of $124.5 million, compared with $75.3 million for this same period in 1994. Net income was $2.3 million for this three month period in 1995, compared to $3.0 million for this period in 1994. Net income per share for this period fell to $.27 per share in 1995, from $.35 per share for the same period in 1994. For the nine months ended September 30, 1995, Walbro reported net sales of $312.8 million, compared to $241.4 million for the same period in 1994. Net income for the nine month period of 1995 was $11.2 million, compared to $11.9 million for the same period in 1994. Net income per share for this nine month period in 1995 was $1.30, compared with $1.39 for the first nine months of 1994.



     The Company believes that the relative decrease in third quarter earnings in 1995 was due to a softening of passenger car sales in the United States, reducing overall demand for Walbro Automotive Corporation's products. Specifically, Walbro Automotive Corporation's fuel rail operations suffered due to weak sales of some vehicles using engines with Walbro Automotive Corporation rails. In addition, the continued slow start-up of a major new vehicle line with high Company product content reduced sales in the third quarter of 1995.



     Walbro Automotive Corporation's operating results were also affected by continued high levels of investment in research and development. Sales of Walbro Engine Management Corporation's small engine products dropped below 1994 levels in the third quarter of 1995. Demand for float-feed carburetors was reduced due to weather-related slow sales of outdoor power equipment in the spring and early summer, resulting in reduced customer orders. The Dyno Acquisition had only a slight effect on third quarter results. Only August and September's results accrued to Walbro and August is a holiday month in Europe.

                               THE EXCHANGE OFFER


THE NEW NOTES.................   The forms and terms of the New Notes are
                                 identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain penalty interest provisions relating to the Old Notes described below under "--Terms of New Notes."


THE EXCHANGE OFFER............   The Company is offering to exchange up to
                                 $110,000,000 aggregate principal amount of
                                 9 7/8% Senior Notes due 2005, Series B (the
                                 "New Notes") for up to $110,000,000 aggregate principal amount of its outstanding 9 7/8%
                                 Senior Notes due 2005, Series A (the "Old
                                 Notes"). Old Notes may be exchanged only in integral multiples of $1,000.


EXPIRATION DATE; WITHDRAWAL OF
TENDER........................   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on December 8, 1995, or such later date and time to which it is extended by the Company. The tender of Old
                                 Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration
                                 Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.


CERTAIN CONDITIONS TO THE NOTE
EXCHANGE OFFER................   The Exchange Offer is subject to certain
                                 customary conditions, which may be waived by the Company. See "The Exchange Offer--Certain
                                 Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING OLD
NOTES.........................   Each holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes and any other required documentation to the Exchange
                                 Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

INTEREST ON THE NEW NOTES.....   The New Notes will bear interest at the rate of
                                 9 7/8% per annum, payable semiannually on January 15 and July 15, commencing January 15,
                                 1996 to holders of record on the immediately preceding January 1 and July 1, respectively.
                                 Holders of the New Notes will receive interest on January 15, 1996 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the most recent date to which interest has been paid to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   Any beneficial owner whose Old Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Notes who wish to tender their Old
                                 Notes and whose Old Notes are not immediately available or who cannot deliver their Old
                                 Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent, prior to the Expiration
                                 Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                                 Procedures."

REGISTRATION REQUIREMENTS.....   The Company has agreed to use its best efforts
                                 to consummate by November 15, 1995 the
                                 registered Exchange Offer pursuant to which holders of the Old Notes will be offered an opportunity to exchange their Old Notes for the New Notes which will be issued without legends restricting the transfer thereof. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer or in certain other circumstances, the Company has agreed to file a Shelf Registration Statement covering resales of the Old Notes and to use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and, subject to certain exceptions, keep such Shelf Registration Statement effective until three years after the effective date thereof.

CERTAIN FEDERAL INCOME TAX
CONSIDERATIONS................   For a discussion of certain federal income tax
                                 considerations relating to the exchange of the New Notes for the Old Notes, see "Certain
                                 Federal Income Tax Considerations Relating to the Exchange Offer."

USE OF PROCEEDS...............   There will be no proceeds to the Company from
                                 the exchange of Notes pursuant to the Exchange
                                 Offer.

EXCHANGE AGENT................   Bankers Trust Company is the Exchange Agent.
                                 The address and telephone number of the
                                 Exchange Agent are set forth in "The Exchange
                                 Offer--Exchange Agent."

                             TERMS OF THE NEW NOTES

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes are registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. See "Description of the Old Notes."

NEW NOTES.....................   $110 million aggregate principal amount of
                                 9 7/8% Senior Notes due 2005, Series B of the
                                 Company.

MATURITY......................   July 15, 2005.

INTEREST PAYMENT DATES........   January 15 and July 15, commencing January 15,
                                 1996.

RANKING.......................   The New Notes will be senior unsecured
                                 obligations of the Company ranking pari passu in right of payment with all existing and future senior unsecured obligations of the Company and are effectively subordinated in right of payment to all existing and future secured indebtedness of the Company and its subsidiaries. As of June 30, 1995, after giving effect to the Transactions, the Company and its subsidiaries had approximately $96.9 million of secured indebtedness outstanding, including
                                 $36.4 million of indebtedness outstanding under the New Credit Facility and the $45 million aggregate principal amount of the Company's
                                 7.68% Senior Notes due 2004 (the "2004 Notes"), which are secured by the inventory, accounts receivable and certain intangibles of the Company and its domestic subsidiaries and by a pledge of 100% of the capital stock of the Company's wholly-owned domestic subsidiaries and of up to 65% of the capital stock of the Company's wholly-owned foreign subsidiaries, including the subsidiaries which will own Dyno.
                                 In addition, the New Notes will be effectively subordinated in right of payment to all existing and future liabilities, including trade payables, of the Company's subsidiaries which are not Guarantors, which, as of June 30, 1995, after giving effect to the Transactions, would have totalled approximately $79 million
                                 (excluding intercompany liabilities).

GUARANTEES....................   The New Notes will be guaranteed on a senior
                                 unsecured basis, jointly and severally, by the Company's principal wholly-owned domestic operating subsidiaries, including Walbro
                                 Automotive Corporation and Walbro Engine
                                 Management Corporation. See "Description of New
                                 Notes--Guarantees" and Note 20 of the Notes to the Company's Consolidated Financial
                                 Statements.

OPTIONAL REDEMPTION...........   Except as provided below, the New Notes are not
                                 redeemable at the Company's option prior to July 15, 2000. Thereafter, the New Notes will be redeemable, in whole or in part, at the option of the Company, at the redemption prices set forth herein plus accrued interest to the date of redemption. In addition, prior to July
                                 15, 1998, the Company may, at its option, redeem up to an aggregate of 30% of the principal amount of the combined Notes originally issued with the net proceeds from one or more Public Equity Offerings at the redemption price set forth herein plus accrued interest to the date of redemption. See
                                 "Description of the Old Notes--Optional
                                 Redemption."

CHANGE OF CONTROL.............   In the event of a Change of Control, the
                                 Company will be obligated to make an offer to purchase all of the outstanding Notes at a redemption price of 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of the Notes--Change of Control."

OFFER TO REPURCHASE...........   The Company will be required in certain
                                 circumstances to make an offer to repurchase the New Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of repurchase, with the net cash proceeds of certain asset sales. See
                                 "Description of the New Notes--Certain
                                 Covenants--Disposition of Proceeds of Asset
                                 Sales."

CERTAIN COVENANTS.............   The indenture under which Old Notes were issued
                                 and the New Notes will be issued (the
                                 "Indenture") contains covenants including, but not limited to, covenants with respect to limitations on the following matters: (i) the incurrence of additional indebtedness, (ii) the issuance of preferred stock by subsidiaries,
                                 (iii) the creation of liens, (iv) sale and leaseback transactions, (v) restricted payments, (vi) the sales of assets and subsidiary stock, (vii) mergers and consolidations, (viii) payment restrictions affecting subsidiaries and (ix) transactions with affiliates. See "Description of the New
                                 Notes--Certain Covenants."

INVESTMENT CONSIDERATIONS.....   Holders of Old Notes should carefully consider
                                 the matters set forth under the caption
                                 "Investment Considerations" prior to making a decision with respect to the Exchange Offer.
                                 See "Investment Considerations."

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     The following table sets forth summary historical financial data of the Company (excluding Dyno) and pro forma condensed consolidated financial data of the Company and Dyno. The summary historical financial data of the Company for each of the five years ended December 31 was derived from the audited consolidated financial statements of the Company. The summary historical financial data of the Company for both of the six-month periods ended June 30 derived from the unaudited consolidated financial statements of the Company which, in the opinion of the Company's management, reflect all adjustments necessary for a fair presentation of the financial position and results of operations for the periods. The information contained in this table should be read in conjunction with "Pro Forma Unaudited Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Walbro Corporation," "Selected Financial and Operating Data--Dyno," "Management's Discussion and Analysis of Results of Operations--Dyno," and the consolidated financial statements of the Company and the combined financial statements of Dyno included elsewhere herein.


                      SIX MONTHS ENDED JUNE 30,                                 YEAR ENDED DECEMBER 31,
                 -----------------------------------   --------------------------------------------------------------------------
                 PRO FORMA                             PRO FORMA
                  1995(1)       1995         1994       1994(1)       1994         1993         1992         1991         1990
                 ---------    ---------    ---------   ---------    ---------    ---------    ---------    ---------    ---------
STATEMENT OF
 INCOME DATA:
Net sales....... $ 296,123    $ 188,291    $ 166,181   $ 472,352    $ 325,205    $ 273,463    $ 241,416    $ 200,130    $ 166,678
Cost of sales...   234,991      150,585      131,308     374,745      261,501      216,804      185,712      158,743      134,295
Gross profit....    61,132       37,706       34,873      97,607       63,704       56,659       55,704       41,387       32,383
Selling and
 administrative
 expenses.......    41,510       24,152       19,353      67,909       39,318       33,043       33,614       26,961       20,946
Reorganization
 and
 restructuring
 charges........    --           --           --          --           --            1,760       --            2,230       --
Operating
 income.........    19,622       13,554       15,520      29,698       24,386       21,856       22,090       12,196       11,437
Interest
 expense, net...     9,486        2,538        1,537      17,530        3,771        2,559        3,113        6,014        6,474
Equity in
 (income) loss
 of joint
 ventures.......    (2,074)      (2,074)        (592)     (2,609)      (2,609)          89         (179)         465        2,128
Net income(2)...     8,044        8,923        8,960       6,009       14,595        9,667       12,526        4,838        1,097
Net income per
 share(3).......       .94         1.04         1.04         .70         1.70         1.13         1.63          .98          .26
Weighted average
 shares
 outstanding.... 8,599,490    8,599,490    8,608,474   8,602,077    8,602,077    8,537,375    7,675,974    4,952,951    4,289,161
Ratio of
 earnings to
 fixed charges..       1.8x         4.2x         7.3x        1.4x         4.6x        6.4x          4.7x         2.0x         1.6x
OTHER DATA:
Depreciation and
 amortization...    12,667        7,838        6,935      24,330       14,672       11,339       10,339        6,996        7,708
Capital
 expenditures...    26,861       20,730        7,280      27,548       18,844       20,260       14,681        9,717        6,621
EBITDA(4).......    31,758       20,861       21,798      51,315       36,345       31,128       31,513       19,192       19,145
Ratio of EBITDA
 to interest
 expense,
 net(4).........       3.4x         8.2x        14.2x        2.9x         9.6x        12.2x        10.1x         3.2x         3.0x
BALANCE SHEET
 DATA:
 (at end of
 period)
Total assets.... $ 468,484    $ 287,489    $ 238,244                $ 257,366    $ 215,295    $ 193,020    $ 161,243    $ 143,026
Total long-term
 debt, less
 current
 portion........   221,719       86,322       59,690                   66,136       52,392       49,638       62,777       83,443
Total debt......   234,708       94,354       67,445                   81,548       58,175       59,349       70,922       85,529
Total
 stockholders'
 equity(5)(6)...   136,190      136,230      122,695                  127,915      114,146       99,910       50,339       27,424


-------------------------
(1) The summary unaudited pro forma condensed consolidated statements of operations and other data for the period ended June 30, 1995 and the year ended December 31, 1994 gives effect to the Transactions as if they had occurred on January 1, 1994. The summary unaudited pro forma financial data are not necessarily indicative of future operating results or financial position.

(2) The Company adopted SFAS 106 as of January 1, 1993. As a result, the Company recorded a one-time after tax charge of $2,900 for the cumulative effect of this accounting change in the year ended December 31, 1993.

(3) Primary and fully diluted income per share were the same in all periods presented except the year ended December 31, 1992 when fully diluted income per share was $1.58 based on weighted average shares outstanding of 8,160,472.

(4) "EBITDA" represents, for any period, the sum of operating income (minus foreign currency exchange losses and other expenses, net) and depreciation and amortization. EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's historical ability to service its debt.

(5) Reflects cash dividends declared of $1,713, $1,712, $3,426, $3,403, $3,192,
    $610 and $1,836 in the six months ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.

(6) The Company adopted SFAS 115 as of January 1, 1994. As a result, the Company recorded an increase to stockholders' equity of $2,096 (net of income taxes) as of January 1, 1994.

                           INVESTMENT CONSIDERATIONS

     Prospective investors should consider carefully the following factors regarding an investment in the New Notes.

SUBSTANTIAL LEVERAGE

     After giving effect to the Transactions on a pro forma basis, the Company has consolidated indebtedness that is substantial in relation to its stockholders' equity and significantly greater than its existing indebtedness. After giving effect to the Transactions on a pro forma basis, as of June 30, 1995, the Company would have $234.7 million of total debt and $136.2 million of stockholders' equity.

     Additionally, as of June 30, 1995, after giving effect to the Transactions on a pro forma basis, the Company and its subsidiaries would have approximately $96.9 million of secured indebtedness outstanding, including $36.4 million of borrowings under the New Credit Facility and the $45 million aggregate principal amount of the 2004 Notes. Such secured indebtedness, though ranking pari passu with the Notes, has a lien on specified assets of the Company or its subsidiaries, as the case may be. As a result, in an insolvency proceeding, holders of secured indebtedness would have claims against the assets of the Company or its subsidiaries, as the case may be, securing their indebtedness to satisfy their claims, and such assets would be applied to the payment of such claims before claims of holders of unsecured senior indebtedness, such as the Notes, would be satisfied. Because the inventory, accounts receivable and certain intangibles of the Company and its domestic subsidiaries and capital stock of the Company's subsidiaries have been pledged to the lenders under the New Credit Facility and the 2004 Notes to secure the Company's borrowings thereunder, in the event of an insolvency of the Company, such lenders would have a claim to such assets, while the holders of the New Notes would have no claim over specific assets of the Company and its subsidiaries.

     The Company's indebtedness will have several important consequences for the holders of the Notes, including but not limited to the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service requirements (principal and interest) on its indebtedness and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, or to refinance the New Notes or for general corporate purposes may be impaired; (iii) the Company's leverage may increase its vulnerability to economic downturns and limit its ability to withstand competitive pressures; and
(iv) the Company's ability to capitalize on significant business opportunities may be limited.

     The Company's ability to make payments with respect to the Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the New Credit Facility, will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Walbro Corporation--Liquidity and Capital Resources." The Indenture will, among other things, limit the incurrence of additional indebtedness by the Company and its subsidiaries. However, this limitation is subject to a number of important qualifications.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Indenture restricts the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, or merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. The Indenture also imposes limitations on the Company's ability to restrict the ability of its subsidiaries to pay dividends or make certain payments to the Company or any of its subsidiaries. In addition, the New Credit Facility contains other and more restrictive covenants. The agreement under which the 2004 Notes were issued (the "2004 Note Agreement") requires, and the New Credit Facility requires the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in an event of default under the 2004 Note Agreement or the New Credit Facility. In an event of default under the 2004 Note Agreement or the New Credit Facility, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable and the lenders under the New Credit Facility could terminate all commitments thereunder. If any such indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the New Notes. See "Description of the New Notes--Certain Covenants" and "Description of Other Indebtedness."

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer laws, if any Guarantor, at the time it incurs a Guarantee, (a)(i) was or is insolvent or rendered insolvent by reason of such incurrence, (ii) was or is engaged in a business or transaction for which the assets remaining with such Guarantor constituted unreasonably small capital or (iii) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature and (b) received or receives less than reasonably equivalent value or fair consideration, the obligations of such Guarantor under its Guarantee could be avoided, or claims in respect of such Guarantee could be subordinated to all other debts of such Guarantor. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by such Guarantor as a result of the issuance by the Company of the Old Notes. To the extent that any Guarantee were a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of a Guarantor and would be solely creditors of the Company and any other Guarantors whose Guarantees were not avoided or held unenforceable. In such event, the claims of the holders of the Notes would be subject to the prior payment of all liabilities of the Guarantor whose Guarantee was avoided. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portion of a Guarantee.

     Each Guarantor agrees, jointly and severally with the other Guarantors, to contribute to the obligations of any Guarantor under a Guarantee of the Notes. Further, the Guarantee of each Guarantor will provide that it is limited to an amount that would not render the Guarantor thereunder insolvent. The Company believes that the Guarantors will receive equivalent value at the time the indebtedness is incurred under the Guarantees. In addition, the Company believes that none of the Guarantors will be, at the time of or as a result of the issuance of the Guarantees, insolvent, that none of the Guarantors is or will be engaged in a business or transaction for which its remaining assets constitute unreasonably small capital and that none of the Guarantors will have intended or will intend to incur debts beyond its ability to pay such debts as they mature. Since each of the components of the question of whether a Guarantee is a fraudulent conveyance is inherently fact based and fact specific, there can be no assurance that a court passing on such questions would agree with the Company.

HOLDING COMPANY STRUCTURE

     The Company derives all of its operating income and cash flow from its subsidiaries. The Company must rely upon cash distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Notes.

     Any right of the holders of the Notes to participate in the assets of a non-Guarantor subsidiary of the Company upon any liquidation or reorganization of such subsidiary will be subject to the prior claims of such subsidiary's creditors, including the lenders under the New Credit Facility, holders of the 2004 Notes and trade creditors. Accordingly, the Notes are structurally subordinated to all liabilities, including trade payables, of the non-Guarantor subsidiaries of the Company. As of June 30, 1995, after giving effect to the Transactions on a pro forma basis, the non-Guarantors would have outstanding liabilities, including trade payables, of approximately $79 million. In addition, 100% of the capital stock of the Company's wholly-owned domestic subsidiaries and up to 65% of the capital stock of its wholly-owned foreign subsidiaries are pledged as collateral to the lenders under the New Credit Facility and the holders of the 2004 Notes. Accordingly, upon any liquidation or reorganization of the Company, the holders of the New Notes will have no claim against such capital stock until the lenders under the New Credit Facility and the holders of the 2004 Notes are paid in full.

DEPENDENCE ON PRINCIPAL CUSTOMERS

     Sales to the Company's two largest customers, Ford and Chrysler, accounted for the following respective percentages of the Company's consolidated net sales, excluding Dyno: 30% and 23% in 1994; 30% and 21% in 1993; and 33% and 20% in 1992. On a pro forma basis, including Dyno, Ford and Chrysler accounted for 21% and 16% of the Company's consolidated net sales in 1994, respectively. Although the Company has ongoing supply relationships with both Ford and Chrysler, there can be no assurance that sales to either of these customers will continue at the same levels; further, continuation of the relationships is dependent upon the customers' satisfaction with the price, quality and delivery of the Company's products. While management believes its relationships with its customers are mutually satisfactory, if either of these customers were to reduce substantially or discontinue its purchases, the Company would be adversely affected. See "Business-- Walbro Automotive Corporation--Automotive Markets and Customer Base."

COMPETITION

     The automotive fuel system and small engine supply industries in which the Company operates are highly competitive. There can be no assurance that the Company's products will continue to compete successfully with the products of other companies, including the automotive OEMs themselves, many of whom are significantly larger and have greater financial and other resources available to them. In addition, the Company is under constant pressure from its major customers to reduce product costs. Management believes that the Company's experience in engineering and implementing cost reduction programs and its ability to develop proprietary new products and to control manufacturing and development costs should allow the Company's product prices to remain competitive. However, there can be no assurance that the Company will be able to improve or maintain its profit margins on sales to vehicle manufacturers and small engine producers.

CYCLICAL NATURE OF AUTOMOTIVE AND SMALL ENGINE INDUSTRIES

     The Company's principal operations are related directly to domestic and foreign automotive vehicle and small engine consumer product sales. Sales and production of automobiles and small engine products are cyclical and can be affected by the strength of a country's general economy, prevailing interest rates and by other factors which may have an adverse effect on the level of the Company's sales to automobile and small engine product manufacturers.

IMPACT OF ENVIRONMENTAL REGULATIONS

     The manufacturers of small engine products, such as lawn mowers and chain saws, are confronting emission regulations for the first time. In 1992, the California Air Resources Board promulgated comprehensive air quality regulations limiting small engine emissions, which regulations became effective in August 1995. A more stringent phase is scheduled to become effective in 1999. In addition, the Environmental Protection Agency ("EPA") has proposed similar regulations scheduled to become effective in August 1996, with the more stringent phase expected to become effective during the 1999 to 2001 period. The implementation of the 1999 California air quality regulations and proposed EPA regulations could significantly reduce the number of units the Company sells of its current carburetor models, especially diaphragm carburetors, and the Company's resulting net sales. Hand-held power equipment is most vulnerable to a decrease in demand because the cost of compliance with these emission standards could force manufacturers to replace gasoline-powered lawn and garden equipment with electric-powered equipment. The Company is attempting to produce products and systems which meet these emissions requirements; however, there can be no assurance that the Company will develop cost effective products to meet all of these regulations or that the ultimate customer might not select electric-powered equipment instead. See "Business--Walbro Engine Management Corporation--Small Engine Industry Overview."

WARRANTY EXPOSURE AND RECALLS

     The Company warrants to its OEM customers that its products are free from defect and that they meet certain OEM designated specifications. The OEMs in turn offer product warranties to their retail customers. In some instances of common complaint, the automobile manufacturer will institute a voluntary recall or will be required by a governmental agency to conduct a recall. As a result, from time to time, the Company and Dyno have received claims against them and requests for payment from their OEM customers to remedy complaints made by the ultimate consumers. The Company plans to implement product recall insurance in selected European markets. There can be no assurance that the Company will not incur substantial warranty or recall expense in the future. Such complaints and the related expenses may have a material adverse effect on the Company's relationship with its OEM customers, its financial condition and results of operations. See "Business--Walbro Automotive Corporation--Automotive Warranty and Other Product Exposure."

INTEGRATION OF DYNO; INCREASED FOREIGN OPERATIONS

     As a result of the Dyno Acquisition, management will have to integrate into its current business a large, complex manufacturing operation in six countries which was previously connected with a large Norwegian company. Management believes that it has or can obtain the resources necessary to integrate this business and capitalize on the strengths of Dyno. Walbro's implementation strategies, however, are subject to numerous contingencies, some of which are beyond management's control. These contingencies include general and regional economic conditions, competition and changes in regulation and interest rates. Even if management is able to successfully integrate this business, Walbro will significantly increase its dependence on international operations, specifically those in Europe, and therefore the Company is subject to various political, economic and other uncertainties. Among others, the Company's operations are subject to the risks of taxation policies, foreign exchange restrictions, changing political conditions and governmental regulations. Accordingly, no assurance can be given that any of the Company's strategies will prove to be effective or that management's goals will be achieved. In addition, the Company will receive a substantial portion of its revenues in currencies other than U.S. Dollars. Fluctuations in the exchange rates of these currencies with respect to the U.S. Dollar could have an adverse effect on the Company's financial results. From time to time the Company engages in hedging programs intended to reduce the Company's exposure to currency fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Walbro Corporation--Foreign Currency Transactions."

CONSEQUENCES OF FAILURE TO EXCHANGE; POSSIBLE ADVERSE EFFECT ON TRADING MARKET FOR OLD NOTES


     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act and applicable state laws, or pursuant to an exemption therefrom. Subject to the obligation by the Company to file a Shelf Registration Statement covering resales of Old Notes in certain circumstances, the Company does not intend to register the Old Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Additionally, as a result of the Exchange Offer, it is expected that a substantial decrease in the aggregate principal amount of Old Notes outstanding will occur. As a result, it is unlikely that a liquid trading market will exist for the Old Notes at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the Old Notes. See "The Exchange Offer" and "Description of the Old Notes Registration Rights."

ABSENCE OF PUBLIC MARKET

     There has not previously been any public market for the New Notes. Although the Company has agreed pursuant to the Registration Rights Agreement to use its best efforts to cause the New Notes to be listed on the New York Stock Exchange, there can be no assurance as to the liquidity of any markets that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. Future trading prices of the New Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the New Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the New Notes, if such market develops, will not be subject to similar disruptions. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes offered hereby. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice.

                          USE OF PROCEEDS OF NEW NOTES

     This Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement. The Company will not receive any proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive, in exchange, Old Notes in like principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the outstanding debt of the Company.

                                 CAPITALIZATION

     The following table sets forth the Company's capitalization at June 30, 1995, and as adjusted to reflect: (a) the Initial Offering, (b) the Dyno Acquisition and (c) the New Credit Facility.

                                                                      AS OF JUNE 30, 1995
                                                                    ------------------------
                                                                                AS ADJUSTED
                                                                                  FOR THE
                                                                     ACTUAL     TRANSACTIONS
                                                                    --------    ------------
                                                                         (IN THOUSANDS)
Total short-term debt............................................   $  8,032      $ 12,989(1)(3)
Long-term debt, less current portion:
  New Credit Facility............................................      --           36,385
  Existing Credit Facilities.....................................     11,000        --
  7.68% Senior Notes due 2004....................................     45,000        45,000(2)
  9 7/8% Senior Notes due 2005...................................      --          109,615
  Other long-term debt, net(3)...................................     30,322        30,719
Total long-term debt, net of current portion.....................     86,322       221,719
Total stockholders' equity(4)....................................    136,230       136,190(5)
Total capitalization.............................................    230,584       370,898

-------------------------
(1) Reflects cash overdraft and short-term notes payable assumed in connection with the Dyno Acquisition.

(2) Pursuant to the 2004 Note Agreement, the 2004 Notes are equally and ratably secured with the New Credit Facility by the Company's domestic inventory, accounts receivable and certain intangibles and certain capital stock of the Company's subsidiaries.

(3) Of these amounts, approximately $6,600 are secured by certain assets of the Company or its subsidiaries.

(4) On June 30, 1995, the Company had 8,564,576 shares of common stock issued and outstanding and the price of the Company's common stock was $18.00 per share as reported on the Nasdaq Stock Market.

(5) Reflects the write-off of deferred financing fees related to the retirement of certain credit facilities of $55.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Pursuant to the Registration Rights Agreement by and among the Company, the Guarantors and the Initial Purchasers, the Company has agreed (i) to file a registration statement with respect to an offer to exchange the Old Notes for senior debt securities of the Company with terms substantially identical to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions) within 60 days after the date of original issuance of the Old Notes and (ii) to use best efforts to cause such registration statement to become effective under the Securities Act within 120 days after such issue date. In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to file the registration statement containing this Prospectus or to effect the Exchange Offer, or if certain holders of the Old Notes notify the Company that they are not permitted to participate in, or would not receive freely tradeable New Notes pursuant to, the Exchange Offer, the Company will use its best efforts to cause to become effective the Shelf Registration Statement with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until three years after the effective date thereof. The interest rate on the Old Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Old Notes Registration Rights." Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to cause the Exchange Notes to be listed on the New York Stock Exchange.

     Each holder of the Old Notes who wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "Old Notes Registration Rights."

RESALE OF NEW NOTES

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third-parties, the Company believes that, except as described below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of New Notes only as specifically set forth herein. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes will be the same as the form and terms of the Old Notes except the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     As of the date of this Prospectus, $110 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

     The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the Registration Rights Agreement.

     The Company shall be deemed to have accepted for exchange properly tendered Notes when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent and complied with the provisions of Section 2 of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "--Certain Conditions to the Exchange Offer."

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "The Exchange Offer--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date," shall mean 5:00 p.m., New York City time on December 8, 1995, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting for exchange any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "The Exchange Offer--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Old Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest at a rate of 9 7/8% per annum, payable semi-annually, on each January 15 and July 15, commencing January 15, 1996. Holders of New Notes will receive interest on January 15, 1996 from the date of initial issuance of the New Notes, plus an amount equal to the accrued interest on the Old Notes from the most recent date to which interest has been paid to the date of exchange thereof for New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Old Notes for exchange, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's sole judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof. During any such extensions, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either
(i) Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or
(iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

     The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Old Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder of Old Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three
     (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Old Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes were registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

     Bankers Trust Company has been appointed as Exchange Agent of the Exchange Offer. Questions and request for assistance, request for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                     By Overnight Courier or Hand Delivery:

                             Bankers Trust Company
                         Corporate Trust & Agency Group
                           Receipt & Delivery Window
                        123 Washington Street-1st Floor
                            New York, New York 10006
                        By Registered or Certified Mail:

                             Bankers Trust Company
                         Corporate Trust & Agency Group
                           Reorganization Department
                                 P.O. Box 1458
                             Church Street Station
                         New York, New York 10008-1458

                                 By Facsimile:

                                 (212) 250-3290
                                 (212) 250-6275
                        (For Eligible Institutions Only)

                             Confirm by Telephone:

                                 (212) 250-6270

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $100,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the New Notes reasonably requests in writing.

                                  THE COMPANY

     Walbro is a global leader in the design, development and manufacture of precision fuel systems and products for automotive and small engine markets worldwide. The Company manufactures fuel pumps, fuel modules, fuel level sensors, plastic fuel tanks and fuel rails for sale to OEMs. The Company acquired Dyno, which is a leading European plastic fuel tank manufacturer, on July 27, 1995. Products manufactured for the small engine market include carburetors and ignitions for chain saws, outboard marine engines, two-wheeled vehicles, industrial engines and lawn and garden equipment, such as lawn mowers and weed trimmers. From 1989 to 1994, the Company (excluding Dyno) increased net sales and EBITDA at the compound rates of approximately 19% and 21% per year, respectively, despite an automotive industry downturn in 1990-1991. This growth was primarily due to the introduction of new automotive products, penetration of additional automotive platforms and a recovery in the small engine industry. The Company, including Dyno on a pro forma basis, had 1994 net sales of $472.4 million and EBITDA of $51.3 million.

     Through its subsidiary, Walbro Automotive Corporation, the Company designs, develops and manufactures fuel storage and delivery products for a broad range of U.S. and foreign manufacturers of passenger automobiles and light trucks (including minivans). The Company holds a strong market position in the U.S. and, through the Dyno Acquisition and Walbro's joint ventures in France, Brazil, Japan and South Korea, has diversified its business across a number of geographic markets. Management believes that, in the North American automotive market, the Company manufactures fuel pumps for approximately 40% of Ford's automobiles and light trucks, including the Taurus, Explorer, Windstar and F-Series Pickup. The Company manufactures all fuel module requirements for Ford light trucks, and, according to management's estimates, manufactures approximately 25% of Ford's fuel rail needs. In addition, management estimates that the Company supplies Chrysler with approximately 70% of its fuel pump and fuel module requirements, including all requirements for Chrysler's passenger cars and minivans and most requirements for Chrysler's light trucks, including the Dodge Ram Truck. Other automotive customers of the Company, including Dyno and the Company's joint ventures, include Renault, Peugeot, Mercedes-Benz, Fiat, Volvo, Rover, Saab, Volkswagen, Audi, Daewoo, Hyundai and Kia. Management believes that the Company manufactures substantially all of the fuel tank systems for Volvo and Saab and the fuel tank for the Mercedes 190/C Class, Volkswagen Polo and Renault Twingo. Approximately 73% of the Company's 1994 net sales, including Dyno on a pro forma basis, were generated by its automotive operations.

     Through its subsidiary, Walbro Engine Management Corporation, the Company designs, develops and manufactures diaphragm carburetors for portable engines (such as those used in chain saws and weed trimmers), float feed carburetors for ground supported engines (such as those used in lawn mowers and generators) and ignition systems and other components for a variety of small engine products. The Company believes that it is the world's largest independent manufacturer of small engine carburetors, with an approximate 76% share of the global diaphragm carburetor market including sales to such leading chain saw and weed trimmer manufacturers as Poulan/Weedeater (a Division of Electrolux, A.B.), Homelite (a Division of Deere & Company), Stihl, Incorporated, McCulloch (a Division of Shop
Vac), Ryobi Ltd. and Kioritz (Echo) Corporation. Walbro believes it has an approximate 14% share of the global float feed carburetor market, including sales to Briggs & Stratton Corporation, the world's largest small engine manufacturer, Kohler Company, Tecumseh Products Co., and to Mercury Marine (a Division of Brunswick Corporation), a major manufacturer of outboard marine engines. Walbro also manufactures replacement products for both the automotive and small engine aftermarkets, sales of which are included within its small engine product business. Approximately 27% of the Company's 1994 net sales, including Dyno on a pro forma basis, were generated by its small engine operations.

     The Company was incorporated in Michigan in 1950 and reincorporated in Delaware in 1972. The Company's principal executive offices are located at 6242 Garfield Street, Cass City, Michigan 48726-1325, and its telephone number is
(517) 872-2131.

                              THE DYNO ACQUISITION

THE DYNO ACQUISITION

     On July 27, 1995, the Company purchased Dyno for a purchase price equal to approximately $124 million.

     Concurrently with the consummation of the Dyno Acquisition, (i) the Company completed the Initial Offering and (ii) the Company and certain of its subsidiaries entered into the New Credit Facility with Comerica Bank, as agent, and the other lenders named therein, providing for borrowings of up to $135 million.

USE OF PROCEEDS FROM THE INITIAL OFFERING

     The gross proceeds from the Initial Offering were used, along with the borrowings under the New Credit Facility, to acquire Dyno, retire certain current credit facilities and pay fees and expenses relating to the Initial Offering and New Credit Facility.

     The following table sets forth the sources and uses of funds in: (a) the Initial Offering, (b) the Dyno Acquisition and (c) the New Credit Facility:

                                                                                AMOUNT
                                                                            --------------
                                                                            (IN THOUSANDS)
        Sources:
          Initial Offering...............................................      $109,615
          New Credit Facility............................................        36,385
                                                                               --------
             Total sources...............................................      $146,000
                                                                               ========
        Uses:
          Dyno Acquisition(1)............................................      $130,000
          Retire certain credit facilities(2)............................        11,000
          Fees and expenses of the Initial Offering and New Credit
             Facility....................................................         5,000
                                                                               --------
             Total uses..................................................      $146,000
                                                                               ========

-------------------------
(1) Based on a purchase price of $124,000, adjusted to reflect estimated closing adjustments and certain related fees and expenses of $6,000.

(2) Based on the outstanding principal balances as of June 30, 1995.

           PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL DATA

     The following Pro Forma Unaudited Condensed Consolidated Statements of Operations for the six months ended June 30, 1995 and the year ended December 31, 1994 present pro forma operating results as if the Transactions had occurred as of January 1, 1994. The Pro Forma Unaudited Condensed Consolidated Balance Sheet as of June 30, 1995 gives effect to the Transactions as if they had occurred on that date. The pro forma adjustments are described in the notes thereto. The Pro Forma Unaudited Condensed Consolidated Financial Data should be read in conjunction with the Company's and Dyno's historical financial statements and related notes thereto included elsewhere in this Prospectus. The Pro Forma Unaudited Condensed Consolidated Financial Data do not purport to represent either future results or the results that would have occurred if the Transactions had occurred on the dates indicated, nor do they give effect to any matters other than those described in the notes thereto.

      PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              SIX MONTHS ENDED JUNE 30, 1995
                                                 ---------------------------------------------------------
                                                  COMPANY          DYNO
                                                 HISTORICAL    HISTORICAL(1)    ADJUSTMENTS      PRO FORMA
                                                 ----------    -------------    -----------      ---------
                                                  (UNAUDITED DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales......................................  $  188,291      $ 107,832       $  --           $ 296,123
Cost of sales..................................     150,585         85,065            (659)(2)     234,991
                                                 ----------       --------         -------       ----------
Gross margin...................................      37,706         22,767             659          61,132
Selling and administrative expenses............      24,152         17,358          --              41,510
                                                 ----------       --------         -------       ----------
Operating income...............................      13,554          5,409             659          19,622
Interest expense, net..........................       2,538          1,036           5,912(3)        9,486
Other expense, net.............................         416            285          --                 701
                                                 ----------       --------         -------       ----------
Income before taxes and other..................      10,600          4,088          (5,253)          9,435
Provision for income taxes.....................       3,751          1,556          (1,842)(5)       3,465
Equity in (income) loss of joint ventures......      (2,074)       --               --              (2,074)
                                                 ----------       --------         -------       ----------
Net income.....................................  $    8,923          2,532       $  (3,411)          8,044
                                                 ==========       ========         =======       ==========
Net income per share...........................       $1.04                                           $.94
Weighted average shares outstanding............   8,599,490                                      8,599,490
EBITDA(6)......................................  $   20,861      $  10,897       $  --           $  31,758
Ratio of EBITDA to interest expense, net.......         8.2x                                           3.4x


                                                               YEAR ENDED DECEMBER 31, 1994
                                                 ---------------------------------------------------------
                                                  COMPANY          DYNO
                                                 HISTORICAL    HISTORICAL(1)    ADJUSTMENTS      PRO FORMA
                                                 ----------    -------------    -----------      ---------
                                                  (UNAUDITED DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales......................................  $  325,205      $ 147,147       $  --           $ 472,352
Cost of sales..................................     261,501        112,514             730(2)      374,745
                                                 ----------       --------         -------       ----------
Gross margin...................................      63,704         34,633            (730)         97,607
Selling and administrative expenses............      39,318         29,541            (950)(4)      67,909
                                                 ----------       --------         -------       ----------
Operating income...............................      24,386          5,092             220          29,698
Interest expense, net..........................       3,771          2,792          10,967(3)       17,530
Other expense, net.............................       2,713            984          --               3,697
                                                 ----------       --------         -------       ----------
Income before taxes and other..................      17,902          1,316         (10,747)          8,471
Provision for income taxes.....................       5,824          2,329          (3,174)(5)       4,979
Minority interest..............................          92        --               --                  92
Equity in (income) loss of joint ventures......      (2,609)       --               --              (2,609)
                                                 ----------       --------         -------       ----------
Income (loss) before extraordinary item........      14,595         (1,013)         (7,573)          6,009
                                                 ----------       --------         -------       ----------
Extraordinary item--gain on forgiveness of
  debt.........................................      --              4,691          (4,691)         --
                                                 ----------       --------         -------       ----------
Net income.....................................  $   14,595      $   3,678       $ (12,264)      $   6,009
                                                 ==========       ========         =======       ==========
Net income per share...........................       $1.70                                           $.70
Weighted average shares outstanding............   8,602,077                                      8,602,077
EBITDA(6)......................................  $   36,345      $  14,020       $     950       $  51,315
Ratio of EBITDA to interest expense, net.......         9.6x                                           2.9x

  NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(1) The Dyno historical information represents amounts derived from the unaudited combined financial statements of Dyno for the six months ended June 30, 1995 and the audited combined financial statements of Dyno for the year ended December 31, 1994, included elsewhere in this Prospectus, translated from Norwegian Kroner ("NOK") to U.S. Dollars at the average exchange rates of 6.38 NOK and 7.05 NOK to one U.S. Dollar for the six months ended June 30, 1995 and the year ended December 31, 1994, respectively.

(2) Adjustments consist of pro forma adjustments to the historical expenses of Dyno to reflect estimated adjustments to depreciation and amortization expense resulting from the revaluation of Dyno net assets acquired. The adjustments include the following items:

                                                                SIX MONTHS ENDED       YEAR ENDED
                                                                 JUNE 30, 1995      DECEMBER 31, 1994
                                                                ----------------    -----------------
    Depreciation and amortization expense on revalued
      assets..................................................      $  4,829             $ 9,658
    Elimination historical depreciation and amortization
      expense on assets.......................................        (5,488)             (8,928)
                                                                     -------             -------
    Elimination of interest expense on certain credit
      facilities..............................................      $   (659)            $   730
                                                                     =======             =======

(3) Reflects interest expense changes resulting from new indebtedness incurred in conjunction with the Transactions. Amortization of deferred financing fees was calculated based on a ten year amortization period for fees related to the Initial Offering and a five year amortization period for fees related to the New Credit Facility. In addition, the remaining balance of deferred financing fees on the existing credit agreement is assumed to be written off. In connection with the Dyno Acquisition, certain liabilities are not being assumed by the Company, consisting principally of certain borrowings of long-term debt, amounts payable to related entities, certain notes payable and subordinated loans. As such, interest expense incurred on these borrowings not being assumed has been eliminated in the pro forma presentation.

                                                                SIX MONTHS ENDED       YEAR ENDED
                                                                 JUNE 30, 1995      DECEMBER 31, 1994
                                                                ----------------    -----------------
    Interest expense on the Old Notes, at 9 7/8%, including
      amortization of original issue discount of $10 and $39,
      respectively............................................      $  5,450             $10,901
    Estimated interest on New Credit Facility borrowings......         1,988               4,294
    Elimination of interest expense on certain credit
      facilities..............................................          (452)             (1,629)
    Elimination of interest expense on Dyno borrowings not
      assumed.................................................        (1,326)             (3,104)
    Fee amortization on Old Notes.............................           218                 436
    Fee amortization on New Credit Facility...................            64                 129
    Write-off of unamortized deferred financing fees..........           (30)                (60)
                                                                     -------             -------
                                                                    $  5,912             $10,967
                                                                     =======             =======

(4) Reflects the elimination of a $950 charge recorded in 1994 related to a litigation claim against Dyno Industrier A.S in France which is still pending. In accordance with the agreement to acquire Dyno, Dyno Industrier A.S will retain all obligations related to this claim.

(5) Reflects estimated income tax adjustments resulting from the pro forma adjustments as follows:

                                                                SIX MONTHS ENDED       YEAR ENDED
                                                                 JUNE 30, 1995      DECEMBER 31, 1994
                                                                ----------------    -----------------
    Income tax effects of adjustments in Notes 2 and 4 above
      at
      Dyno's estimated effective income tax rate of 38.1% and
      177.1%, respectively....................................      $    251             $   390
    Income tax effects of adjustments in Note 3 above at the
      Company's estimated effective income tax rate of 35.4%
      and
      32.5%, respectively.....................................        (2,093)             (3,564)
                                                                     -------             -------
                                                                    $ (1,842)            $(3,174)
                                                                     =======             =======

(6) "EBITDA" represents, for any period, the sum of operating income (minus foreign currency exchange losses and other expenses, net) and depreciation and amortization. EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's historical ability to service its debt.

            PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

                                                                  AS OF JUNE 30, 1995
                                               ----------------------------------------------------------
                                                COMPANY         DYNO
                                               HISTORICAL   HISTORICAL(1)   ADJUSTMENTS         PRO FORMA
                                               ----------   -------------   -----------         ---------
                                                            (UNAUDITED DOLLARS IN THOUSANDS)
ASSETS
Cash.........................................   $   3,419     $   8,921      $  --              $  12,340
Accounts receivable, net.....................      69,928        37,522         --                107,450
Inventories..................................      33,939        15,924         --                 49,863
Other current assets.........................       8,688         7,025         --                 15,713
                                                 --------      --------       --------           --------
     Total current assets....................     115,974        69,392         --                185,366
                                                 --------      --------       --------           --------
Property, plant and equipment................     163,692       111,871        (21,173)(2)        254,390
Accumulated depreciation.....................     (57,209)      (47,525)        47,525(2)         (57,209)
                                                 --------      --------       --------           --------
Net property, plant and equipment............     106,483        64,346         26,352            197,181
                                                 --------      --------       --------           --------
Goodwill.....................................      19,025         1,574         13,737(2)          34,336
Other assets.................................      46,007         3,183          2,411(3)(4)       51,601
                                                 --------      --------       --------           --------
     Total other assets......................      65,032         4,757         16,148             85,937
                                                 --------      --------       --------           --------
       Total assets..........................   $ 287,489     $ 138,495      $  42,500          $ 468,484
                                                 ========      ========       ========           ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt..............................   $   8,032     $  15,330      $ (10,373)(4)      $  12,989
Other current liabilities....................      43,272        46,701         (7,976)(4)         81,997
                                                 --------      --------       --------           --------
     Total current liabilities...............      51,304        62,031        (18,349)            94,986
                                                 --------      --------       --------           --------
Total long-term debt, less current portion...      86,322        18,003        117,394(4)(5)      221,719
Other long-term liabilities..................      13,633         8,467         (6,511)(4)(6)      15,589
                                                 --------      --------       --------           --------
     Total long-term liabilities.............      99,955        26,470        110,883            237,308
                                                 --------      --------       --------           --------
Total stockholders' equity...................     136,230        49,994        (50,034)(2)(3)     136,190
                                                 --------      --------       --------           --------
     Total liabilities and stockholders'
       equity................................   $ 287,489     $ 138,495      $  42,500          $ 468,484
                                                 ========      ========       ========           ========

       NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(1) The Dyno historical information represents amounts derived from the unaudited combined financial statements of Dyno for the six months ended June 30, 1995, included elsewhere in this Prospectus, translated from NOK to U.S. Dollars at the June 30, 1995 exchange rate of 6.16 NOK to one U.S. Dollar.

(2) The purchase price of $130,000 in cash includes provisions for estimated closing adjustments and fees and expenses estimated at $6,000. The Dyno Acquisition was accounted for using the purchase method of accounting and the total purchase cost was allocated first to assets and liabilities based upon their respective fair market values, with the remainder allocated to goodwill. Historical Dyno equity balances are eliminated for purposes of the pro forma consolidated balance sheet. The allocation of the purchase price reflected above is based on estimates and may differ from the final allocation.

(3) Reflects fees of $5,000 related to the Initial Offering and the New Credit Facility, net of the write-off of unamortized fees of $40 on the retirement of borrowings under certain credit facilities.

(4) The assets acquired and liabilities assumed by the Company in the Dyno Acquisition excluded certain long-term assets, a portion of long-term debt (both current and non-current portions), amounts payable to related entities, income taxes payable, deferred income taxes and certain long-term liabilities.

(5) Reflects the effects of the Transactions as follows:

    Issuance of the Old Notes.....................................................  $109,615
    Borrowings under the New Credit Facility......................................    36,385
    Retirement of the borrowings outstanding under certain credit facilities......   (11,000)
                                                                                    --------
    Net increase in long-term debt................................................  $135,000
                                                                                    ========

(6) Reflects the recognition of deferred income taxes on the write-up of property, plant and equipment computed at the statutory tax rate in effect in each country where the stock is being acquired as follows: Belgium -- 40%, France -- 33% and Spain -- 35%.

           SELECTED FINANCIAL AND OPERATING DATA--WALBRO CORPORATION
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

     The following table sets forth selected historical financial and operating data of the Company, excluding Dyno. The selected historical financial data as of and for each of the five years ended December 31 was derived from the audited consolidated financial statements of the Company. The selected historical financial data as of and for the six months ended June 30 was derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial position and results of operations for the periods. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--Walbro Corporation" and the consolidated financial statements of the Company and the notes thereto, included elsewhere herein.

                                  SIX MONTHS ENDED JUNE
                                           30,                             YEAR ENDED DECEMBER 31,
                                  ---------------------   ---------------------------------------------------------
                                    1995        1994        1994        1993        1992        1991        1990
                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
STATEMENT OF INCOME DATA:
Net sales........................ $ 188,291   $ 166,181   $ 325,205   $ 273,463   $ 241,416   $ 200,130   $ 166,678
Cost of sales....................   150,585     131,308     261,501     216,804     185,712     158,743     134,295
Gross profit.....................    37,706      34,873      63,704      56,659      55,704      41,387      32,383
Selling and administrative
  expenses.......................    24,152      19,353      39,318      33,043      33,614      26,961      20,946
Reorganization and restructuring
  charges........................    --          --          --           1,760      --           2,230      --
Operating income.................    13,554      15,520      24,386      21,856      22,090      12,196      11,437
Interest expense, net............     2,538       1,537       3,771       2,559       3,113       6,014       6,474
Equity in (income) loss of joint
  ventures.......................    (2,074)       (592)     (2,609)         89        (179)        465       2,128
Net income(1)....................     8,923       8,960      14,595       9,667      12,526       4,838       1,097
Net income per share(2)..........      1.04        1.04        1.70        1.13        1.63         .98         .26
Weighted average shares
  outstanding.................... 8,599,490   8,608,474   8,602,077   8,537,375   7,675,974   4,952,951   4,289,161
Ratio of earnings to fixed
  charges........................       4.2x        7.3x        4.6x        6.4x        4.7x        2.0x        1.6x
OTHER DATA:
Depreciation and amortization....     7,838       6,935      14,672      11,339      10,339       6,996       7,708
Capital expenditures.............    20,730       7,280      18,844      20,260      14,681       9,717       6,621
EBITDA(3)........................    20,861      21,798      36,345      31,128      31,513      19,192      19,145
Ratio of EBITDA to interest
  expense, net(3)................       8.2x       14.2x        9.6x       12.2x       10.1x        3.2x        3.0x
BALANCE SHEET DATA:
  (at end of period)
Total assets..................... $ 287,489   $ 238,244   $ 257,366   $ 215,295   $ 193,020   $ 161,243   $ 143,026
Total long-term debt, less
  current portion................    86,322      59,690      66,136      52,392      49,638      62,777      83,443
Total debt.......................    94,354      67,445      81,548      58,175      59,349      70,922      85,529
Total stockholders'
  equity(4)(5)...................   136,230     122,695     127,915     114,146      99,910      50,339      27,424

-------------------------
(1) The Company adopted SFAS 106 as of January 1, 1993. As a result, the Company recorded a one-time after tax charge of $2,900 for the cumulative effect of this accounting change in the year ended December 31, 1993.

(2) Primary and fully diluted income per share were the same in all periods presented except the year ended December 31, 1992 when fully diluted income per share was $1.58 based on weighted average shares outstanding of 8,160,472.

(3) "EBITDA" represents, for any period, the sum of operating income (minus foreign currency exchange losses and other expenses, net) and depreciation and amortization. EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's historical ability to service its debt.

(4) Reflects cash dividends declared of $1,713, $1,712, $3,426, $3,403, $3,192,
    $610 and $1,836 in the six months ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.

(5) The Company adopted SFAS 115 as of January 1, 1994. As a result, the Company recorded an increase to stockholders equity of $2,096 (net of income taxes) as of January 1, 1994.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
       FINANCIAL CONDITION AND RESULTS OF OPERATIONS--WALBRO CORPORATION

     The Company's business is operated in two segments: automotive and small engine. Selected financial information about the Company's (excluding Dyno) continuing operations by business segment is set forth below:

                                               SIX MONTHS ENDED
                                                   JUNE 30,              YEAR ENDED DECEMBER 31,
                                             --------------------    --------------------------------
                                               1995        1994        1994        1993        1992
                                             --------    --------    --------    --------    --------
                                                              (DOLLARS IN THOUSANDS)
Net Sales
  Automotive..............................   $113,298    $ 98,370    $198,260    $167,201    $152,347
  Small Engine............................     74,993      67,811     126,945     106,262      89,069
                                             --------    --------    --------    --------    --------
     Total................................   $188,291    $166,181    $325,205    $273,463    $241,416
                                             ========    ========    ========    ========    ========
Cost of Sales
  Automotive..............................   $ 92,188    $ 79,459    $161,649    $133,989    $114,953
  Small Engine............................     58,397      51,849      99,852      82,815      70,759
                                             --------    --------    --------    --------    --------
     Total................................   $150,585    $131,308    $261,501    $216,804    $185,712
                                             ========    ========    ========    ========    ========
Gross Margin
  Automotive..............................   $ 21,110    $ 18,911    $ 36,611    $ 33,212    $ 37,394
  Small Engine............................     16,596      15,962      27,093      23,447      18,310
                                             --------    --------    --------    --------    --------
     Total................................   $ 37,706    $ 34,873    $ 63,704    $ 56,659    $ 55,704
                                             ========    ========    ========    ========    ========

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1995 COMPARED TO SIX MONTHS ENDED JUNE 30, 1994

     Net Sales. Net sales for the first six months of 1995 increased 13.3% to $188.3 million compared to $166.2 million for the same period of 1994. Sales of automotive products increased 13.5% to $111.7 million for the 1995 period compared to $98.4 million for the 1994 period. The increased automotive product sales were primarily the result of increased sales during the first quarter of 1995, with strong demand for fuel modules used in light trucks which had a sales increase during the first quarter of 1995 at 0.6%, while passenger car sales declined by 7.0% compared to the first quarter of 1994.

     Sales of small engine products increased 10.8% to $61.4 million for the first six months of 1995 compared to $55.4 million for the same period of 1994. Sales of diaphragm carburetors increased by 13.3% for the first six months of 1995 while sales of float feed carburetors decreased by 6.0% compared to the same period of 1994. Most of the increased sales of diaphragm carburetors occurred in the second quarter and were derived primarily from international sales. Approximately 55% of the increased sales during the first six months of 1995 resulted from foreign currency fluctuations. The weather related decline in U.S. sales of float feed carburetors during the second quarter of 1995 more than offset the small increase in sales during the first quarter of 1995. Ignition products and carburetors for two-wheeled vehicles in China represented a significant portion of the small engine product sales increase for the first six months of 1995.

     Sales to the aftermarket increased 9.7% to $13.6 million for the first six months of 1995 compared to $12.4 million for the same period of 1994. Sales increased in all product are as due to the same reasons stated above for the second quarter. Automotive fuel system products accounted for most of the increased aftermarket sales.

     Cost of Sales. Cost of sales for the first six months of 1995 increased 14.7% to $150.6 million compared to $131.3 million for the same period of 1994. Cost of sales as a percent of net sales was 80.0% compared to 79.0% for the first half of 1994. In automotive products, the cost of sales as a percent of net sales increase resulted from lower sales volumes of fuel pumps and fuel rails. In small engine products, the higher cost of sales as a percent of net sales was due to lower float feed carburetor sales volume in the U.S. in conjunction with higher cost of sales in Japan and Singapore caused by the weaker U.S. Dollar.

     Selling and Administrative Expenses. Selling and Administrative expenses ("S & A") S & A expenses increased by 24.8% for the first six months of 1995 compared to the same period of 1994. S & A expenses increased because of increased spending for research and development and for expansion of the Company's automotive systems center in Auburn Hills, Michigan. In addition, S & A expenses increased in Japan and Singapore because of the weaker U.S. Dollar.

     Net Interest Expense. Net interest expense was 65.1% higher for the first six months of 1995 compared to the same period of 1994. Interest expense increased because of increased borrowings for capital expenditures and because of higher interest rates paid on the October, 1994 senior notes (7.68%).

     Provision for Income Taxes. The provision for income taxes was 24.3% lower for the first six months of 1995 compared to the same period of 1994 because of lower taxable income and a lower effective tax rate of 35.4% for the 1995 six-month period compared to 37.2% for the same 1994 period.

     Joint Venture Income. The equity in income from joint ventures was $2.07 million for the first six months of 1995 compared to the 1994 income of $.59 million for the same period, primarily because of increased sales and improved profitability at Marwal Systems (in France) and Marwal do Brasil.

     Net Income and Income Per Share. Net income for the first six months of 1995 was $8.9 million, a decrease of 1.1% compared to net income of $9.0 million for the same period of 1994. The decrease was due to the reasons described above. Net income per share was $1.04, unchanged from the first six months of 1994.

  1994 COMPARED TO 1993, 1993 COMPARED TO 1992

     Net Sales. The Company reported record sales in 1994 of $325.2 million, an increase of 18.9%. The 1994 sales increase represents the 12th consecutive year of sales increases. Sales in 1993 were $273.5 million compared to sales of $241.4 million in 1992. The $51.7 million of additional sales in 1994 was divided between the automotive market with $31.1 million of the increase, the small engine market with $14.4 million of the increase and a $6.3 million increase from aftermarket sales. On a percentage basis, automotive market sales increased 18.6% in 1994 compared to a 9.8% increase in 1993, while sales in the small engine market increased 16.5% in 1994 compared to a 21.3% increase in 1993. Aftermarket sales increased 33.2% in 1994 compared to an increase of 10.9% in 1993.

     Sales of the Company's original equipment automotive products hit a record level of $198.3 million in 1994, up from $167.2 million in 1993 and $152.3 million in 1992. The U.S. light vehicle sales market grew by 1.2 million units in 1994 to reach 15.1 million vehicles, an 8.4% increase. U.S. light vehicle sales increased by 8.0% in 1993 and by 4.5% in 1992. In 1994, the Company was able to increase automotive product sales by 18.6% while the U.S. light vehicle market grew by 8.4%. Automotive product sales benefited from the overall market growth, from increased penetration of existing products and from the development of new products for new models in 1994. In addition, the Company sold its first multi-layer plastic fuel tanks in 1994. For 1994, fuel pumps reported a modest sales increase while fuel rail sales increased by 22.3% and fuel module (in-tank reservoir with fuel pump assembled) sales increased by 32.2%. The Company expects the growth in sales of fuel modules to continue as OEMs use fuel modules on more platforms. Fuel modules have also gained acceptance in the European and the South American markets. The Company currently produces primarily steel fuel rails. In the future, the Company expects continued growth in the newer composite plastic fuel rails which the Company also produces.

     Although the U.S. light vehicle market grew significantly in 1993, the Company's sales growth in 1993 was the result of many dynamic forces in the marketplace, some positive and some negative. Sales by one major domestic customer grew by 19.5% in 1993, resulting in increased demand for the Company's products for existing platforms, and new models introduced during the year. Another major domestic customer chose to restrict the growth of its purchases of one of the Company's products because of increased in-house production. In 1993, fuel pumps and fuel rails reported modest sales increases, while fuel module sales increased by 25.8%. Sales to the Company's unconsolidated joint venture in Europe, Marwal Systems, declined by $4.0 million in 1993 because the joint venture increased its own internal production of components formerly supplied by the Company to the European automotive market. Sales to the Company's joint venture in Brazil, Marwal do Brasil (formed in 1993), helped to partially offset some of the decline in U.S. sales to Europe.

     Automotive product sales in 1992 increased by 18.7% in a market which grew by 4.5%, but the Company's two major domestic customers increased their own sales by an average of 12% during the year. In addition, automotive product sales were helped by a positive change in the product mix, the introduction of new applications for all customers and increased sales to the Company's unconsolidated European joint venture.

     Sales of the Company's small engine products also hit a record level of $101.8 million in 1994, up from $87.4 million in 1993 and $72.1 million in 1992. Overall sales growth of small engine products was 16.5% in 1994 compared to 21.3% during 1993. Sales of diaphragm carburetors increased 7.4% in 1994 compared to 24.4% for 1993, from $46.9 million in 1992 to $58.3 million in 1993 to $62.6 million in 1994. U.S. diaphragm carburetor sales declined in the second half of 1994 and were adversely affected by customer order delays related to delays in the Company's customers' engine certifications by the California Air Resources Board. U.S. sales increases in the first half of 1994 combined with increases in Europe and Asia during all of 1994 more than offset the second half decline in the U.S. Sales growth in 1992 and 1993 for diaphragm carburetors was the result of increased worldwide market penetration for the Company's products resulting in part from one of the Company's major competitors being adversely affected by the strong Yen.

     Sales of float feed carburetors increased 27.7% in 1994 compared to a 7.7% increase for 1993, with $30.0 million of sales in 1994 versus $23.5 million in 1993 and $21.8 million in 1992. In 1994, float feed carburetor sales increased to most customers with a 36% increase to the Company's largest lawn and garden customer and a 36% increase in sales of marine carburetors. In 1993, sales of float feed carburetors were flat to the Company's two largest customers compared to 1992.

     Sales of small engine ignition systems added $7.1 million to small engine sales in 1994 compared to $5.1 million in 1993 and $2.4 million in 1992 as customer demand grew for this expanding family of products, new to the Company since 1992. In addition, sales from the Company's new subsidiary in The People's Republic of China, Fujian Hualong Carburetor, added $1.9 million to small engine sales in 1994.

     Management believes that ignition systems will play a more significant role in the future as small engines become subject to more stringent emissions regulations. These regulations could significantly affect unit sales of existing products due to a shifting of the low cost segment of the portable power equipment market from internal combustion engines to electric motors. In addition, these regulations will require new levels of technology within the tight cost constraints required by the small engine market. The Company, however, believes it has the capability to assist engine manufacturers by designing and producing ignition systems and fuel systems capable of meeting these emission standards. Although certain of these regulations may have the effect of reducing unit sales, the more sophisticated products required by stringent emissions regulations are expected to command higher unit prices. See "Business--Walbro Engine Management Corporation--Small Engine Industry Overview."

     Since 1991, the Company's aftermarket business for both automotive products and carburetors has been consolidated as a business unit within Walbro Engine Management Corporation. Aftermarket sales have grown at an increasingly higher rate with sales of $17.0 million in 1992, $18.9 million in 1993 and $25.1 million in 1994. Each year, aftermarket sales have represented approximately 7% to 8% of total Company sales. The 33.2% increase in 1994 sales was the result of the addition of several new aftermarket customers and the expansion of the product offering for aftermarket sales.

     Cost of Sales. The Company's cost of sales is composed primarily of material, labor, and manufacturing and engineering overhead. Cost of sales was $261.5 million in 1994 compared to $216.8 million in 1993 and $185.7 million in 1992. Cost of sales as a percent of sales was 80.4% in 1994 compared to 79.3% in 1993 and 76.9% in 1992. In 1991, the Company reorganized its business into Walbro Automotive Corporation and Walbro Engine Management Corporation. The reorganization was designed to foster decentralized decision-making, improved focus, accountability and to empower managers to adopt programs responsive to their respective industries.

     In 1993, cost of sales as a percent of sales for small engine products continued the favorable trend downward. However, for automotive products, percentage cost of sales increased resulting in an overall increase in the percentage for the Company. The increased cost of sales for automotive products resulted primarily from the Company's decision to enter the multi-layer plastic fuel tank business by building a new manufacturing facility in Ossian, Indiana, and its decision to consolidate two small fuel rail manufacturing plants into one larger facility in Ligonier, Indiana. The plastic fuel tank is a critical element of the Company's long-term strategy of supplying fuel storage and delivery systems to the automotive market. However, the short-term effect of building this facility was to increase cost of sales in 1993 without any significant sales. Start-up expenses associated with the fuel rail plant consolidation caused higher cost of sales for that year. Automotive cost of sales was also adversely impacted by customer recall expenses, some of which resulted from the start-up at the Ligonier facility.

     Cost of sales as a percent of sales increased for both automotive and small engine products in 1994. The increase for automotive products resulted from continuing start-up costs at the Company's Ossian, Indiana plant, slightly less than break-even results at the Company's Ligonier, Indiana plant and additional costs of expanding production capacity at the Company's Meriden, Connecticut plant. The start-up costs at the Company's Ossian, Indiana plant are expected to continue through the remainder of 1995 as the production orders for multi-layer plastic fuel tanks have not reached the break-even level. The additional costs of expanding production at the Company's Meriden, Connecticut plant are expected to decline in 1995 as new capacity comes on line and sales volumes expand. The increase for small engine products was primarily the result of the decline in U.S. diaphragm carburetor sales in the second half of 1994. A secondary factor for the increase for small engine products was the higher cost of manufacturing carburetors in Japan and Singapore in light of the weaker U.S. Dollar during 1994.

     In December 1990, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 106 (SFAS 106), Employer's Accounting for Post Retirement Benefits Other Than Pensions, and the Company changed its method of accounting for these benefits in 1993 as required by SFAS 106. See Note 10 of the Company's Notes to Consolidated Financial Statements for a detailed discussion of the impact of this change.

     Selling and Administrative Expenses. Selling and administrative expenses were $39.3 million in 1994, an increase of 19.0% compared to $33.0 million in 1993. The 1993 selling and administrative expenses decreased by 1.7% compared to $33.6 million in 1992. As a percent of sales, selling and administrative expenses were 12.1% in 1994, 12.1% in 1993 and 13.9% in 1992. In 1994, most expense categories increased to support the sales growth. Research and development spending increased in 1994 by 28.6% to support the new product development efforts required by emission regulations in both the small engine and automotive industries. The accrual for incentive compensation at Walbro Engine Management Corporation was increased in 1994 because of increased profitability. The percentage decrease in 1993 resulted from strong sales growth coupled with modest increases in most selling and administrative expense categories, including research and development, which were offset by an increase in miscellaneous income and a decline in the accruals for incentive compensation tied to stockholder value.

     Reorganization Charges. In 1993, the Company recorded a $1.8 million reorganization charge reflecting the Company's actual and anticipated expenses from reorganization of the executive management team at Walbro Automotive Corporation. $1.0 million was paid in 1993 and the remaining $0.8 million was paid in 1994. The Company does not anticipate incurring any additional reorganization or restructuring charges in the near future. See Note 5 of the Company's Notes to Consolidated Financial Statements.

     Write Down of Long-Term Marketable Securities. In 1990, the Company acquired 207,000 shares of Common Stock of Mitsuba Electric Company, its joint venture partner in Mitsuba-Walbro Corporation located in Japan. The investment was treated as a long-term marketable security for financial statement presentation. In 1992, management determined that the decline in market value was likely to be permanent and a charge to earnings of $1.1 million was recorded. See Note 3 of the Company's Notes to Consolidated Financial Statements.

     Loss on Foreign Exchange Transactions. Foreign exchange contracts are used primarily to manage the exposure to foreign currency losses from operations in foreign countries, from investments in foreign joint ventures and from commitments in foreign currencies. In 1992, the Company entered into forward foreign exchange contracts to hedge currency exposure related to a sales commitment to a foreign customer. The loss on these contracts was treated as a hedge for accounting purposes and recorded as a deferred asset, which is being recognized in income as the hedged transaction occurs. In 1993 and 1994, the Company entered into forward currency exchange contracts to reduce its exposure against fluctuations in foreign currency rates and the losses on these contracts were recorded as foreign currency exchange loss in 1993 and 1994. The foreign currency exchange loss in 1994 was $2.6 million, $1.5 million in 1993 and $0.6 million in 1992. See Note 12 of the Company's Notes to Consolidated Financial Statements.

     Net Interest Expense. Net interest expense was $3.8 million in 1994, an increase of $1.2 million, compared to $2.6 million in 1993. Net interest expense declined by $0.5 million in 1993, continuing the trend from 1992, when net interest expense declined by $2.9 million. The 1994 increase resulted from higher interest rates and increased borrowings for additional working capital and the full year effect of financing the Company's Ossian, Indiana plant. During the fourth quarter of 1994, the Company issued $45 million of the 2004 Notes which contributed to the higher net interest expenses. The 1992 decline resulted from improved operating results, lower short-term interest rates and a net debt reduction of $11.6 million from the application of proceeds from the Company's common stock offering of $22.1 million in March 1992. The 1993 decline in net interest expense resulted from lower short-term interest rates and a debt reduction for part of the year. During the first half of 1993, the remaining $6.6 million of 8% Convertible Subordinated Promissory Notes were converted to shares of common stock. Later in 1993, additional debt was issued to finance the Company's facility in Ossian, Indiana. The average cost of borrowing was 7.9% in 1992, 4.9% in 1993 and 5.9% in 1994.

     Net Income and Income Per Share. Net income for 1994 was $14.6 million, an increase of 16.1% compared to $12.6 million income before cumulative effect of accounting change in 1993. Net income was $12.5 million for 1992. The Company's adoption of SFAS 106 during 1993, resulted in a cumulative charge of $2.9 million ($0.34 per share), net of tax. Therefore, net income for common stockholders was $9.7 million in 1993. Net income per share was $1.70 for 1994 compared with income per share before cumulative effect of accounting change of $1.47 for 1993 and $1.58 net income per share for 1992. Net income per share for 1993 was $1.13. All per share data is fully diluted. Net income as a percent of sales was 4.5% in 1994, 4.6% in 1993 (income before accounting change as a percent of sales), and 5.2% in 1992. The decline in net income as a percent of sales during 1994 was the result of higher cost of sales, higher interest expense and foreign exchange losses as explained above. Although sales increased by 13.3% in 1993, income was basically unchanged from 1992. The 1993 income results reflected increased costs and expenses. Cost of sales as a percentage increased because of start-up expenses at the Ligonier and Ossian facilities, and because of automotive customer recall expenses. Other factors affecting 1993 income were costs incurred from the reorganization at Walbro Automotive Corporation and losses at joint ventures.

     Joint Venture Income. As detailed below, the Company has actively pursued joint venture opportunities as a means of expanding into new regions of the world market. The joint venture structure allows the Company to share the risks, capital requirements and early stage start-up losses with a partner, while gaining access to new markets and the knowledge and relationships of its joint venture partners.

     The Company reported equity in income of joint ventures in 1992 of $179,000, losses of $89,000 in 1993 and income of $2.6 million in 1994. The loss in 1993 was due primarily to first year losses of $538,000 in Brazil and the significant income in 1994 resulted from profits in all the Company's joint ventures. The Company's income from Marwal Systems was $1.1 million in 1994 compared to a small profit in 1993 based on sales growth of 52.9% during 1994. The Company's income from Marwal do Brasil was $1.1 million in 1994 compared to the loss of $500,000 in 1993. Marwal do Brasil was in the start-up phase of operations during 1993 with total sales of $2.3 million which grew to $22 million in 1994.

     In February 1993, the Company acquired a 49% interest in Marwal do Brasil, a Brazilian joint venture with Magneti Marelli S.p.A. of Italy, to manufacture and market electronic fuel injection system components for the South American automotive market.

     In March 1993, the Company acquired all of the outstanding shares of Walbro Korea Ltd., a joint venture with Siemens A.G. of Germany and Daesung Ltd. of South Korea. This joint venture was originally formed to manufacture and market electronic fuel injection system components for the South Korean automotive market. In December 1994, the Company announced the signing of an agreement to form a joint venture with Daewoo Precision Industries, Ltd. of South Korea to manufacture electronic fuel pumps, fuel level sensors and fuel modules for the Korean automobile market.

     In January 1993, the Company sold its 50% interest in Orbital-Walbro Corporation to its joint venture partner, Orbital Engine Company Ltd. of Australia, in exchange for 3.7 million shares of Orbital Engine Company, Ltd. stock and $5.5 million in cash.

INFLATION

     Inflation potentially affects the Company in two principal ways. First, a portion of the Company's debt is tied to prevailing short-term interest rates which may change as a result of inflation rates, translating into changes in interest expense. Second, general inflation can impact labor, parts and supply costs. The Company has limited ability to pass on inflation-related cost increases to its customers on a short-term basis. In addition, the markets served by the Company are competitive in nature, and competition limits the pass-through of inflation-related cost increases in many cases. In the past three years, however, inflation has not been a significant factor for the Company.

FOREIGN CURRENCY TRANSACTIONS

     Approximately 24% of the Company's sales during the first six months of 1995 were derived from international manufacturing operations in Japan, The People's Republic of China, Singapore and Mexico. The financial position and the results of operations of the Company's subsidiaries in Japan, Walbro Japan, Inc. and Walbro Automotive Japan, Inc. (8% of sales) and in The People's Republic of China, Fujian Hualong Carburetor Co., Ltd. (1% of sales) are measured in local currency of the countries in which they operate and translated into U.S. Dollars. The effects of foreign currency fluctuations in Japan and The People's Republic of China are somewhat mitigated by the fact that expenses are generally incurred in the same currencies in which sales are generated and the reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. Dollar.

     For the Company's subsidiary in Singapore, Walbro Singapore Pte. Ltd., (6% of sales), the expenses are generally incurred in the local currency, but sales are generated in U.S. Dollars; therefore, results of operations are more directly influenced by a weakening or strengthening of the local currency. The Company's subsidiary in Mexico, Walbro de Mexico, S.A. DE C.V. (9% of sales) operates as a Maquiladora, or contract manufacturer, where only certain direct manufacturing expenses are incurred in the local currency and sales are generated in U.S. Dollars. Thus, results of operations of the Company's subsidiary in Mexico are also more directly influenced by a weakening or strengthening of the local currency.

     Approximately 13% of the Company's net assets at June 30, 1995, are based in its foreign operations and are translated into U.S. Dollars at foreign currency exchange rates in effect as of the end of each period. Accordingly, the Company's consolidated shareholders' equity will fluctuate depending upon the weakening or strengthening of the U.S. Dollar. In addition, the Company has equity investments in unconsolidated joint ventures in France, Brazil, Japan and Korea. The Company's reported income from these joint ventures will be higher or lower depending upon a weakening or strengthening of the U.S. Dollar.

     The acquisition of Dyno in July 1995 will result in a significant increase in the foreign component of the Company's operations. Specifically, giving effect to the Dyno Acquisition on a pro forma basis, approximately 47% of the Company's net sales for the six months ended June 30, 1995 and approximately 39% of the Company's net assets at June 30, 1995 would have been related to foreign operations.

     The Company's strategy for management of currency risk relies primarily upon the use of forward currency exchange contracts to manage its exposure to foreign currency fluctuations related to its operations in foreign countries, to manage its firm transaction commitments in foreign currencies and to hedge its equity investment in certain foreign joint ventures. See Note 12 of the Notes to the Company's Consolidated Financial Statements for a detailed discussion of the Company's forward currency exchange contracts.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1995, the Company had outstanding $8.0 million in short-term debt, including current portion of long-term debt, and $86.3 million in long-term debt. As of June 30, 1995, the approximate minimum principal payments required on the Company's long-term debt in each of the five fiscal years subsequent to December 31, 1994 are $8.5 million in 1995, $1.0 million in 1996, $1.4 million in 1997, $7.5 million in 1998 and $7.1 million in 1999.

     On July 27, 1995, the Company, through certain of its wholly-owned subsidiaries, acquired Dyno. The net purchase price of the Dyno Acquisition was approximately $124 million (approximately $138 million less approximately $14 million in cash acquired by the Company). The Company financed the acquisition through the combination of a private placement of $110 million in aggregate principal amount of the Old Notes and the New Credit Facility with a group of commercial banks. At August 1, 1995, the Company had available to it approximately $86 million under the New Credit Facility. See Note 1 of the Notes to consolidated Financial Statements for further discussion.

     The Company's (including Dyno's) plans for 1995 capital expenditures for facilities, equipment and tooling total approximately $45.1 million, of which approximately $23.4 million represents maintenance expenditures. The Company intends to finance the capital expenditures with the New Credit Facility and cash from operations.

     Management believes that the Company's long term cash needs will continue to be provided principally by operating activities supplemented, to the extent required, by borrowing under the Company's existing and future credit facilities. Management expects to replace these credit facilities as they expire with comparable facilities.

     As of June 30, 1995, accounts receivable amounted to $69.9 million, an increase of $11.6 million, compared to $58.3 million at June 30, 1994. The average collection period at June 30, 1995 was 63.3 days, slightly higher than the average collection period during calendar 1994 and increased for the reasons listed below for 1994. The average collection period in calendar year 1994 was
62.3 days compared to 56.8 days in 1993 and 55.0 days in 1992.

     Approximately 55% of the accounts receivable increase in 1994 was due to increased sales in 1994, while the remaining increase was due to long collection periods. The average collection period in 1994 increased primarily because of a substantial increase in fuel pump sales to the Company's Marwal joint ventures, which received longer payment terms consistent with customary payment practices in Europe and South America.

                  SELECTED FINANCIAL AND OPERATING DATA--DYNO

                             (DOLLARS IN THOUSANDS)

     The following table presents certain selected historical combined financial information of Dyno, prepared in accordance with United States generally accepted accounting principles, as of the dates and for the periods indicated below and should be read in conjunction with the financial statements of Dyno and the related notes thereto included elsewhere in this Prospectus. The Dyno historical information represents amounts derived from the unaudited combined financial statements of Dyno for the six months ended June 30, 1995 and 1994 and the audited combined financial statements of Dyno for the years ended December 31, 1994 and 1993, included elsewhere in this Prospectus. The statement of income data was translated from NOK to U.S. Dollars at the average exchange rates of 6.38, 7.29, 7.05 and 7.09 NOK to one U.S. Dollar for the six months ended June 30, 1995 and 1994 and the years ended December 31, 1994 and 1993, respectively. The balance sheet data was translated from NOK to U.S. Dollars at the end of period exchange rates of 6.16, 6.93, 6.76 and 7.52 NOK to one U.S. Dollar as of June 30, 1995 and 1994, December 31, 1994 and 1993, respectively.


                                                         SIX MONTHS ENDED      YEAR ENDED DECEMBER
                                                             JUNE 30,                  31,
                                                       --------------------    --------------------
                                                         1995        1994        1994        1993
                                                       --------    --------    --------    --------
STATEMENT OF INCOME DATA:
Revenues............................................   $107,832    $ 67,243    $147,147    $ 87,140
Cost of goods sold..................................     85,065      52,248     112,514      68,396
Gross profit........................................     22,767      14,995      34,633      18,744
Selling, general and administrative expenses........     17,358      13,929      29,541      24,055
Operating income (loss).............................      5,409       1,066       5,092      (5,311)
Interest expense, net...............................      1,036       1,338       2,792       2,516
Net income (loss)...................................   $  2,532    $ (1,658)   $  3,678    $ (7,720)
OTHER DATA:
Depreciation and amortization.......................      5,488       4,234       8,928       6,361
Capital expenditures................................      6,131       4,945       8,704      25,673
EBITDA(1)...........................................     10,897       5,300      14,020       1,050
BALANCE SHEET DATA:
  (at end of period)
Total assets........................................   $138,495    $119,170    $124,146    $105,602
Long-term debt, less current portion................     18,003      13,056      14,796      20,785
Shareholders' and divisional equity.................     49,994      19,327      42,540      10,293


-------------------------
(1) "EBITDA" represents, for any period, the sum of operating income plus depreciation and amortization. EBITDA is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company has included information concerning EBITDA as it understands that it is used by certain investors as one measure of an issuer's historical ability to service its debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                          RESULTS OF OPERATIONS--DYNO

RESULTS OF OPERATIONS

OVERVIEW

     The following discussion and analysis was prepared by management of the Company. The management of Dyno Industrier A.S did not participate in the preparation of this discussion or analysis. The combined financial statements of Dyno are presented elsewhere herein in NOK. The percentage comparisons listed below are based on NOK results.

SIX MONTHS ENDED JUNE 30, 1995 COMPARED TO SIX MONTHS ENDED JUNE 30, 1994

     Revenues. Dyno reported revenues of NOK 688 million ($108 million) in the first six months of 1995, an increase of 40.4% compared to revenues of NOK 490 million ($67 million) for the same period in 1994. The increased revenues were primarily the result of increased shipments of plastic fuel tanks and plastic tank systems from plants in Spain, Belgium and Norway. These increases represent the continued growth of new automotive platforms recently started in those countries. European automobile sales increased by only 1.4% during the first six months of 1995.

     Cost of Goods Sold. Cost of goods sold consists mostly of material, labor and overhead expenses. Cost of goods sold in the first six months of 1995 was NOK 543 million ($85 million) compared to NOK 381 million ($52 million) for the same period in 1994, an increase of 42.5%. Cost of goods sold as a percent of revenues was 78.9% for the first six months of 1995 compared to 77.8% for the same period in 1994. The higher costs of goods sold as a percent of revenues resulted in a lower gross margin of 21.1% for the first six months of 1995 compared to 22.2% for the first six months of 1994. The lower gross profit margin was primarily caused by the additional costs associated with the startup of operations in Spain which began in the second half of 1994. There were no revenues from Dyno's Spanish facility during the first six months of 1994 while the revenues during the first six months of 1995 contained lower gross margins as compared to the other Dyno facilities. In addition, higher material prices for plastic resin contributed to the higher cost of goods sold during the first six months of 1995.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses were NOK 111 million ($17 million) for the first six months of 1995, an increase of 8.8% compared to NOK 102 million ($14 million) for the same period in 1994. As a percentage of revenues, SG&A expenses were 16.1 the first six months of 1995, down significantly from 20.8% for the same period in 1994 due to a small increase in SG&A expenses combined with the 40.4% increase in revenues for the same period.

     Provision for Income Taxes and Net Income. Income taxes increased the amount of net loss for the first six months of 1994 because taxes were paid in the countries where profits were earned but tax credits were not available in the countries where losses were incurred. For the first six months of 1995, the effective tax rate was 38.1%. As a result of the factors described above, net income was NOK 16.2 million ($2.5 million) for the first six months of 1995 compared to a net loss of NOK 12.1 million ($1.7 million) for the first six months of 1994.

1994 COMPARED TO 1993

     Revenues. Dyno reported revenues in 1994 of NOK 1,038 million ($147 million), an increase of 68% compared to 1993 revenues of NOK 618 million ($87 million). The NOK 420 million ($60 million) of increased revenues in 1994 was generated in part by Dyno plants in Germany - NOK 175 million ($25 million); Belgium - NOK 128 million ($18 million); Spain - NOK 52 million ($7 million); United Kingdom - NOK 20 million ($3 million), while revenues in France were unchanged in 1994.

     Almost all of the increased revenues were from plastic fuel tanks and plastic tank systems. The increase in revenues in 1994 in Germany, Belgium and Spain was attributed to the installation of Dyno fuel tanks on new automotive platforms introduced in those countries. In Belgium, 1994 represented the first full year of tank production and in Spain, tank production began in the fourth quarter. In addition, 1994 marked the first significant upturn in European auto sales, which increased by 6.1% for the year, after two years of recession.

     Cost of Goods Sold. Cost of goods sold was NOK 793 million ($113 million) in 1994 compared to NOK 485 million ($68 million) in 1993, a 63.6% increase. As a result, cost of goods sold as a percent of revenues was 76.5% in 1994, compared to 78.5% in 1993. Start-up costs in Spain and Belgium and expansion at its German plant contributed to the higher percentage cost of goods sold in 1993. In addition, higher revenues in 1994 helped reduce the percentage cost of goods sold in 1994. These factors resulted in a higher gross profit in absolute terms, NOK 244 million ($35 million) in 1994 compared to NOK 133 million ($19 million) in 1993, as well as a higher gross profit percentage, 23.5% in 1994 versus 21.5% in 1993.

     Selling, General and Administrative Expenses. SG&A expenses were NOK 208 million ($30 million) in 1994, an increase of 22.1% compared to NOK 171 million ($24 million) in 1993. As a percentage of revenues, SG&A expenses were 20.1% in 1994, down significantly from 27.6% in 1993. The decline in percentage SG&A expenses resulted from the substantial growth in sales during 1994. Substantially all of the NOK 37 million ($6 million) increase in SG&A expenses in 1994 was due to start-up costs at Dyno's Belgian and Spanish plants and expansion at its German plant.

     Provision for Income Taxes and Net Income. Income taxes had a significant impact on net income (loss) in both 1994 and 1993. In 1993, tax credits were not available to reduce the net loss. Also in 1994, the effective tax rate was very high because tax credits were not available from France and Spain to reduce the taxes paid in other countries resulting in income taxes which were greater than taxable income. Net income for 1994 was NOK 26 million ($3.7 million) compared to a net loss of NOK 55 million ($7.7 million) in 1993. In 1994, Dyno benefited from an extraordinary gain on forgiveness of debt in the amount of NOK 33 million ($4.7 million), as intercompany debt at Dyno's subsidiary in France was forgiven by its parent company. Before this extraordinary item in 1994, Dyno reported a loss of NOK 7 million ($1.0 million).

                                    BUSINESS

GENERAL

     Walbro is a global leader in the design, development and manufacture of precision fuel systems and products for automotive and small engine markets worldwide. The Company manufactures fuel pumps, fuel modules, fuel level sensors, plastic fuel tanks and fuel rails for sale to OEMs. On July 27, 1995, the Company acquired Dyno, which is a leading European plastic fuel-tank manufacturer. Products manufactured for the small engine market include carburetors and ignitions for chain saws, outboard marine engines, two-wheeled vehicles, industrial engines and lawn and garden equipment, such as lawn mowers and weed trimmers. From 1989 to 1994, the Company (excluding Dyno) increased net sales and EBITDA at the compound rates of approximately 19% and 21% per year, respectively, despite an automotive industry downturn in 1990-1991. This growth was primarily due to the introduction of new automotive products, penetration of additional automotive platforms and a recovery in the small engine industry. The Company had 1994 net sales of $472.4 million and EBITDA of $51.3 million.

     Through its subsidiary, Walbro Automotive Corporation, the Company designs, develops and manufactures fuel storage and delivery products for a broad range of U.S. and foreign manufacturers of passenger automobiles and light trucks (including minivans). The Company holds a strong market position in the U.S. and, through the Dyno Acquisition and Walbro's joint ventures in France, Brazil, Japan and South Korea, has diversified its business across a number of geographic markets. Management believes that, in the North American automotive market, the Company manufactures fuel pumps for approximately 40% of Ford's automobiles and light trucks, including the Taurus, Explorer, Windstar and F-Series Pickup. The Company manufactures all fuel module requirements for Ford light trucks, and, according to management's estimates, manufactures approximately 25% of Ford's fuel rail needs. In addition, management estimates that the Company supplies Chrysler with approximately 70% of its fuel pump and fuel module requirements, including all requirements for Chrysler's passenger cars and minivans and most requirements for Chrysler's light trucks, including the Dodge Ram Truck. Other automotive customers of the Company, including Dyno and the Company's joint ventures, include Renault, Peugeot, Mercedes-Benz, Fiat, Volvo, Rover, Saab, Volkswagen, Audi, Daewoo, Hyundai and Kia. Management believes that the Company manufactures substantially all of the fuel tank systems for Volvo and Saab and the fuel tank for the Mercedes 190/C Class, Volkswagen Polo and Renault Twingo. Approximately 73% of the Company's 1994 net sales, including Dyno on a pro forma basis, were generated by its automotive operations.

     Through its subsidiary, Walbro Engine Management Corporation, the Company designs, develops and manufactures diaphragm carburetors for portable engines (such as those used in chain saws and weed trimmers), float feed carburetors for ground supported engines (such as those used in lawn mowers and generators) and ignition systems and other components for a variety of small engine products. The Company believes that it is the world's largest independent manufacturer of small engine carburetors, with an approximate 76% share of the global diaphragm carburetor market including sales to such leading chain saw and weed trimmer manufacturers as Poulan/Weedeater (a Division of Electrolux, A.B.), Homelite (a Division of Deere & Company), Stihl, Incorporated, McCulloch (a Division of Shop
Vac), Ryobi Ltd. and Kioritz (Echo) Corporation. Walbro believes it has an approximate 14% share of the global float feed carburetor market, including sales to Briggs & Stratton Corporation, the world's largest small engine manufacturer, Kohler Company, Tecumseh Products Co., and to Mercury Marine (a Division of Brunswick Corporation), a major manufacturer of outboard marine engines. Walbro also manufactures replacement products for both the automotive and small engine aftermarkets, sales of which are included within its small engine product business. Approximately 27% of the Company's 1994 net sales, including Dyno on a pro forma basis, were generated by its small engine operations.

DYNO

     On July 27, 1995, the Company acquired Dyno for approximately $124 million. Dyno is a leading designer, manufacturer and marketer of plastic mono-layer fuel tank systems and components to many European vehicle manufacturers, including Renault, Mercedes-Benz, Volvo, Peugeot, Saab, Rover, Volkswagen and Audi, and has operations in France, Norway, Germany, Great Britain, Spain and Belgium.

Dyno produced approximately 1.5 million plastic fuel tanks in 1994, which management estimates to be approximately 17% of the European plastic fuel tank market.

     In addition to manufacturing fuel tanks, Dyno manufactures plastic fill pipes, fuel overflow containers, and other automobile blow-molded components for cooling, heating and air conditioning systems. Management expects these products, in the aggregate, to account for approximately 10% of Dyno's 1995 revenues.

     Dyno has increased its revenues and EBITDA from $87.1 million and $1.1 million, respectively, in 1993 to $147.1 million and $14.0 million, respectively, in 1994 (based on the average Norwegian Kroner/U.S. Dollar exchange rates for each of 1993 and 1994). Dyno has achieved this growth by capitalizing on the European OEMs' increased use of plastic instead of steel fuel tanks. Plastic blow molding techniques are especially suited for the short automobile production runs common in Europe. In addition, Dyno's results have improved as production in its Spanish, Belgium and German plants has increased to absorb the fixed start-up costs associated with the first two of these locations and the expansion costs at its German facility and as Dyno has added new platforms.

     The Dyno Acquisition is a continuation of the Company's efforts to strengthen its position as a key supplier of integrated fuel systems to the global automotive market, and it will create the only integrated provider of plastic fuel tank and fuel pump systems in Europe. The Dyno Acquisition is expected to provide Walbro with a number of benefits, including:

- Further diversification of the Company's geographic markets and the increased ability to participate in the current European automotive market recovery. Walbro's international sales, on a pro forma basis for the Dyno Acquisition, would have been 47% of the Company's net sales (excluding joint ventures) in 1994 compared to 24% without Dyno.

- An increased opportunity for Walbro to sell its fuel system products to Dyno's European-based OEM customers and for Dyno to sell its products to the European operations of Chrysler, Ford and General Motors.

- The ability to share blow molding process technology, especially with respect to the eventual transfer of Walbro's multi-layer blow molding technology to Dyno's European facilities.

                         WALBRO AUTOMOTIVE CORPORATION

AUTOMOTIVE INDUSTRY OVERVIEW

     A number of trends within the global automotive market have had and will continue to have a fundamental impact on the Company's future profitability and growth prospects, including: the shift by OEMs to the purchase of "systems" rather than individual components, the globalization of the OEM supplier base, the expansion of OEM supplier responsibilities and increased emissions regulation. These trends have contributed to a consolidation of OEM suppliers which the Company expects will continue.

     Purchase of Integrated Systems. North American automotive OEMs are relying increasingly on suppliers who can provide entire systems rather than a number of different parts. OEMs can reduce internal engineering efforts and their number of suppliers by assembling systems rather than components. Management believes the engineering and technological challenges facing systems suppliers will continue to grow as these systems become more complex. To strengthen the Company's position as a major supplier of automotive fuel systems, the Company is investing in its engineering and testing capabilities and actively pursuing its systems philosophy. The Company believes that the systems approach will also be adopted outside North America and that the acquisition of Dyno, which shares the Company's systems philosophy, will allow the Company to provide systems to the European market in the future.

     Globalization of the OEM Supplier Base. Several OEMs, including Ford, Walbro's largest customer, are introducing automobile models which are designed for the world automotive market ("World Cars"). This departure from the historical practice of designing separate models for each regional market will require suppliers to establish international development and manufacturing facilities capable of providing system components with consistent quality on a worldwide basis. Through the Dyno Acquisition and the Company's joint ventures, the Company believes it is well positioned as a major supplier of fuel systems to the world automotive markets.

     Expansion of OEM Supplier Responsibilities. Since the 1980s, Ford, Chrysler and General Motors have been actively reducing their supplier base to key suppliers who accept significant responsibility for product management and meet increasingly strict standards for product quality, on time delivery and manufacturing costs. These suppliers are expected to control all aspects of production of system components, including design, development, component sourcing, manufacturing, quality assurance, testing and delivery to the customer's assembly plant. The Company believes that many suppliers do not have the resources to meet these OEM requirements and that the automotive OEM supplier market will be divided among a smaller group of high quality key suppliers. The Company has received a number of quality awards from its OEM customers, including the Ford Q1 Award and Chrysler QE Award, and believes that this supplier consolidation provides an opportunity for the Company's increased penetration of the OEM market.

     Increasing Emissions Regulation. Beginning in the late 1970s, U.S. environmental regulations, including fuel economy regulations and the Clean Air Act and its Amendments, have had a significant impact on fuel systems and the controls placed on mobile source emissions. As a result, U.S. automotive fuel systems have evolved from mechanically controlled carbureted systems to more sophisticated, electronically controlled systems. The resulting system is composed of an electronic fuel injection system and several subsystems which provide emission control functions as well as improved performance and fuel economy. Governmental action in many other parts of the world is forcing a similar transition to engine management systems which produce less emissions. For example, the European Economic Community, which previously had less stringent automotive exhaust regulations, adopted exhaust standards effective January 1, 1993 which are comparable to 1983 U.S. requirements.

     Compliance with these regulations has resulted in efforts to recover vapor emissions and the development of new "flexible" fuels such as ethanol and methanol blends. In response to these changes, Walbro has developed a number of products including ORVR systems, electric pumps designed for electronic fuel injection systems and plastic fuel tanks which reduce hydrocarbon permeation and are corrosion resistant to flexible fuels.

AUTOMOTIVE BUSINESS STRATEGY

     The Company intends to capitalize on trends in the automotive industry through the development of its fuel systems technology and expansion of its product line and customer base. The key elements of the Company's strategy include:

     Systems Approach to Product Development. The Company is utilizing its expertise in fuel pump technology to develop integrated fuel delivery systems which reduce evaporative emissions, are compatible with the corrosive nature of flexible fuels and provide customers with the cost savings and convenience of purchasing complete systems rather than numerous individual components. The Company's "systems" approach to product development is designed to allow the Company to increase the Walbro product content on each vehicle in which Walbro's products are installed while providing customers with substantial performance and cost benefits. This system approach has provided the Company with the capability to equip an automobile with up to $100 in Walbro products in 1995 compared to $15 in 1987, while providing quality improvements for its OEM customers. The 1995 Ford Windstar with a three-liter engine, for example, is equipped with $54 of Walbro products, whereas a similar Ford model was equipped with only $15 of Walbro products in 1987. The Company's ability to assume responsibility for the development of fuel delivery systems allows OEMs to reduce internal engineering efforts and use fewer suppliers through the assembly of systems rather than components.

     Global Capabilities. The Company's international manufacturing and market presence will allow the Company to offer its current and future fuel systems technology to the global automotive market. The Dyno Acquisition significantly expands Walbro's presence in Europe and provides the Company with additional resources and marketing contacts to supply integrated fuel systems to both European and North American OEMs assembling vehicles in Europe and European OEMs assembling vehicles in the United States. Dyno's plastic tank manufacturing capability will assist Walbro in pursuing its systems strategy in Europe and in serving OEM customers as they confront new environmental and regulatory challenges worldwide and introduce World Cars designed for sale to the global automotive market. In addition, the Company has entered into joint ventures with foreign manufacturers in Brazil, France, Japan and South Korea which enable the Company to access those foreign markets. In the future, the Company may make additional strategic acquisitions of, or enter into strategic alliances with, fuel systems product manufacturers whose products could be integrated with the Company's existing product line as part of the Company's focus on systems development and global capabilities.

     Technical and Product Development Capabilities. The Company's engineers focus their research and development efforts to respond to the technical challenges facing their customers. The Company has designed its current line of FSDS products in response to U.S. fuel economy and emission regulations and changing consumer demands over the past two decades. Management believes that the Company is well positioned to capitalize on the emergence of more stringent global emission regulations through the development of a new generation of products and systems with greater fuel efficiency, reduced component weight, improved durability, fuel vapor control and flexible fuel compatibility. Examples of these products include the idle air solenoid, which regulates engine idle speed in concert with the engine management system, and ORVR systems, which capture fuel vapors generated in the fuel tank and systematically route them to the carbon canister for storage and use.

     The Company has made substantial investments in fuel system technology, product design and test capability and technical personnel to lead the advancement of FSDS technology and respond to customer needs. The Company's new state-of-the-art systems center in Auburn Hills, Michigan provides the Company with the full-service product management capability which OEMs require of key suppliers and provides the Company with a competitive advantage in the development of proprietary fuel systems technology. Similarly, the Company intends to build a new systems center in Europe to provide product design and test capabilities to both Dyno and the Company's Marwal Systems joint venture, thereby enabling the Company to be a full-service FSDS supplier to European and North American OEMs manufacturing vehicles in Europe.

AUTOMOTIVE PRODUCTS

     The Company's product development engineers design fuel storage and delivery systems in response to customer needs and in anticipation of evolving trends in the market. Today's electronic fuel injection system equipped engines demand an uninterrupted supply of fuel under pressure and some vehicles require complex fuel tank configurations. The Company specializes in technology employed in the FSDS and currently manufactures and sells fuel pumps, fuel modules, fuel level sensors, plastic fuel tanks, bracket assemblies and fuel rails.

     In response to the environmental and fuel efficiency demands on today's automobiles, the Company has developed, and is continually taking steps to improve, an electric pump designed to deliver fuel under pressure to electronic fuel injection equipped engines. The pump is fastened to a bracket and flange assembly, which allows the pump to be mounted in the fuel tank. The assembly has been increasingly replaced with a single integrated unit, called a fuel module, which performs all of the functions of the assembly described above. The fuel module is a complete, value-added package for specific applications composed of a fuel pump, plastic reservoir, fuel level sensor and related parts. These injection-molded plastic units fit inside the fuel tank, ensuring continuous fuel delivery under low fuel conditions, maximum vehicle driving range and enhanced fuel delivery under high temperature conditions, all at a reduced noise level. Although vehicles were not equipped with fuel modules until 1988, approximately 28% of cars and light trucks currently sold by General Motors, Ford and Chrysler in North America use fuel modules. Walbro supplies approximately 70% of all of the fuel modules purchased in North America, principally to Ford and Chrysler.

     Approximately 20% of North American automobiles and 65% of European automobiles produced in 1994 contain plastic fuel tanks. Plastic fuel tanks offer several advantages over conventional steel tanks, including lighter weight, greater corrosion resistance to new, cleaner-burning fuels like methanol and the ability to be produced in unusual shapes to better use available space. In anticipation of customer demand in North

America for more sophisticated fuel tanks, the Company built a new facility in Ossian, Indiana in 1993 to produce plastic multi-layer fuel tanks. Walbro began production of three-layer plastic fuel tanks during the third quarter of 1994 for the 1995 Ford Windstar. The multi-layer construction of Walbro's new, six-layer plastic tank substantially eliminates fuel permeation, making this one of the first plastic tanks which complies with future EPA permeability requirements due to become effective beginning in model year 1996. The first production run of six-layer tanks will begin in Fall of 1995 for the 1996 GM T600 Truck.

     Through Dyno, the Company is currently producing single-layer plastic tanks for the Mercedes-Benz 190/C Class, Audi V8, Saab 900, Volvo 850, Volkswagen Polo, Renault Twingo, Peugeot 306 and Peugeot 309. As Dyno's customers require more sophisticated fuel tanks, the Company will likely supplement a portion of Dyno's single-layer blow molding machines with multi-layer blow-molding machines to provide the Company's OEM customers in Europe with advanced, plastic fuel tank process technology.

     The Company also produces metal and plastic fuel rails suitable for a variety of engine applications. An extension of the FSDS concept, these under-hood components, located on the engine, deliver fuel to the individual fuel injectors used in electronic multi-point fuel injection systems. Some of the Company's fuel rails include a patented, award-winning "low profile" design that allows lower hood lines for better aerodynamics and improved fuel economy, as well as offering cost savings. Extending the Company's fuel rail technology, the Company has designed a plastic fuel rail which is superior to metal fuel rails in cost, weight and handling of more corrosive flexible fuels. In 1994, Ford began to install this new rail on the three-liter engine in the Windstar. In 1995, Chrysler began to install this rail on the V-8 engine for its Dodge Ram and Dakota trucks.

     An important advantage of the Company's systems philosophy is that it assists customers in responding to developments in safety and environmental standards. For example, current safety and environmental regulations call for a FSDS that minimizes or eliminates the escape of fuel vapors during refueling, storage and operation. In January 1994, the EPA announced regulations governing ORVR systems as mandated by the 1990 Clean Air Act. The regulations require installation of devices which trap hydrocarbon vapors on a phase-in basis for passenger cars beginning in model year 1998 and for light trucks in model year 2001. In anticipation of these regulations, the Company developed a variety of ORVR devices which help prevent fuel vapor loss from fuel delivery systems. These devices are expected to enter production during 1996.

AUTOMOTIVE MARKETS AND CUSTOMER BASE

     The Company currently provides a wide variety of products to a diverse customer base in a number of geographic areas. The following table depicts a summary of the various customers and platforms for which the Company will supply products during 1995:

        CUSTOMER                                  PLATFORM                                PRODUCT
-------------------------   ----------------------------------------------------   ---------------------
Ford.....................   Aerostar, Cougar, Econoline, Escort/Lynx, Explorer,    Fuel Pump
                            F-Series Pickup, Mustang, Ranger, Sable,
                            Thunderbird, Taurus, Windstar
                            Econoline, F-Series Pickup                             Fuel Module
                            Aerostar, Cougar, Crown Victoria, Grand Marquis,       Fuel Rail
                            Mustang, Ranger, Sable, Taurus, Thunderbird, Town
                            Car, Windstar
                            Mustang, Ranger                                        Oil Separator
                            Windstar                                               Fuel Tank
Ford(1)..................   F-100, BE-6                                            Fuel Module
Chrysler.................   Cirrus/Stratus, Dodge Ram Truck, K-Base Passenger      Fuel Pump/Module
                            Car, LH (Intrepid, Vision, Concord, New Yorker and     Assembly
                            LHS), Minivan, Neon
                            Minivan                                                Service Pump/Module
                            Dodge Dakota and Dodge Ram Truck                       Plastic Fuel Rail
General Motors...........   T600 Truck                                             Fuel Tank
                            Firebird/Camaro V6                                     Steel Fuel Rail
Bosch GM Saturn..........   Reservoir without Pump
Hyundai..................   Various Platforms                                      Fuel Pump
KIA......................   Various Platforms                                      Fuel Pump
Daewoo...................   J-Car, T-Car (Lemans), V-Car                           Fuel Pump
Renault(1)...............   R19, CL10                                              Fuel Module
Renault(2)...............   R5, R9/R11, R-19, Twingo, X-54, X-06                   Fuel Pump/Module
Peugeot(2)...............   106, 205, 306, 405, 504, 505, 605                      Fuel Pump, Bracket
                                                                                   Assembly and Level
                                                                                   Sensor
Fiat(2)..................   Dedra, Miero, Panda, Punto, Tempra, Tipo, Uno          Fuel Pump, Bracket
                                                                                   Assembly and Level
                                                                                   Sensor
Volvo and Nedcar(2)......   300, 400                                               Fuel Module, Fuel
                            V40/D40                                                Pump, Bracket
                                                                                   Assembly and Level
                                                                                   Sensor
Saab(2)..................   900, 9000, I16                                         Fuel Pump
Rover(2).................   R8, 200, 400                                           Fuel Pump, Bracket
                                                                                   Assembly and Level
                                                                                   Sensor
Autolatina(1)............   BE-6 (Escort/Logas)                                    Fuel Sending Unit
Fiasa(1).................   Tempra, Uno, 178                                       Fuel Module
Volkswagen(1)............   AB9 (Golf Family), Santana Family, CE-14               Fuel Sending Unit
Weber USA................   Harley Davidson Motorcycle                             Fuel Pump

-------------------------
(1) South American customers supplied by Marwal do Brasil.

(2) European customers supplied by Marwal Systems, S.A.

     The following table depicts a summary of the various customers and platforms for which Dyno will supply products during 1995:

        CUSTOMER                                 PLATFORM                               PRODUCT
-------------------------   --------------------------------------------------   ----------------------
Mercedes-Benz............   190/C Class, Truck Glendewagen, Light Truck          Fuel Tank, Filler
                                                                                 Pipe, Expansion Tank
Renault..................   Twingo, Safrane, Espace                              Fuel Tank, Filler
                                                                                 Pipe, Air Duct
Volvo and Nedcar.........   850, 940/960, DX400                                  Fuel Tank,
                                                                                 Condensor, Water
                                                                                 Container, Expansion
                                                                                 Tank, Air Ducts, Air
                                                                                 Inlets, Connecting
                                                                                 Pipe
Saab.....................   900, 9000, 640                                       Fuel Tank, Air Hose,
                                                                                 Air Duct
Peugeot..................   306, 309, 405, 505                                   Fuel Tank
Land Rover...............   Discovery, Defender                                  Fuel Tank, Air
                                                                                 Intake, Demister
                                                                                 Nozzle, Filler Pipe,
                                                                                 Catchment Bottle
Volkswagen...............   Polo                                                 Fuel Tank
Audi.....................   100 Diesel, V8                                       Fuel Tank

     North America. Net sales (excluding Dyno) to the Company's largest customer, Ford, accounted for 30% of the Company's consolidated net sales in 1994, 30% in 1993 and 33% in 1992. Net sales (excluding Dyno) to Chrysler accounted for 23%, 21% and 20% of the Company's consolidated net sales in 1994, 1993 and 1992, respectively. Including the Dyno Acquisition, on a pro forma basis net sales to Ford and Chrysler would have accounted for 21% and 16%, respectively, of the Company's consolidated net sales in 1994. Both of these customers have ongoing supply relationships with the Company which are subject to continued satisfactory price, quality and delivery. The Company is the primary outside supplier of fuel pumps, the core of the FSDS, to Ford and Chrysler. In the past, the Company has capitalized on its fuel system components penetration to supply additional fuel system products, such as fuel modules and fuel rails, to Ford and Chrysler, and to assume a key role in the development of new fuel system products, such as ORVR devices. General Motors currently develops and produces substantially all of its fuel storage and delivery systems internally.

     Europe. In 1991, Walbro began operations in Europe with the establishment of its Marwal Systems joint venture with Magneti Marelli S.p.A. of Italy in France. This joint venture has expanded to pursue ventures in Brazil and Mexico. Marwal's net sales were $104.4 million in 1994 to customers which included Peugeot, Renault, Fiat, Rover, Volvo, Saab and Nissan. Following the Dyno Acquisition, on a pro forma basis, Walbro's international sales (excluding joint ventures) have increased from approximately 24% to approximately 47% of the Company's consolidated net sales, and Walbro will become the only integrated FSDS company in Europe. Dyno will provide Walbro with the immediate opportunity to increase its participation in the improving European automotive market. In addition, Walbro intends to use its relationships with Chrysler and Ford to increase Dyno's sales to American manufacturers in Europe. Similarly, Walbro intends to take advantage of Dyno's relationships with Mercedes-Benz, Renault, Volkswagen, Peugeot and other European manufacturers to enhance Walbro's marketing efforts with these European manufacturers.

     South America and East Asia. In South America and East Asia, the Company has established joint ventures to expand its presence in these automotive manufacturing markets. In January 1993, operations began at the Company's Marwal do Brasil joint venture in Brazil, which targets the South American automotive market of approximately two million units per year. In November 1994, the Company established Korea Automotive Fuel Systems Ltd., a joint venture with Daewoo Precision Industries Ltd. in South Korea, to manufacture and market fuel sending units (which include a fuel pump, bracket and level sensor) for the domestic Korean automotive market (estimated at approximately 1.5 million units per year) and additional export markets established by Korean OEMs. In December 1986, the Company entered into a joint venture in Japan known as Mitsuba-Walbro, Inc. with Mitsuba Electric Manufacturing Company. Although the Company does not currently supply products to the Japanese manufacturing plants located in the U.S., management believes that the Mitsuba-Walbro joint venture and its marketing efforts in the Japanese market will enhance the Company's long-term prospects of obtaining future business from the U.S. operations of the Japanese OEMs.

AUTOMOTIVE COMPETITION

     The Company competes with several other manufacturers, including the OEMs themselves, all of which have greater sales and financial resources than the Company. In the fuel pump market, the Company's major competitors include Robert Bosch GmbH, Nippondenso Co., Ltd., VDO (a division of Mannesmann) and Delphi Automotive Systems (GM's component group). In the fuel rail market, the Company's major competitors include Delphi, Ford, Handy & Harman and Siemens A.G. Walbro believes that it has limited competition in the fuel module market. The Company's largest competitors in the plastic fuel tank market include Kautex Werke Reinold Hagen A.G., Solvay S.A., Plastic Omnium Industries, Inc. and Ford. Steel tanks, manufactured primarily by the OEMs, also compete with the Company's plastic fuel tanks.

     The Company principally competes for new business both at the beginning of the development of new models and upon the redesign of existing models. New model development generally begins two to five years prior to a product introduction. Once a producer has been designated to supply parts for a new program, an OEM usually will continue to purchase those parts from the designated producer for the life of the program, although not necessarily for a redesign. Competitive factors in the market for fuel storage and delivery products include product quality and reliability, cost and timely delivery, technical expertise and development capability and new product innovation.

AUTOMOTIVE SALES AND ENGINEERING SUPPORT

     Sales of the Company's FSDS products to automotive OEMs are made directly by the Company's sales/engineering force, who not only sell the products but assist customers with related engineering matters. Because of the automobile design process, Walbro is able to determine a few years in advance the models for which it will supply products. Walbro's sales/engineering force works closely with the Company's engineering departments and systems center in Auburn Hills in the research, design, development and improvement of new products. Upon completion of the Company's systems center in Europe, Dyno and Marwal will also have additional design and research capabilities to provide OEMs in Europe with full-service product management. Because the Company has the capacity to provide comprehensive engineering resources with respect to its product line and assume increasing responsibility for the development of FSDS products, the Company has been successful in responding to the decisions by OEMs to consolidate suppliers and reduce internal engineering resources.

AUTOMOTIVE WARRANTY AND OTHER PRODUCT EXPOSURE

     The design and manufacture of fuel systems entails an inherent risk that a governmental authority or a customer may require the recall of one of the Company's products or a product in which one of the Company's products has been installed. The Company has taken and intends to continue to take all reasonable precautions to avoid the risk of exposure to an expensive recall campaign which could have a material adverse effect on the business and financial condition of the Company. Dyno through its former parent, Dyno Industrier A.S, carried recall insurance against losses of up to 50 million NOK, or approximately $7 million, which insurance covered certain costs incurred in connection with a recall. The Company is uncertain whether it will insure its European operations against recall losses following the Dyno Acquisition, and does not believe that recall insurance in the United States is cost effective.

AUTOMOTIVE ACQUISITION AND JOINT VENTURE STRATEGY

     As part of a long-term strategy for growth and expansion into new geographic and product markets, the Company may undertake select acquisitions and strategic alliances in the form of joint ventures. The Company may make select acquisitions of fuel system product manufacturers such as Dyno whose products can be integrated with the Company's traditional products as part of the Company's system development focus. These acquisitions would contribute new product technology and open new markets to the Company. In evaluating these acquisitions, the Company seeks high quality operations which fit with the Company's expertise in markets where the Company has an established customer base and a clear vision of opportunities, thus decreasing transition costs and other financial risks associated with corporate acquisitions. Similarly, each of the Company's joint ventures provides the Company with the opportunity to benefit from established customer relationships or a unique technological advancement which the Company could not develop on its own without the risk and expense of establishing marketing and manufacturing organizations alone. In management's opinion, the Company's joint ventures ultimately reduce the cost of penetrating new markets and limit the Company's financial exposure with respect to these operations. At the present time the Company has no specific agreements with respect to any such acquisitions or joint ventures.

                      WALBRO ENGINE MANAGEMENT CORPORATION

SMALL ENGINE INDUSTRY OVERVIEW

     The small engine industry is facing a number of environmentally driven changes which will require an increased emphasis on fuel systems technology and the development of new fuel systems products. Growth opportunities outside of the U.S. are expected to be driven by growth in the use of two-wheeled vehicles and the increased use of gasoline-powered portable equipment in developing countries.

     Emphasis on Engine Management Systems and New Product
Development. Historically, exhaust emission of gasoline-powered small engines was unregulated. In 1992, the California Air Resources Board promulgated comprehensive air quality regulations limiting small engine emissions, which regulations became effective in August 1995. A more stringent phase is scheduled to become effective in 1999. In addition, the EPA has proposed similar regulations scheduled to become effective in August 1996, with the more stringent phase expected to become effective during the 1999 to 2001 period. The products designed to meet these new emission standards in the small engine market will require more sophisticated product research and new product capabilities. The increased technological content and sophistication required to meet emission regulations is expected to result in lower unit sales with greater value added per product and higher unit prices.

     Growing Demand in Developing Countries. The Company expects significant growth in the demand for float feed carburetors in developing countries as per capita income increases and two-wheeled vehicles become more affordable. Production of two-wheeled vehicles in The People's Republic of China, for example, increased from approximately 49,000 units in 1980 to approximately 3.4 million in 1993 and approximately 5.2 million in 1994. In addition, management believes demand for diaphragm carburetors used in gasoline-powered portable tools is also expected to grow in these developing countries. The inaccessibility of electrical power distribution and geographic isolation of many of these projects, such as the clearing of land and highway construction, hinder the use of electric-powered equipment.

SMALL ENGINE BUSINESS STRATEGY

     To respond to the promulgation of increasingly strict emission regulations in the small engine industry, the Company is working to develop a small engine management system which will comply with new emission standards. As the leading developer of fuel systems technology for portable engines, Walbro is well positioned to draw upon its expertise in carburetor and ignition system design and development, as well as its experience in responding to emissions-driven challenges in the automotive sector. The Company's advanced product design and development facilities in Michigan and Japan, which are equipped with sophisticated emission measurement instruments, provide the Company with the facilities necessary to develop more sophisticated small engine management systems.

     In addition to developing new technologies, the Company intends to grow its small engine business through expansion into foreign markets. Walbro's presence in developing countries such as The People's Republic of China will allow it to benefit from the growing market for carburetors for two-wheeled vehicles and from infrastructure development which requires portable power tools.

SMALL ENGINE PRODUCTS

     The Company was founded as a manufacturer of carburetors for small engine products such as lawn mowers and marine engines, and later expanded its customer base to include manufacturers of chain saws, weed trimmers, snow blowers and two-wheeled vehicles. The Company's carburetor technology has continually evolved, with the Company now manufacturing diaphragm and float feed carburetors, ignition systems and other components for small engine products and aftermarket applications. Walbro's diaphragm carburetor, float feed carburetor and ignition system sales accounted for 49%, 25% and 6%, respectively, of the Company's 1994 small engine revenues. The remaining 20% of small engine revenue consisted of aftermarket sales.

     The diaphragm carburetor uses a diaphragm and a series of interconnected passages to draw and regulate the amount of fuel delivered to the engine from the fuel tank. The Company manufactures several basic models of diaphragm carburetors from which are derived numerous variations. Diaphragm carburetors are used on chain saw and weed trimmer engines because they will operate in any position and minimize vapor lock. The Company believes that it is the world's largest manufacturer of small engine diaphragm carburetors.

     The float feed carburetor uses a float in a reservoir of fuel to regulate the amount of fuel delivered to the engine. In contrast to the diaphragm carburetor, which operates in all positions, the float feed carburetor operates only in an upright position. The Company manufactures several basic models of float feed carburetors from which are derived numerous variations. The Company's float feed carburetors are used on engines for lawn mowers, garden tractors, two-wheeled vehicles, marine outboard engines, generators and industrial engines.

     The ignition system uses rotating magnets in a flywheel, which induce an electrical charge in the ignition module. The ignition module releases this charge to the spark plug. The Company's ignition systems are used predominantly in chain saw and weed trimmer applications.

     In response to California and proposed EPA air quality regulations, the Company began to integrate its carburetor and ignition technology to develop an engine management system which will electronically control both fuel delivery and ignition functions to limit exhaust emissions. The Company has successfully refined existing carburetors through the incorporation of extremely close tolerances which provide more accurate control of the fuel/air mixture to meet the first set of standards due to take effect in California in 1995 and nationwide in 1996. Company engineers are developing new technology to meet the subsequent requirements which will become effective in California in 1999 and nationwide during the period 1999 to 2001. This development effort focuses on complete engine management systems that control air flow, fuel delivery and ignition timing to enhance fuel efficiency and reduce pollution.

SMALL ENGINE MARKETS AND CUSTOMER BASE

     The Company sells its small engine products in a global market. Carburetors and small engine ignitions are sold by Walbro's sales/engineering staff directly to engine manufacturers. The Company sells a major portion of its diaphragm carburetors to most of the leading chain saw and weed trimmer manufacturers, including Poulan/Weedeater (a Division of Electrolux, A.B.), Homelite (a Division of Deere & Company), Stihl, Incorporated, McCulloch (a Division of Shop
Vac), Ryobi Ltd. and Kioritz (Echo) Corporation. The Company sells float feed carburetors to several of the leading manufacturers of small engines, including Briggs & Stratton Corporation, the world's largest small engine manufacturer. Mercury Marine (a Division of Brunswick Corporation), a major outboard engine manufacturer, buys all of its outboard engine carburetors from the Company. Eight of the Company's small engine customers in 1994 collectively accounted for approximately 60% of small engine product sales and approximately 16% of the Company's net sales, including Dyno on a pro forma basis.

     One of Walbro's opportunities for growth in the small engine industry is the Chinese market. In January 1994, the Company acquired a 60% interest in Fujian Hualong Carburetor Co., Ltd. (Fujian) which manufactures and markets carburetors for two-wheeled vehicles in The People's Republic of China. In addition, the Company is building a new manufacturing facility near Beijing to provide additional capacity to take advantage of growth in the two-wheeled vehicle market.

SMALL ENGINE COMPETITION

     The Company has several competitors that manufacture diaphragm carburetors for the global small engine market, including Zama Industries, Ltd., Tillotson Commercial Motors Ltd. and Dell' orto, some of which are divisions of large diversified organizations which have total sales and financial resources exceeding those of the Company. In the market for float feed carburetors, the Company has several competitors, including Briggs & Stratton and Tecumseh, both of which have greater sales and financial resources than the Company. The Company's major competitor in the ignition systems market is Phelon.

AFTERMARKET PRODUCTS

     The Company's aftermarket sales of both automotive and small engine products are consolidated within the small engine business. The Company sells automotive aftermarket products for both carbureted vehicle applications and electronic fuel injection vehicle applications through independent distributors, such as Federal Mogul and Standard Motor Products, and jobbers and dealers worldwide. Some automotive products are also sold to national manufacturing and distribution organizations for sale under private brand names or to industrial customers for use in special applications. Aftermarket sales accounted for $25.1 million in 1994 compared to $11.3 million in 1990.

     The Company sells automotive aftermarket products to support its OEM customers and to benefit from higher margins on aftermarket sales. Management believes that the overall market size for automotive electronic fuel injection systems components sold to the aftermarket will continue to grow as the population of vehicles equipped with electronic fuel injection systems ages.

     The Company sells its own brand name small engine aftermarket products through independent distributors, jobbers and dealers worldwide. Some of these products are also sold to national manufacturing and distribution organizations for sale under private brand names or to industrial customers for use in special applications.

                          MANUFACTURING AND FACILITIES

     The Company (including Dyno and the Company's joint ventures) conducts operations in approximately 1.65 million square feet of space in a total of 25 locations. The Company believes that substantially all of its property and equipment is in good condition. The Company has not experienced significant limitations on its ability to transfer products between, or sell products in, various countries.

     Each of the Company's manufacturing facilities practices advanced inventory control procedures and has installed statistical process controls to insure high levels of quality. In that regard, some of Walbro's factories have received the Ford Q1 Award and the Chrysler QE Award. In connection with its sales to Saab, which is partially owned by General Motors, Dyno's Norway facility has been named a General Motors Supplier of the Year four years in a row beginning in 1991. Various other Company factories have been recognized by Mercury Marine, Stihl and Federal Mogul for excellence in product quality and delivery.

     When justified by volume, the Company has invested in labor-saving automated machining, assembly and testing equipment. For example, the operation in Meriden, Connecticut employs computer controlled molding machines to form the Company's plastic in-tank reservoirs. These machines are individually programmable so that variations can be reduced and refined as part of the continuous control process. Another example is the Caro, Michigan manufacturing facility's automated fuel pump assembly line, which is capable of producing 1,000 pumps per hour using only six persons. Over the past several years, the Company has reduced the cost to manufacture its fuel pumps at this facility by reducing both labor and material costs. In

Ettlingen, Germany Dyno uses a fully automated assembly line for production of plastic fuel tanks for the Mercedes-Benz 190/C Class. In addition to these examples of purchased automation, the Company designs and builds major portions of its own machining and assembly equipment. This in-house capability permits close control over the manufacturing process and helps the Company stay competitive in both cost and quality.

                   PATENTS, RESEARCH AND PRODUCT DEVELOPMENT

     The Company owns approximately 150 U.S. patents and 600 international patents in the fuel systems field and has a number of applications pending. These patents include proprietary ownership of designs for control devices for engines and engine systems, fuel pumps, fuel rails, fuel regulators, fuel level sensors, fuel reservoirs and fuel system vapor control devices, carburetors and throttle bodies, as well as ancillary devices for engine and vehicle applications.

     Although these patents are significant to the Company, management believes that in many cases the adaptation and use of the technology involved and the proprietary process technology employed to manufacture these products are more important. The Company maintains a systems center in Michigan for the research, design and development of new products. The Company's engineering departments also engage in design, development and testing. In 1994, 1993 and 1992, the Company (excluding Dyno) spent approximately $12.2 million, $9.5 million and $9.0 million, respectively, for engineering and research and product development. After giving effect to the Dyno Acquisition on a pro forma basis, the Company has spent approximately $13.8 million in 1994 for engineering and research and product development.

                      COMPONENTS, MATERIALS AND INVENTORY

     The Company has a number of sources for the components used in manufacturing its products. The suppliers who manufacture components often utilize tools and dies owned by the Company. If a supplier were to discontinue supplying any component, it could take the Company some time to replace the supplier; however, the Company believes its operations would not be materially adversely affected.

     The Company's principal customers provide it with estimates of their annual needs and make monthly purchase commitments. As a result, the Company does not experience material backlog. Consequently, the Company manages its manufacturing facilities on a just-in-time supply basis and does not maintain a finished product inventory of any significance. The Company does not believe the Dyno Acquisition will have a material effect on the Company's materials sourcing or inventory management.

                                   EMPLOYEES


     As of November 1, 1995, the Company, including Dyno, had approximately 4,100 employees. The Company believes that its relations with its employees are satisfactory. All of Dyno's approximately 900 plant employees are unionized. All of the Company's United States plant employees are non-unionized except approximately 450 employees at its Michigan locations. The Company's three-year contract with the bargaining unit for these Michigan plants expires in November 1998. Management anticipates that it will be able to renegotiate this union contract successfully without a material adverse effect on the Company.


                                   REGULATION

     The Company's operations are subject to increasingly stringent environmental laws and regulations governing air emissions, waste water discharges, the generation, treatment, storage, disposal and remediation of hazardous substances and wastes, and employee health and safety. Certain of these laws can impose joint and several liability for releases or threatened releases of material upon certain statutorily defined parties, including the Company, regardless of fault or the lawfulness of the original activity or disposal.

     The Company believes it is currently in material compliance with applicable environmental laws and regulations. The Company's compliance with environmental laws and regulations has not materially affected the results of its operations or the conduct of its business; however, the Company cannot predict the future effects of such laws and regulations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The directors and principal executive officers of the Company are as follows:

             NAME                AGE                   POSITION WITH THE COMPANY
------------------------------   ----   --------------------------------------------------------
Lambert E. Althaver...........    64    Chairman of the Board, President, Chief Executive
                                        Officer and Director
Robert H. Walpole.............    55    Vice President and a Director; President of Walbro
                                        Engine Management Corporation
Gary L. Vollmar...............    44    Vice President; President of Walbro Automotive
                                        Corporation
Richard H. Whitehead, III.....    51    Vice President
Daniel L. Hittler.............    60    Chief Administrative Officer and Secretary
Michael A. Shope..............    51    Chief Financial Officer and Treasurer
William T. Bacon, Jr..........    72    Director
Frank E. Bauchiero............    60    Director
Herbert M. Kennedy............    66    Director
Vernon E. Oechsle.............    52    Director
Robert D. Tuttle..............    70    Director
John E. Utley.................    54    Director

     The Company's Board of Directors consists of three classes of directors serving three-year terms with one class standing for election at each annual meeting of stockholders. Messrs. Bacon, Bauchiero and Oechsle have been elected to serve for a term expiring in 1996. Messrs. Kennedy, Tuttle and Walpole have been elected to serve for a term expiring in 1997. Mr. Althaver and Mr. Utley have been elected to serve for a term expiring in 1998.

     Lambert E. Althaver has been President since 1977, and Chief Executive Officer of the Company since 1982 and became Chairman of the Board of the Company in 1987. Mr. Althaver joined the Company in 1954 and has served as a Director since 1968. Robert H. Walpole is the brother-in-law of Mr. Althaver.

     Robert H. Walpole has been a Vice President of the Company since 1983 and President of Walbro Engine Management Corporation since 1991. Mr. Walpole joined the Company in 1970 and has served as a Director since 1983. Mr. Walpole is the brother-in-law of Lambert E. Althaver.

     Gary L. Vollmar has been President of Walbro Automotive Corporation since 1993. He has served as a Vice President of the Company since 1989 and was Chief Financial Officer from 1989 to 1993. Prior to joining the Company in 1978 as Controller, Mr. Vollmar was a practicing Certified Public Accountant.

     Richard H. Whitehead, III became a Vice President of the Company in 1988. From 1988 to 1990, Mr. Whitehead served as the Vice President/General Manager of the Company's Meriden, Connecticut operations. Mr. Whitehead was the President of Whitehead Engineered Products, Inc. from 1980 to 1988, prior to its acquisition by the Company.

     Daniel L. Hittler has served as Chief Administrative Officer since 1994 and Secretary of the Company since 1993. He was Director of Administration from 1992 to 1994. He was the Director of Technical Planning from 1989 to 1992.

     Michael A. Shope has served as Chief Financial Officer of the Company since December 1993 and as Treasurer since April 1994. From 1986 to 1993 he was the Treasurer of Libbey-Owens-Ford Co., a manufacturer of glass for automotive and industrial applications.

     William T. Bacon, Jr. has served as a Director of the Company since 1972. Mr. Bacon has been associated with the Chicago Corporation since 1994. Mr. Bacon also served as an Honorary Director of Stifel

Financial Corp. (the parent of Stifel, Nicolaus & Company, Incorporated, one of the Initial Purchasers) from 1984 to 1994. Prior to that, he was a Managing Partner of Bacon Whipple & Co., Inc. He is a director of Safecard Services, Incorporated.

     Frank E. Bauchiero became a Director of the Company in 1990. Mr. Bauchiero has been the President-Industrial, North American Operations, Dana Corporation since December 1990. Mr. Bauchiero was a Dana Group Vice President from 1987 to 1990. Dana Corporation manufactures automotive product systems, mobile off-highway equipment and industrial equipment. Mr. Bauchiero also serves as a director for Regal Beloit, M&I Bank of Beloit, Madison Kipp Corp. and Rockford Products Corporation.

     Herbert M. Kennedy has served as a Director of the Company since 1981. In July 1995, Mr. Kennedy retired as a Professor of Business Administration at Principia College, a position Mr. Kennedy had held since before 1989.

     Vernon E. Oechsle became a Director of the Company in October 1994. He has been Chief Operating Officer of Quanex Corporation, a manufacturer of specialty steel and aluminum products, since 1993. From 1990 to 1992, he was Chief Executive Officer of Allied Signal Automotive. Before that he was Group Executive of Automotive and Trucks for Dana Corporation and President of Hayes-Dana, Dana's Canadian subsidiary.

     Robert D. Tuttle became a Director of the Company in 1981. Mr. Tuttle is also a Director of FMB Corp., CMS Energy Corporation, Woodhead Industries, Inc. and Guardsman Products, Inc. From before 1989 to 1991, Mr. Tuttle was Chairman and Chief Executive Officer of SPX Corporation, which produces specialty tools and diagnostic equipment and distributes automotive components.

     John E. Utley became a Director of the Company in 1993. Mr. Utley has also served as a director and Chairman of the Board of Kelsey-Hayes Company since 1991 and was its President from 1989 to 1991. He is a Senior Vice President of Varity Corporation. Kelsey-Hayes Company produces anti-lock braking systems, traction systems and wheel assemblies for the automotive industry. He also serves as Chairman of the Board of Hayes Wheels International, Inc.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Pursuant to the provisions of the Delaware General Corporation Law ("DGCL"), the Company has adopted provisions in its Certificate of Incorporation which eliminate the personal liability of its directors to the Company or its stockholders for monetary damages for breach of their duty of due care to the fullest extent permitted by the DGCL, and which require the Company to indemnify its directors and permit the Company to indemnify its officers or employees to the fullest extent permitted by the DGCL, including those circumstances in which indemnification would otherwise be discretionary, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. The Company has a directors' and officers' liability insurance policy.

EXECUTIVE COMPENSATION

     The table below provides information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1994, 1993 and 1992 of the persons who were at December 31, 1994 (i) the Chief Executive Officer and (ii) the four other most highly compensated (based upon combined salary and bonus) executive officers of the Company (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                             AWARDS(1)
                                                    ANNUAL COMPENSATION     ------------
                                                    --------------------     SECURITIES      ALL OTHER
                NAME AND                             SALARY      BONUS       UNDERLYING     COMPENSATION
           PRINCIPAL POSITION               YEAR      ($)         ($)        OPTIONS(#)        ($)(2)
-----------------------------------------   ----    --------    --------    ------------    ------------
Lambert E. Althaver,.....................   1994    $330,000    $      0       14,559         $ 11,575
Chairman, President and                     1993     305,000           0       11,244           11,229
Chief Executive Officer                     1992     280,008      13,147        8,076            2,220
Robert H. Walpole,.......................   1994     242,000           0            0           11,725
Vice President                              1993     235,000           0            0           10,244
                                            1992     220,008       9,260            0            1,200
Gary L. Vollmar,.........................   1994     200,000           0        8,824            8,849
Vice President                              1993     166,670           0        6,452            7,705
                                            1992     125,004      11,832        3,605            1,563
Richard H. Whitehead, III,...............   1994     170,000           0        7,500            5,006
Vice President                              1993     165,000           0        6,083            6,866
                                            1992     165,000     192,752            0                0
Daniel L. Hittler,.......................   1994     125,000           0        5,515            7,422
Secretary                                   1993     120,000           0        4,424            7,136
                                            1992     112,008           0        3,230            1,750

-------------------------

(1) None of the Named Officers had any restricted stockholdings as of December 31, 1994.

(2) These amounts represent matching and retirement contributions made by the Company pursuant to its salary savings plan, entitled the "Advantage Plan."

     The following table provides information on grants of stock options in 1994 to the Named Officers pursuant to the Company's Equity Based Long Term Incentive Plan (the "Equity Plan"). No stock appreciation rights were granted under the Equity Plan during 1994.

                             OPTION GRANTS IN 1994

                                                                                          POTENTIAL REALIZABLE
                                                    INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                    --------------------------------------------------      ANNUAL RATES OF
                                    NUMBER OF                                                    STOCK
                                    SECURITIES    % OF TOTAL                               PRICE APPRECIATION
                                    UNDERLYING     OPTIONS                                        FOR
                                     OPTIONS      GRANTED TO    EXERCISE                    OPTION TERMS(2)
                                     GRANTED      EMPLOYEES      PRICE      EXPIRATION    --------------------
              NAME                    (#)(1)       IN 1994       ($/SH)        DATE        5%($)       10%($)
---------------------------------   ----------    ----------    --------    ----------    --------    --------
Lambert E. Althaver..............     14,559         16.4%       $17.00      12/6/2004    $155,636    $394,403
Robert H. Walpole................          0            0         --            --           --          --
Gary L. Vollmar..................      8,824          9.9         17.00      12/6/2004      94,329     239,042
Richard H. Whitehead, III........      7,500          8.5         17.00      12/6/2004      80,175     203,175
Daniel L. Hittler................      5,515          6.2         17.00      12/6/2004      58,955     149,401

-------------------------
(1) These options were granted under the Equity Plan, approved, as amended, by the stockholders on April 19, 1995. The Named Officers may exercise the options at a price of $17.00 per share at any time after June 5, 1995 through December 6, 2004. Each option includes the grant of a stock performance award under the terms of which the Named Officer will receive a target number of shares of Common Stock if the $17.00 share price appreciates to $37.27 per share by December 6, 1999.

(2) Gains are reportable net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercise are dependent on the future performance of Common Stock, as well as the option holder's continued employment throughout the vesting period. The amounts reflected in the Table may not necessarily be achieved.

     The following table provides information for the Named Officers' unexercised options at December 31, 1994. Included are options granted under the Equity Plan and the 1983 Incentive Stock Option Plan. No options were exercised by the Named Officers in 1994.

                      AGGREGATED OPTION EXERCISES IN 1994
                        AND YEAR-END 1994 OPTION VALUES

                                                      NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                           OPTIONS AT                      OPTIONS AT
                                                      DECEMBER 31, 1994(#)          DECEMBER 31, 1994($)(1)
                                                  ----------------------------    ----------------------------
                     NAME                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------------------------   -----------    -------------    -----------    -------------
Lambert E. Althaver............................      40,790          14,559        $ 135,563        $29,118
Robert H. Walpole..............................       2,400               0           19,488              0
Gary L. Vollmar................................      19,916           8,824           63,671         17,648
Richard H. Whitehead, III......................       6,083           7,500                0         15,000
Daniel L. Hittler..............................       9,154           5,515           12,180         11,030

-------------------------
(1) Based upon the difference between the exercise prices and the $19.00 closing price of the Common Stock on the Nasdaq National Market on December 30, 1994.

     The following table provides information on awards in 1994 to the Named Officers pursuant to the Company's Equity Plan and its Engine Management Corporation Incentive Compensation Plan.

                    LONG-TERM INCENTIVE PLANS AWARDS IN 1994

                                                                                        ESTIMATED FUTURE PAYOUTS
                                                                                                 UNDER
                                                                                         NON-STOCK PRICE-BASED
                                                                                                 PLANS
                                                                PERFORMANCE OR OTHER    ------------------------
                                       NUMBER OF SHARES,            PERIOD UNTIL                 TARGET
              NAME                  UNITS OR OTHER RIGHTS(#)    MATURATION OR PAYOUT              ($)
---------------------------------   ------------------------    --------------------    ------------------------
Lambert E. Althaver..............                  0                       N/A                       N/A
Robert H. Walpole................           24 Units(1)            1 1/2 years                  $362,779
Gary L. Vollmar..................                  0                       N/A                       N/A
Richard H. Whitehead, III........                  0                       N/A                       N/A
Daniel L. Hittler................                  0                       N/A                       N/A

-------------------------
(1) Award granted under the Company's Engine Management Incentive Compensation Plan, which provides an opportunity for participants to share a pool of money (the "Pool") if Walbro Engine Management Corporation meets cumulative financial performance goals ("EBIT Target") over a five year period, commencing July 1, 1991. A total of 500 units are being granted under the Plan, 100 each fiscal year. Each participant, including the Named Officer, is entitled to the percentage of the Pool calculated by dividing his total units granted by 500. Threshold before any dollars are assigned to the Pool is 70% of the EBIT Target. The value of the Pool as of the determination date is equal to the product of the fair market value of Walbro Engine Management Corporation (as determined by an independent investment advisor) and a target percentage. If the cumulative EBIT Target is achieved or exceeded, the target percentage is 15%. If the performance is between 70% and 100% of the EBIT Target, the target percentage is decreased proportionately.

EMPLOYMENT AND SEVERANCE AGREEMENTS


     The Company has entered into employment agreements with Messrs. Althaver, Hittler and Vollmar which have terms expiring on August 5, 1996 and provide them minimum base salaries of $305,000, $120,000 and $150,000, respectively, subject to review and increase by the Board of Directors Compensation Committee (the "Compensation Committee"). Each employment agreement is renewable automatically for twelve months, subject to cancellation by the Company prior to the anniversary date. In addition, each is entitled to participate in the Equity Plan. The Company has also entered into an employment agreement with Mr. Walpole which has a term expiring on September 30, 1996 and provides him a minimum base salary of $235,000, subject to review and increase by the Compensation Committee. In addition, he is entitled to participate in the Engine Management Incentive Compensation Plan. The Company also entered into an employment agreement with Mr. Whitehead, which has a term expiring in May 1996 and provides him with a minimum base salary of $180,000 per year subject to review by the Compensation Committee.


     Each employment agreement includes a severance clause under the terms of which the employee is entitled to severance pay if during the initial term of the agreement or a renewal term, his employment is terminated by the Company other than as a result of his (i) permanent disability or (ii) termination for cause. The severance pay payable under the agreements is an amount equal to the annual base compensation being paid to the Named Officer at the date of termination, offset by the amount due under the portion of the employment agreement that had not yet been performed, if any, and the amount of compensation the Named Officer may receive from any other employers during the twelve months immediately following the date notice of termination is given to him by the Company.

     In 1990, the Company entered into Severance Compensation Consulting Agreements (the "Severance Agreements") with over 40 senior employees, including each of the Named Officers. The Severance Agreements were the result of a determination by the Board of Directors that it was important to, and in the best interests of the Company and its stockholders to ensure that, in the event of a possible change in control of the Company, the stability and continuity of management will continue unimpaired, free of distraction incident to any such change in control.

     The Severance Agreements provide that if during a two-year period following a Change in Control of the Company (as defined below), an employee's employment is terminated by the Company other than for cause, death or permanent disability, or if the employee terminates employment for good reason, the employee will receive (1) a single sum payment equal to either three times or two times (depending upon the individual employment agreement) the employee's average compensation of the prior five calendar years (including incentive bonus), and (2) 36 months of additional medical, dental, life, disability and accident insurance and other perquisites substantially similar to that in effect for the employee at the time of the Change in Control of the Company. However, in no event can the payments and benefits exceed an amount which would render them "parachute payments" under Section 280G of the Internal Revenue Code. In order to assure an orderly transition in the event of a Change in Control of the Company, the covered employees have agreed to remain in the employ of the Company for a period of ninety (90) days following a Change in Control of the Company. "Change in Control of the Company" is defined to include certain reorganizations, consolidations or mergers of the Company, certain sales or transfers of substantially all the assets of the Company, approval by the stockholders of the Company of its liquidation or dissolution, a change in the composition of the Company's Board of Directors such that it is comprised of directors a majority of whom are not "Continuing Directors" as defined in the agreements, or the acquisition by certain persons of thirty percent or more of the combined voting power of the Company's outstanding securities.

     The Severance Agreements further provide that following a Change in Control of the Company, if the employee terminates employment other than for good reason and the Company could not have terminated the employee for cause, death or disability, the employee may elect to serve as a consultant to the Company for a one-year period following the termination of employment and will be paid a single sum amount equal to the annual compensation, including bonus, paid the individual during the immediately preceding calendar year. The individual will also be provided an additional year of coverage with respect to medical, dental, life, disability and accident insurance and other perquisites substantially similar to the insurance and other perquisites at the time the employee elects to render consulting services.

     The Severance Agreements have a term of two years, renewable automatically for additional twelve month periods, subject to cancellation by the Company upon six months advance notice. If there has been a Change in Control of the Company during the term of the Severance Agreements they would expire two years after the Change in Control of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


        The following table sets forth information regarding beneficial ownership of Common Stock by owners of more than five percent (5%) of the Common Stock, each of the Directors, each of the Named Officers and all Directors and executive officers of the Company as a group as of November 1, 1995:


                                                                    AMOUNT AND NATURE
                                                                      OF BENEFICIAL     PERCENTAGE
                              NAMES                                   OWNERSHIP(1)       OF CLASS
------------------------------------------------------------------  -----------------   ----------
David L. Babson & Co., Inc. ......................................       784,900(2)        9.2%
The Capital Guardian Trust Company and
  The Capital Group Companies, Inc. ..............................       447,000(3)        5.2%
Lambert E. Althaver...............................................       214,108(4)        2.5%
William T. Bacon, Jr. ............................................        67,775(5)          *
Frank E. Bauchiero................................................        11,000(6)          *
Daniel L. Hittler.................................................        17,507(7)          *
Herbert M. Kennedy................................................        12,500(8)          *
Vernon E. Oechsle.................................................        11,000(9)          *
Robert D. Tuttle..................................................        16,000(10)         *
John E. Utley.....................................................        10,500(11)         *
Gary L. Vollmar...................................................        33,883(12)         *
Robert H. Walpole.................................................       194,455(13)       2.3%
Richard H. Whitehead, III.........................................        14,046(14)         *
All Directors and Executive Officers as a Group (12 persons)......       608,383(15)       7.1%

-------------------------
  * Indicates that the percentage beneficially owned does not exceed one percent.

 (1) The named stockholders have sole voting and dispositive power over all shares except as otherwise noted and except as to those shares over which beneficial ownership is disclaimed.

 (2) As reported on a Schedule 13G dated February 10, 1995 filed with the Commission by David L. Babson & Co., Inc. According to such Schedule 13G, David L. Babson & Co., Inc. has sole voting power with respect to 447,800 of these shares, shared voting power with respect to 337,100 of these shares and sole dispositive power with respect to all 784,900 of these shares. The address of the Stockholder is One Memorial Drive, Cambridge, MA 02142-1300.

 (3) As reported on a Schedule 13G dated February 8, 1995 filed with the Commission by The Capital Group Companies, Inc. and The Capital Guardian Trust Company. The Capital Guardian Trust Company is a wholly-owned subsidiary of The Capital Group Companies, Inc. According to such Schedule 13G, The Capital Group Companies, Inc. and The Capital Guardian Trust Company each have sole voting power with respect to 277,000 of these shares and no voting power with respect to the remaining 170,000 shares and have sole dispositive power with respect to all 447,000 of these shares. The address of the Stockholder is c/o 333 S. Hope Street, Los Angeles, CA 90071.

 (4) Includes 74,643 shares owned by Mr. Althaver's wife. Mr. Althaver disclaims beneficial ownership of these shares. Also includes 55,349 shares which are covered by presently exercisable options under the Company's stock option plans and 17,734 shares held for the account of Mr. Althaver by the trustee of the Company's Advantage Plan.

 (5) Includes 3,300 shares owned by Mr. Bacon's wife and 5,025 shares owned by Mr. Bacon's son. Mr. Bacon disclaims beneficial ownership of these shares. Also includes 10,000 shares over which Mr. Bacon shares voting power as co-trustee of two trusts for the benefit of the beneficiaries of the estate of his deceased mother. Includes 10,000 shares which are exercisable under the Equity Plan.

 (6) Includes 10,000 shares which are exercisable under the Equity Plan.

 (7) Includes 1,600 shares owned by Mr. Hittler's wife and 1,500 shares owned by Mr. Hittler. Mr. Hittler disclaims beneficial ownership of these shares. Also includes 131,169 shares which are covered by presently exercisable options under the Company's stock option plans and 1,238 shares held for the account of Mr. Hittler by the trustee of the Company's Employee Stock Ownership Plan.

 (8) Includes 1,250 shares over which Mr. Kennedy has voting power as trustee of a trust. Also includes 1,250 shares over which Mr. Kennedy's wife has sole voting power as trustee of a trust and as to which Mr. Kennedy disclaims beneficial ownership. Includes 10,000 shares which are exercisable under the Equity Plan.

 (9) Includes 10,000 shares which are exercisable under the Equity Plan.

(10) Includes 3,000 shares which Mr. Tuttle owns jointly with his wife, over which Mr. Tuttle and his wife share voting and dispositive power. Includes 10,000 shares which are exercisable under the Equity Plan.

(11) Includes 10,000 shares which are exercisable under the Equity Plan.

(12) Includes 28,740 shares which are covered by presently exercisable options under the Company's stock option plans and 3,643 shares held for the account of Mr. Vollmar by the trustee of the Company's Advantage Plan.

(13) Includes 79,385 shares over which Mr. Walpole shares voting power as co-trustee of a trust for the benefit of the beneficiaries of the estate of his deceased father. Includes 13,325 shares owned by Mr. Walpole's wife. Mr. Walpole disclaims beneficial ownership of these shares. Also includes 165 shares held for the account of Mr. Walpole by the trustee of the Company's Advantage Plan.

(14) Includes 13,583 shares which are covered by presently exercisable options under the Company's stock option plans. Also includes 463 shares held for the account of Mr. Whitehead by the trustee of the Company's Advantage Plan.

(15) Includes 178,050 shares which are covered by presently exercisable options under the Company's stock option plans. Also includes 22,005 shares held for the account of three officers of the Company by the trustee of the Company's Advantage Plan and includes 1,238 shares held for one officer of the Company by the trustee of the Company's Employee Stock Ownership Plan.

                              CERTAIN TRANSACTIONS


     On November 1, 1995, Messrs. Althaver, Vollmar and Walpole were indebted to the Company in the amount of $161,250, $145,125 and $112,875, respectively, and each amount is the maximum indebtedness since January 1, 1994. The loans carry interest at the prime rate in effect from time to time 8.75% on November 1, 1995. The principal amount of the indebtedness in each case relates to loans made by the Company to the Named Officers and to approximately 24 other employees (collectively, the "Borrowers") to permit them to repay individual bank loans that came due. The bank loans originated approximately five years ago to enable the Borrowers collectively to acquire approximately 84,500 shares of the Company's common stock from UIS, Inc., which had acquired the shares in 1987 as part of an unsuccessful tender offer strategy.

                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW CREDIT FACILITY

     In connection with the Initial Offering, the Company entered into the New Credit Facility among the Company, certain of its subsidiaries, Comerica Bank, as agent, and the other lenders named therein. The New Credit Facility consists of a $135 million multicurrency revolving loan facility for the Company and certain of its wholly-owned domestic and foreign subsidiaries, including a $5 million swing line facility and a $17 million letter of credit facility. The New Credit Facility has an initial term of five years, with annual one year extensions of the revolving credit portion of the facility available in the lenders' discretion.

     At any time within three years after closing of the New Credit Facility, the Company may convert up to $70 million of revolving loans under the New Credit Facility to term loans in minimum amounts of $15 million and with maturities not exceeding seven years from the closing of the New Credit Facility.

     Borrowings under the New Credit Facility bear interest at a per annum rate equal to the agent's base rate or the prevailing interbank offered rate in the applicable offshore currency market, plus an additional margin ranging from 0.5% to 1.75% based on certain financial ratios of the Company. The annual letter of credit fee ranges from 0.5% to 1.5% based on the same financial ratios. The Company may upon notice convert the interest rate applicable to any term loan for its remaining term from a floating rate to a fixed rate option, to be determined at the time of such conversion, based on the lenders' funding rate in the interbank swap market. The Company is also required to pay a quarterly unused facility fee.

     The New Credit Facility is secured by first liens on the inventory, accounts receivable and certain intangibles (excluding intellectual property) of the Company and certain of its wholly-owned domestic subsidiaries and by a pledge of 100% of the stock of wholly-owned domestic subsidiaries, and up to 65% of the stock of wholly-owned foreign subsidiaries. Collateral for the New Credit Facility will secure the 2004 Notes on an equal and ratable basis. The Company and its wholly-owned domestic subsidiaries guaranteed payment of domestic and foreign borrowings under the New Credit Facility and the Company's wholly-owned foreign subsidiaries guaranteed payment of foreign borrowings under the New Credit Facility.

     The New Credit Facility contains customary representations and warranties and events of default and requires compliance with certain covenants by the Company and its subsidiaries, including, among other things: (i) maintenance of certain financial ratios and compliance with certain financial tests and limitations; (ii) limitations on the payment of dividends, incurrence of additional indebtedness and granting of certain liens; and (iii) restrictions on mergers, acquisitions, asset sales, capital expenditures and investments.

SENIOR NOTES DUE 2004

     In October 1994, the Company sold $45 million in principal amount of the 2004 Notes. The 2004 Notes require quarterly interest payments due January 1, April 1, July 1 and October 1. The agreement requires the Company to maintain consolidated adjusted net worth of $85 million, plus 25% of cumulative net income for each year beginning in 1995, and a funded debt to total capital ratio not greater than .65 to 1. The agreement also prohibits the Company from consolidating or merging with another corporation except under certain circumstances and from disposing of substantially all of its assets. The 2004 Note Agreement gives the holders of the 2004 Notes the option of having their 2004 Notes repurchased at the principal amount thereof in the event of a Change of Control (as defined in the 2004 Note Agreement). In addition, the 2004 Note Agreement contains events of default including (i) a default in the payment of interest, (ii) a default in the payment of any principal or required prepayment or premium, (iii) defaults under certain other debt instruments, and (iv) certain events of insolvency or bankruptcy of the Company or its subsidiaries. The 2004 Notes will convert to secured notes upon the consummation of the Transactions and will be secured equally and ratably with the New Credit Facility by the Company's and its domestic subsidiaries' inventory, accounts receivable and certain intangibles and by a pledge of 100% of the capital stock of wholly-owned domestic subsidiaries and up to 65% of the capital stock of wholly-owned foreign subsidiaries.

                          DESCRIPTION OF THE NEW NOTES

     The New Notes will be issued, and the Old Notes were issued under an Indenture dated as of July 27, 1995 (the "Indenture") among the Company, the Guarantors and Bankers Trust Company, as trustee (the "Trustee"). For purposes of the following summary, the Old Notes and the New Notes shall be collectively referred to as the "Notes." The terms and conditions of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture. The following statements are summaries of the provisions of the Notes and the Indenture and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Notes will be general unsecured obligations of the Company. The maximum aggregate principal amount of the Notes to be issued under the Indenture will be $110,000,000. The Notes will be guaranteed by each of the Guarantors pursuant to the guarantees (the "Guarantees") described below. The indebtedness represented by the Notes rank pari passu in right of payment with all existing and future senior unsecured obligations of the Company. Each Guarantee will be a general unsecured obligation of the applicable Guarantor and will rank pari passu in right of payment with all existing and future senior unsecured obligations of such Guarantor.

     The Notes will be effectively subordinate in right of payment to all existing and future liabilities, including trade payables, of the Company's Subsidiaries which are not Guarantors. In addition, the Notes and the Guarantees will be effectively subordinate in right of payment to all existing and future secured Indebtedness of the Company and its Subsidiaries.

     Substantially all of the operations of the Company are conducted by Subsidiaries of the Company. As a result, the Company is dependent upon the earnings and cash flow of its Subsidiaries to meet its obligations with respect to the Notes. The Subsidiaries of the Company which are not Wholly-Owned Restricted Subsidiaries and the Subsidiaries of the Company which are not incorporated in the United States, any state therein or the District of Columbia will not guarantee the Notes. Therefore, the Indebtedness represented by the Notes will be structurally subordinated to all obligations of such Subsidiaries. See "Investment Considerations--Holding Company Structure."

     The Notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the office of the Company's agent in the City of New York located at the corporate trust office of the Trustee. In addition, interest may be paid at the option of the Company, by check mailed to the person entitled thereto as shown on the register for the Notes. No service charge will be made for any transfer, exchange or redemption of the Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

     Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of Securities under the Indenture.

MATURITY, INTEREST AND PRINCIPAL

     The Notes will mature on July 15, 2005. Interest on the Notes will accrue at the rate of 9 7/8% per annum and will be payable semiannually on each January 15 and July 15, commencing January 15, 1996, to the holders of record of Notes at the close of business on the January 1 and July 1 immediately preceding such interest payment date. Interest on the Old Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Holders whose Old Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes, but will not receive any payment in respect of interest on the Old Notes accrued after the issuance of the New Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2000. The Notes may be so redeemed on not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning July 15 of the years indicated below:

                                                                       REDEMPTION
YEAR                                                                     PRICE
----                                                                   ----------
2000................................................................     104.938%
2001................................................................     103.292%
2002................................................................     101.646%
2003 and thereafter.................................................     100.000%

     Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to July 15, 1998, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem up to an aggregate of 30% of the principal amount of Notes originally issued, at a redemption price equal to 110% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption. In order to effect the foregoing redemption with the proceeds of a Public Equity Offering, the Company shall send the redemption notice not later than 60 days after the consummation of such Public Equity Offering.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Redeemable Capital Stock) of the Company pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission in accordance with the Securities Act.

     Mandatory Redemption upon a Change of Control and Certain Asset Sales. In addition, as described below, the Company is obligated (a) upon the occurrence of a Change of Control, to make an offer to purchase all outstanding Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, and (b) to make an offer to purchase Notes with a portion of the net cash proceeds of certain sales or other dispositions of assets at a purchase price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "--Certain Covenants--Change of Control" and "--Disposition of Proceeds of Asset Sales."

     Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption, unless the Company defaults in the payment of the redemption price therefor.

THE GUARANTEES

     Each of the Guarantors will (so long as they remain Subsidiaries of the Company) unconditionally guarantee on a joint and several basis all of the Company's obligations under the Notes, including its obligations to pay principal, premium, if any, and interest with respect to the Notes. Except as provided in "Certain Covenants" below, the Company is not restricted from selling or otherwise disposing of any of the Guarantors.

     The Indenture provides that each Wholly-Owned Restricted Subsidiary incorporated in the United States, any state therein or the District of Columbia which incurs (as defined below) Indebtedness (other than to the Company or a Wholly-Owned Restricted Subsidiary) in an aggregate principal amount in excess of $5,000,000 will be a Guarantor for so long as such Wholly-Owned Restricted Subsidiary has Indebtedness outstanding in excess of $5,000,000 and, at the Company's discretion, any other Subsidiary may be a Guarantor.

     The Indenture provides that if all of the assets of any Guarantor or all of the Capital Stock of any Guarantor is sold (including by issuance or otherwise) by the Company or any of its Subsidiaries in a transaction constituting an Asset Sale, and if the Net Cash Proceeds from such Asset Sale are used in accordance with the covenant, "Disposition of Proceeds of Asset Sales," then such Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Guarantor) or the corporation or other entity acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall be released and discharged of its Guarantee obligations.

CERTAIN COVENANTS

     The Indenture contains the following covenants, among others:

     Limitation on Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of (in each case, to "incur") any Indebtedness (including, without limitation, any Acquired Indebtedness); provided, however, that the Company or any Guarantor will be permitted to incur Indebtedness (including, without limitation, Acquired Indebtedness) if, at the time of such incurrence, and after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Company is at least equal to 2:1.

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may, to the extent specifically set forth below, incur each and all of the following:

          (a) Indebtedness of the Company evidenced by the Notes and Indebtedness of any Guarantor evidenced by its Guarantee;

          (b) Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date;

          (c) Indebtedness of the Company and any Guarantor under the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) the sum of (A) 80% of the accounts receivable of the Company and its Restricted Subsidiaries on a consolidated basis and
     (B) 60% of the inventory of the Company and its Restricted Subsidiaries on a consolidated basis, and (y) $135,000,000;

          (d)(i) Interest Rate Protection Obligations of the Company covering Indebtedness of the Company or a Restricted Subsidiary of the Company and
     (ii) Interest Rate Protection Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary; provided, however, that, in the case of either clause (i) or (ii), (x) any Indebtedness to which any such Interest Rate Protection Obligations relate is otherwise permitted to be incurred under this covenant and (y) the notional principal amount of any such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

          (e) Indebtedness of a Wholly-Owned Restricted Subsidiary owed to and held by the Company or another Wholly-Owned Restricted Subsidiary, in each case which is not subordinated in right of payment to any Indebtedness of such Wholly-Owned Restricted Subsidiary, except that (i) any transfer of such Indebtedness by the Company or a Wholly-Owned Restricted Subsidiary (other than to the Company or to a Wholly-Owned Restricted Subsidiary) and
     (ii) the sale, transfer or other disposition by the Company or any Wholly-Owned Restricted Subsidiary of Capital Stock of a Wholly-Owned Restricted Subsidiary which is owed Indebtedness of another Wholly-Owned Restricted Subsidiary such that it ceases to be a Wholly-Owned Restricted Subsidiary shall, in each case, be an incurrence of Indebtedness by such Wholly-Owned Restricted Subsidiary subject to the other provisions of this covenant;

          (f) Indebtedness of the Company owed to and held by a Wholly-Owned Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Company's obligations under the Indenture and the Notes except that (i) any transfer of such Indebtedness by a Wholly-Owned Restricted Subsidiary (other than to another Wholly-Owned Restricted Subsidiary) and (ii) the sale, transfer or other disposition by the Company or any Wholly-Owned Restricted Subsidiary of Capital Stock of a Wholly-Owned Restricted Subsidiary which holds Indebtedness of the Company such that it ceases to be a Wholly-Owned Restricted Subsidiary shall, in each case, be an incurrence of Indebtedness by the Company, subject to the other provisions of this covenant;

          (g) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (i) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (j) Indebtedness of Restricted Subsidiaries of the Company which are not Guarantors not to exceed the sum of (x) 90% of the accounts receivable of any such Restricted Subsidiary, (y) 70% of the inventory of any such Restricted Subsidiary and (z) 10% of the Net Worth of any such Restricted Subsidiary; provided that if any such Subsidiary shall sell or otherwise transfer any of its accounts receivable, the Net Cash Proceeds from any such sale or transfer shall be used to repay any Indebtedness of such Subsidiary incurred pursuant to this clause (j);

          (k) Indebtedness incurred by the Company or any of its Restricted Subsidiaries during any period of time when the Notes are rated Investment Grade by S&P and Moody's (or if either S&P or Moody's does not make a rating of the Notes publicly available, by either S&P or Moody's and an equivalent rating by another Rating Agency) and no Default or Event of Default shall have occurred and be continuing;

          (l) Indebtedness of the Company or any Guarantor in addition to that described in clauses (a) through (k) above, in an aggregate principal amount outstanding at any time not exceeding $20,000,000; and

          (m)(i) Indebtedness of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Company or any of its Restricted Subsidiaries and (ii) Indebtedness of any Restricted Subsidiary of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary, in each case other than the Indebtedness refinanced, redeemed or retired as described under "Use of Proceeds" herein or incurred under clause (c), (d),
     (e), (f), (g), (h), (i), (j)
     or (l) of this covenant; provided, however, that (x) the principal amount of Indebtedness incurred pursuant to this clause (m) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Directors of the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of reasonable expenses in connection therewith, and (y) in the case of Indebtedness incurred by the Company or any Guarantor pursuant to this clause (m), such Indebtedness (A) has no scheduled principal payment prior to the earlier of (1) the final maturity of the Indebtedness refinanced or (2) the 91st day after the Final Maturity Date and (B) has an Average Life to Stated Maturity greater than either (1) the Average Life to Stated Maturity of the Indebtedness refinanced or (2) the remaining Average Life to Stated Maturity of the Notes.

     The Company will not, directly or indirectly, in any event incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness of the Company.

     Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any of its Restricted Subsidiaries (other than (x) dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock), (y) the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary of the Company and (z) the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company to all holders of Common Stock of such Restricted Subsidiary on a pro rata basis),

          (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any of its Restricted Subsidiaries (other than any such Capital Stock owned by a Wholly-Owned Restricted Subsidiary),

          (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any such Indebtedness owned by the Company or a Wholly-Owned Restricted Subsidiary), or

          (d) make any Investment (other than any Permitted Investment) in any person

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment), (A) no Default or Event of Default shall have occurred and be continuing, (B) immediately prior to and after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "--Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness) and (C) the aggregate amount of all Restricted

Payments declared or made from and after the Issue Date would not exceed the sum of (1) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter of the Company during which the Issue Date occurs and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment, which period shall be treated as a single accounting period (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit) plus
(2) the aggregate net proceeds (the amount of such proceeds, if other than cash, shall be the Fair Market Value on the date such proceeds are received by the Company of the asset(s) comprising such proceeds) received by the Company either
(x) as capital contributions to the Company after the Issue Date from any person (other than a Subsidiary of the Company) or (y) from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock, but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Capital Stock)) of the Company to any person (other than to a Subsidiary of the Company) after the Issue Date plus (3) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (excluding any Investment described in clause (v) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment. For purposes of the preceding clause (C)(2), the value of the aggregate net proceeds received by the Company upon the issuance of Capital Stock upon the conversion of convertible Indebtedness or upon the exercise of options, warrants or rights will be the net proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental proceeds received by the Company upon the conversion or exercise thereof.

     None of the foregoing provisions will prohibit (i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the foregoing paragraph; (ii) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary of the Company in exchange for, or out of the net proceeds of, a substantially concurrent (x) capital contribution to the Company from any person (other than a Subsidiary of the Company) or (y) issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock) of the Company to any person (other than to a Subsidiary of the Company); provided, however, that the amount of any such net proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C)(2) of the preceding paragraph; (iii) so long as no Default or Event of Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net proceeds of, a substantially concurrent (x) capital contribution to the Company from any person (other than a Subsidiary of the Company) or (y) issue and sale of (1) Capital Stock (other than Redeemable Capital Stock) of the Company to any person (other than to a Subsidiary of the Company); provided, however, that the amount of any such net proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C)(2) of the preceding paragraph; or (2) Indebtedness of the Company issued to any person (other than a Subsidiary of the Company), so long as such Indebtedness is Subordinated Indebtedness which (x) has no Stated Maturity earlier than the 91st day after the Final Maturity Date, (y) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Notes and (z) is subordinated to the Notes in the same manner and at least to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired; (iv) so long as no Default or Event of Default shall have occurred and be continuing, the making of any Restricted Payment by the Company or any Restricted Subsidiary of the Company during any period of time when the Notes are rated Investment Grade by S&P and Moody's (or if either S&P or Moody's does not make a rating of the Notes publicly available, by either S&P or Moody's and an equivalent rating by another Rating Agency); (v) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the covenant described under "Disposition of Proceeds of Asset Sales" below; (vi) so long as no Default or Event of Default has occurred and is continuing, repurchases by the Company of Common Stock of the Company from employees of the Company or any of its

Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not exceeding $1,000,000 in any calendar year; and (vii) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not exceeding $5,000,000. In computing the amount of Restricted Payments previously made for purposes of clause (C) of the preceding paragraph, Restricted Payments made under the preceding clauses (i), (iv), (vi) and (vii) shall be included and clauses (ii), (iii) and (v) shall not be so included.

     Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, unless (x) in the case of Liens securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (y) in all other cases, the Notes are equally and ratably secured, except for (a) Liens existing as of the Issue Date and Liens under and as contemplated by agreements existing as of the Issue Date, including Liens on Capital Stock of Subsidiaries of the Company, accounts receivable, inventory and intangibles of the Company and its Restricted Subsidiaries securing Indebtedness (including any guarantees) under the Credit Agreement and the Note Agreement; (b) Liens securing the Notes or any Guarantee;
(c) Liens in favor of the Company; (d) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; and (e) Permitted Liens.

     Change of Control. Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Company shall be required to purchase all Notes properly tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the occurrence of the Change of Control, mail to each holder of Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Notes must follow to accept the Change of Control Offer.

     The occurrence of a Change of Control may result in the lenders under the Note Agreement and the Credit Agreement having the right to require the Company to repay all Indebtedness outstanding under the Note Agreement and the Credit Agreement, respectively. There can be no assurance that the Company will have adequate resources to repay or refinance all Indebtedness owing under the Note Agreement and the Credit Agreement or to fund the purchase of the Notes upon a Change of Control.

     The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above.

     Disposition of Proceeds of Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Sale during any period when the Notes are not rated Investment Grade by S&P and Moody's (or if either S&P or Moody's does not make a rating of the Notes publicly available, by either S&P or Moody's and an equivalent rating by another Rating Agency (such period, the "Non-Investment Grade Period")) unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents. To the extent the Net Cash Proceeds of any Asset Sale consummated during the Non-Investment Grade Period are not required
(a) to repay any Indebtedness secured by the assets subject to such Asset Sale pursuant to Liens permitted under the Indenture, (b) to repay Indebtedness incurred pursuant to clause (j) under "--Limitation on Indebtedness" or (c) to be applied to repay, and permanently reduce the commitments under, the Credit Agreement (as required by the terms thereof), or, in each case, are not so applied, the Company or such Restricted Subsidiary, as the case may be, may, within 365 days of such Asset Sale, apply such Net Cash Proceeds to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the businesses of the Company and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"). Any Net Cash Proceeds from any Asset Sale consummated during the Non-Investment Grade Period that are neither used to repay Indebtedness, as specified in the immediately preceding sentence, nor invested in Replacement Assets within the 365-day period described above constitute "Excess Proceeds," subject to disposition as provided below.

     When the aggregate amount of Excess Proceeds equals or exceeds $10,000,000, the Company shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the Notes, not more than 40 business days thereafter, an aggregate principal amount of Notes equal to such Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

     The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

     Limitation on Issuances and Sale of Preferred Stock by Restricted Subsidiaries. The Company (a) will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or a Wholly-Owned Restricted Subsidiary) and (b) will not permit any person (other than the Company or a Wholly-Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary of the Company; provided, however, that this covenant shall not prohibit the issuance and sale of (x) all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary of the Company owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture or (y) the issuance or sale of any Preferred Stock of a Restricted Subsidiary during any period of time when the Notes are rated Investment Grade by S&P and Moody's (or if either S&P or Moody's does not make a rating of the Notes publicly available, by either S&P or Moody's and an equivalent rating by another Rating Agency), so long as no Default or Event of Default shall have occurred and be continuing.

     Limitation on Transactions with Interested Persons. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company, unless (a) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Company, (b) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $5,000,000, the Company has obtained a written opinion from an Independent Financial Advisor stating that the terms of such transaction or series of transactions are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view and (c) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $2,500,000, the Company shall have delivered an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with the preceding clause (a) and, if applicable, certifying that the opinion referred to in the preceding clause (b) has been delivered and that such transaction or series of transactions has been approved by a majority of the Board of Directors of the Company; provided, however, that this covenant will not restrict the Company from (i) paying dividends in respect of its Capital Stock permitted under the covenant described under "--Limitation on Restricted Payments" above, (ii) paying reasonable and customary fees to directors of the Company who are not employees of the Company or (iii) making loans or advances to officers, employees or consultants of the Company and its Restricted Subsidiaries (including travel and moving expenses) in the ordinary course of business for bona fide business purposes of the Company or such Restricted Subsidiary not in excess of $5,000,000 in the aggregate at any one time outstanding.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company, (c) make loans or advances to, or any investment in, the Company or any other Restricted Subsidiary of the Company, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company or
(e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary of the Company, (iii) customary restrictions on transfers of property subject to a Lien permitted under the Indenture which could not materially adversely affect the Company's ability to satisfy its obligations under the Indenture and the Notes, (iv) any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary of the Company (or a Restricted Subsidiary of such person) in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the properties or assets of the person, so acquired, (v) provisions contained in agreements or instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument and (vi) encumbrances and restrictions under and as contemplated by agreements governing Indebtedness in effect on the Issue Date and encumbrances and restrictions in permitted refinancings or replacements thereof which are no less favorable to the holders of the Notes than those contained in the Indebtedness so refinanced or replaced.

     Limitation on Sale-Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale-Leaseback Transaction with respect to any property of the Company or any of its Restricted Subsidiaries. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may enter into Sale-Leaseback Transactions with respect to property acquired or constructed after the Issue Date; provided that (a) the Attributable Value of such Sale-Leaseback Transaction shall be deemed to be Indebtedness of the Company or such Restricted Subsidiary, as the case may be, and (b) after giving pro forma effect to any such Sale-Leaseback Transaction and the foregoing clause (a), the Company would be able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "--Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness).

     Reporting Requirements. The Company will file with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company has a class of securities registered under the Exchange Act. The Company will be required to file with the Trustee and provide to each holder of Notes within 15 days after it files them with the Commission (or if any such filing is not permitted under the Exchange Act, 15 days after the Company would have been required to make such filing) copies of such reports and documents.

MERGER, SALE OF ASSETS, ETC.

     Neither the Company nor any Guarantor will, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time of and after giving effect thereto (a) either (i) if the transaction or series of transactions is a merger or consolidation, the Company, the applicable Guarantor or applicable Restricted Subsidiary shall be the surviving person of such merger or consolidation, or (ii) the person formed by such consolidation or into which the Company, such Guarantor or such Restricted Subsidiary is merged or to which the properties and assets of the Company, such Guarantor or such Restricted Subsidiary, as the case may be, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company or such Guarantor, as the case may be, under the Notes or such Guarantor's Guarantee, as the case may be, and the Indenture, and in each case, the Indenture shall remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "--Certain Covenants--Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness); and (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Consolidated Net Worth of the Company or the Surviving Entity, as the case may be, is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions. The foregoing provisions shall not apply to a transaction involving the consolidation or merger of a Guarantor with or into another person, or the sale, lease, conveyance or disposition of all or substantially all of the assets of such Guarantor that results in such Guarantor being released from its Guarantee as provided in "--The Guarantees").

     In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein; provided that solely for purposes of computing amounts described in subclause (C) of the covenant described under "--Limitation on Restricted Payments" above, any such successor person shall only be deemed to have succeeded to and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation or transfer of assets.

EVENTS OF DEFAULT

     The following are "Events of Default" under the Indenture:

          (i) default in the payment of the principal of or premium, if any, on any Senior Note when the same becomes due and payable (upon Stated Maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise); or

          (ii) default in the payment of an installment of interest on any of the Notes, when the same becomes due and payable, which default continues for a period of 30 days; or

          (iii) failure to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture or any Guarantee (other than a default specified in clause (i) or (ii) above) and such default continues for a period of 30 days after written notice of such default requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by holders of 25% in aggregate principal amount of the Notes then outstanding; or

          (iv) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary of the Company then has outstanding Indebtedness in excess of $5,000,000, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

          (v) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $5,000,000, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

          (vi) either (i) the collateral agent under the Credit Agreement or
     (ii) any holder of at least $5,000,000 in aggregate principal amount of Indebtedness of the Company or any of its Restricted Subsidiaries shall commence judicial proceedings to foreclose upon assets of the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, individually or in the aggregate, in excess of $5,000,000 or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; or

          (vii) any Guarantee ceases to be in full force and effect or is declared null and void, or any Guarantor denies that it has any further liability under any Guarantee or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture) and such condition shall have continued for a period of 60 days after written notice of such failure (which notice shall specify the Default, demand that it be remedied and state that it is a "Notice of Default") requiring the Guarantor and the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

          (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary of the Company shall have occurred.

     If an Event of Default (other than as specified in clause (viii) above) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes due and payable immediately, upon which declaration, all amounts payable in respect of the Notes shall be immediately due and payable. If an Event of Default specified in clause (viii) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes,
(iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or the Notes or the Guarantees or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee, within such 30-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of not less than a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 30 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the Notes.

     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes and Guarantees ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and the Guarantors with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above (including the covenant described under "--Certain Covenants--Change of Control" above) and any subsequent failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity (except lost, stolen or destroyed Notes which have been replaced or paid); (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);
(iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or repaid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed Notes which have been replaced or paid) have been called for redemption pursuant to the terms of the Notes or have otherwise become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; (iii) there exists no Default or Event of

Default under the Indenture; and (iv) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

     From time to time, the Company and the Guarantors, when authorized by a resolution of their respective Boards of Directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes or the Guarantees for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939, as amended, or making any other change that does not adversely affect the rights of any holder of Notes; provided, however, that the Company has delivered to the Trustee an opinion of counsel stating that such change does not adversely affect the rights of any holder of Notes. Other amendments and modifications of the Indenture or the Notes or the Guarantees may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Notes, (ii) change the currency in which any Notes or any premium or the interest thereon is payable or make the principal of, premium, if any, or interest on any Note payable in money other than that stated in the Note, (iii) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture, any Guarantee or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (v) amend, change or modify the obligations of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate the Asset Sale Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto, (vii) reduce or change the rate or time for payment of interest on the Notes, (viii) modify or change any provision of the Indenture affecting the ranking of the Notes or any Guarantee in a manner adverse to the holders of the Notes, or (ix) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in compliance with the Indenture.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939, as amended) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture, the Notes and the Guarantees will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a person (a) assumed in connection with an Asset Acquisition from such person or (b) existing at the time such person becomes a Subsidiary of any other person.

     "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified person.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other person pursuant to which such person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such person or (c) the acquisition by the Company or any Restricted Subsidiary of the Company of any division or line of business of any person (other than a Restricted Subsidiary of the Company).

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease or other disposition to any person other than the Company or a Wholly-Owned Restricted Subsidiary, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary of the Company (other than in respect of director's qualifying shares or investments by foreign nationals mandated by applicable law); (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary of the Company; or (c) any other properties or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any sale, transfer or other disposition of equipment, tools or other assets (excluding Capital Stock of any Restricted Subsidiary of the Company) by the Company or any of its Restricted Subsidiaries in one or a series of related transactions in respect of which the Company or such Restricted Subsidiary receives cash or property with an aggregate Fair Market Value of $5,000,000 or less; (ii) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "--Merger, Sale of Assets, Etc." above; and (iii) any sale, transfer or exchange of Capital Stock of any Person other than a Restricted Subsidiary to the extent proceeds from which are Capital Stock of such Person or its Affiliates.

     "Attributable Value" means, as to any particular lease under which any person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capitalized Lease Obligation under which any person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such person in accordance with GAAP.

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (or any fraction thereof) from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) certificates of deposit with a maturity of 180 days or less of any financial institution that is organized under the laws of the United States, any state thereof or the District of Columbia that are rated at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another Rating Agency; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder or a group controlled by or comprised of Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could then be paid by the Company as a Restricted Payment under the Indenture, or a combination thereof, and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder or a group controlled by or comprised of Permitted Holders is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; (c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation.

     "Common Stock" means, with respect to any person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated Interest Expense and (d) Consolidated Income Tax Expense less (B) any non-cash items increasing Consolidated Net Income for such period.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the four full fiscal quarters immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (a) the incurrence of any Indebtedness (other than revolving credit Indebtedness) of such person or any of its Restricted Subsidiaries (and the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period, and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period. If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

     "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense and (ii) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Preferred Stock and Redeemable Capital Stock of such person and its Restricted Subsidiaries on a consolidated basis, multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the then current federal statutory income tax rate of such person.

     "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (i) the interest expense (net of interest income) of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations, (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses, (ii) the portion of net income (but not losses) of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries, (iii) net income (or loss) of any person combined with such person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,
(iv) any gain or loss realized upon the termination of any employee pension benefit plan, on an after-tax basis, (v) gains in respect of any Asset Sales by such person or one of its Restricted Subsidiaries and (vi) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Worth" means, with respect to any person at any date, the consolidated stockholders' equity of such person less the amount of such stockholders' equity attributable to Redeemable Capital Stock of such person and its Restricted Subsidiaries, as determined in accordance with GAAP.

     "Consolidated Non-cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which required an accrual of or a reserve for cash charges for any future period).

     "Credit Agreement" means the Credit Agreement dated as of the Issue Date, among the Company, certain of its Subsidiaries, Comerica Bank, in its individual capacity and as agent, and the other banks which are or become parties from time to time thereto, and as it may be amended, restated, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto, and any successor or replacement facility.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect any person or any of its Restricted Subsidiaries against fluctuations in currency values.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Event of Default" has the meaning set forth under "--Events of Default" herein.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any assets, the price, as determined by the Board of Directors of the Company, acting in good faith, which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided, however, that, with respect to any transaction which involves an asset or assets in excess of $250,000, such determination shall be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee.

     "Final Maturity Date" means July 15, 2005.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable from time to time and are consistently applied.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Guarantor" means (i) each of Walbro Automotive Corporation, a Delaware corporation, Walbro Engine Management Corporation, a Delaware corporation, Sharon Manufacturing Co., a Michigan corporation and Whitehead Engineered Products, Inc., a Delaware corporation, (ii) each Wholly-Owned Restricted Subsidiary of the Company which is incorporated under the laws of the United States or any state therein or the District of Columbia which incurs Indebtedness (other than to the Company or a Wholly-Owned Restricted Subsidiary) in an aggregate principal amount in excess of $5,000,000 for so long as such Wholly-Owned Restricted Subsidiary has Indebtedness outstanding in excess of $5,000,000 and (iii) any other Subsidiary that guarantees the Notes.

     "Indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business and which are not overdue by more than 180 days, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such person, (g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations under or in respect of Currency Agreements and Interest Rate Protection Obligations of such person, and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (h) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value.

     "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company or any of its Subsidiaries and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Protection Agreement" means any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Interest Rate Protection Obligations" means the obligations of any person pursuant to an Interest Rate Protection Agreement.

     "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. In addition, the Fair Market Value of the assets of any Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary shall be deemed to be an Investment made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in the ordinary course of business in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be.

     "Investment Grade" means, with respect to the Notes, (i) in the case of S&P, a rating of at least BBB-, (ii) in the case of Moody's, a rating of at least Baa3, and (iii) in the case of a Rating Agency other than S&P or Moody's, the equivalent rating, or in each case, any successor, replacement or equivalent definition as promulgated by S&P, Moody's or other Rating Agency, as the case may be; provided that a rating of BBB-, with respect to S&P, Baa3, with respect to Moody's, or the equivalent rating of another Rating Agency other than S&P or Moody's (or any such successor, replacement or equivalent definition) shall not be Investment Grade if any such Rating Agency shall have then placed the Notes on credit watch with negative implications.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) net of
(i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Company or any Restricted Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

     "Net Worth" means, with respect to any person at any date, the stockholders' equity of such person less the amount of such stockholders' equity attributable to Redeemable Capital Stock of such person, as determined in accordance with GAAP.

     "Note Agreement" means the Note Agreement dated as of October 1, 1994 by and among the Company and the Purchasers named on Schedule I thereto, relating to the $45,000,000 aggregate principal amount of 7.68% Senior Notes due October 1, 2004 of the Company.

     "Permitted Holder" means (i) each of Lambert E. Althaver, Robert H. Walpole, Gary L. Vollmar, Richard H. Whitehead, Michael A. Shope and Daniel L. Hittler; (ii) each spouse, lineal descendant and spouse of a lineal descendant of a person named in clause (i); and (iii) the estate or legal representative of a person named in clause (i) or (ii).

     "Permitted Investments" means any of the following: (i) Investments in any Wholly-Owned Restricted Subsidiary (including any person that pursuant to such Investment becomes a Wholly-Owned Restricted Subsidiary) and any person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or any Wholly-Owned Restricted Subsidiary at the time such Investment is made; (ii) Investments in Cash Equivalents; (iii) Investments in deposits with respect to leases or utilities provided to third parties in the ordinary course of business; (iv) Investments in the Notes; (v) Investments in Currency Agreements on commercially reasonable terms entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operations of the business of the Company or its Restricted Subsidiaries to hedge against fluctuations in foreign exchange rates; (vi) loans or advances to officers, employees or consultants of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of the Company and its Restricted Subsidiaries (including travel and moving expenses) not in excess of $1,000,000 in the aggregate at any one time outstanding; (vii) Investments in evidences of Indebtedness, securities or other property received from another person by the Company or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such person held by the Company or any of its Restricted Subsidiaries, or for other liabilities or obligations of such other person to the Company or any of its Restricted Subsidiaries that were created in accordance with the terms of the Indenture; (viii) Investments in Interest Rate Protection Agreements on commercially reasonably terms entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operations of the business of the Company or its Restricted Subsidiaries to hedge against fluctuations in interest rates; and
(ix) other Investments made after the Issue Date not to exceed $10,000,000 in the aggregate plus an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment.

     "Permitted Liens" means the following types of Liens:

          (a) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (d) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (e) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (f) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

          (g) purchase money Liens to finance the acquisition or construction of property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (i) the related purchase money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or construction,
     (ii) the amount of Indebtedness secured by any such Lien shall not exceed the purchase price of the property or assets acquired or constructed and
     (iii) the Lien securing such Indebtedness either (x) exists at the time of such acquisition or construction or (y) shall be created within 90 days of such acquisition or construction;

          (h) other purchase money Liens to finance the acquisition or construction of property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business securing Indebtedness of the Company and its Restricted Subsidiaries under industrial revenue bonds or other Indebtedness of the Company and its Restricted Subsidiaries for which a governmental entity or agency provides direct or indirect credit support not to exceed $20,000,000 in the aggregate at any one time outstanding; provided, however, that (i) the amount of Indebtedness secured by any such Lien shall not exceed 125% of the purchase price of the property or assets acquired or constructed and
     (ii) the Lien securing such Indebtedness either (x) exists at the time of such acquisition or construction or (y) shall be created within 90 days of such acquisition or construction;

          (i) other Liens; provided that at the time any such Lien is to be incurred, all such Liens incurred pursuant to this clause (i) secure obligations of the Company and its Restricted Subsidiaries not to exceed 10% of the Consolidated Net Worth of the Company after giving pro forma effect to the Lien that is to be incurred; and

          (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

     "person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference Capital Stock of such person.

     "Rating Agency" means a nationally recognized securities rating agency, selected by the Company and satisfactory to the Trustee.

     "Redeemable Capital Stock" means any shares of any class or series of Capital Stock that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity with respect to the principal of any Note or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity.

     "Restricted Subsidiary" means a Subsidiary of any person which is not an Unrestricted Subsidiary.

     "Sale-Leaseback Transaction" of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Significant Subsidiary" shall have the same meaning as in Rule 1.02(v) of Regulation S-X under the Securities Act.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor which is expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

     "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and (ii) any other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

     "Unrestricted Subsidiary" means a Subsidiary of the Company (i) none of whose properties or assets were owned by the Company or any of its Subsidiaries on or prior to the Issue Date, other than any such assets as are transferred to such Unrestricted Subsidiary in accordance with the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (ii) whose properties and assets, to the extent that they secure Indebtedness, secure only Non-Recourse Indebtedness and (iii) which has no Indebtedness other than Non-Recourse Indebtedness. As used above, "Non-Recourse Indebtedness" means Indebtedness as to which (i) neither the Company nor any of its Restricted Subsidiaries (1) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness), (2) guarantees or is otherwise directly or indirectly liable or (3) constitutes the lender (in each case, other than pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Restricted Payments") and (ii) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity. The Company shall not be permitted to designate any Unrestricted Subsidiary as a Restricted Subsidiary unless, after giving pro forma effect to such designation, (i) the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "--Certain Covenants--Limitation on Indebtedness" above (assuming a market rate of interest with respect to such Indebtedness) and (ii) all Indebtedness and Liens of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary of the Company under the Indenture. An Unrestricted Subsidiary shall not be designated as a Restricted Subsidiary unless the Company shall have provided written notice to the Trustee as to compliance with the Indenture. A designation of an Unrestricted Subsidiary as a Restricted Subsidiary may not thereafter be rescinded.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company or one or more Wholly-Owned Restricted Subsidiaries or by the Company and one or more Wholly-Owned Restricted Subsidiaries. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the material anticipated federal income tax consequences of the issuance of New Notes and the Exchange Offer is based upon the provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the IRS on any tax matters relating to the New Notes or the Exchange Offer. This discussion is for general information only and does not purport to address all of the possible federal income tax consequences or any state, local or foreign tax consequences of the acquisition, ownership and disposition of the Old Notes, the New Notes or the Exchange Offer. It is limited to investors who will hold the Old Notes and the New Notes as capital assets and does not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to certain types of investors (such as dealers in securities; insurance companies; financial institutions; foreign corporations; partnerships; trusts; nonresident individuals; and tax-exempt entities) who may be subject to special treatment under federal income tax laws.

INDEBTEDNESS

     The Old Notes and the New Notes should be treated as indebtedness of the Company. In the unlikely event the Old Notes or the New Notes were treated as equity, the amount treated as a distribution on any such Old Note or New Note would first be taxable to the holder as dividend income to the extent of the Company's current and accumulated earnings and profits, and would next be treated as a return of capital to the extent of the holder's tax basis in the Old Notes or New Notes, with any remaining amount treated as a gain from the sale of an Old Note or a New Note. In addition, in the event of equity treatment, amounts received in retirement of an Old Note or a New Note might in certain circumstances be treated as a dividend, and the Company could not deduct amounts paid as interest on such Old Notes or New Notes. The remainder of this discussion assumes that the Old Notes and the New Notes will constitute indebtedness.

EXCHANGE OFFER

     The exchange of the Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an "exchange" because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder of the Old Notes should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer.

INTEREST

     A holder of an Old Note or a New Note will be required to report stated interest on the Old Note and the New Note as interest income in accordance with the holder's method of accounting for tax purposes. Because the Old Notes were issued at 99.65% of par there is no original issue discount pursuant to the de minimis exception to the "original issue discount" rules.

TAX BASIS IN OLD NOTES AND NEW NOTES

     A holder's tax basis in an Old Note will be the holder's purchase price for the Old Note. If a holder of an Old Note exchanges the Old Note for a New Note pursuant to the Exchange Offer, the tax basis of the New Note immediately after such exchange should equal the holder's tax basis in the Old Note immediately prior to the exchange.

DISPOSITION OF OLD NOTES OR NEW NOTES

     The sale, exchange, redemption or other disposition of an Old Note or a New Note, except in the case of an exchange pursuant to the Exchange Offer (see the above discussion), generally will be a taxable event. A holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of the Old Note or the New Note (except to the extent attributable to accrued interest) and (ii) the holder's adjusted tax basis in such debt instrument. Such gain or loss will be capital gain or loss, and will be long term if the Old Notes have been held for more than one year at the time of the sale or other disposition.

PURCHASERS OF OLD NOTES AT OTHER THAN ORIGINAL ISSUANCE PRICE

     The foregoing does not discuss special rules which may affect the treatment of purchasers that acquired Old Notes other than at par, including those provisions of the Internal Revenue Code relating to the treatment of "market discount," and "amortizable bond premium." Any such purchaser should consult its tax advisor as to the consequences to him of the acquisition, ownership, and disposition of Old Notes.

BACKUP WITHHOLDING

     Unless a holder provides its correct taxpayer identification number (employer identification number or social security number) to the Company and certifies that such number is correct, generally under the federal income tax backup withholding rules, 31% of (1) the interest paid on the Old Notes and the New Notes, and (2) proceeds of sale of the Old Notes and the New Notes, must be withheld and remitted to the United States Treasury. Therefore, each holder should complete and sign the Substitute Form W-9 included so as to provide the information and certification necessary to avoid backup withholding. However, certain holders (including, among others, certain foreign individuals) are not subject to these backup withholding and reporting requirements. For a foreign individual to qualify as an exempt foreign recipient, that exchanging holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt foreign status. Such statements can be obtained from the Company. For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Substitute Form W-9 if the Old Notes are held in more than one name), contact the Company's secretary, 6242 Garfield Street, Cass City, Michigan 48726-1325 or telephone number (517) 872-2131.

     Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

                         OLD NOTES REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement, the Company has agreed to file with the Commission a registration statement under the Securities Act with respect to an offer to exchange the Old Notes for the New Notes. Upon the effectiveness of the Exchange Offer registration statement, the Company will offer to the holders of Old Notes who are able to make certain representations the opportunity to exchange their Old Notes for New Notes. If (i) the Company is not permitted to file the Exchange Offer registration statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Old Notes notifies the Company within the specified time period that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer registration statement is not appropriate or available for such resales by such holder or (C) it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission the Shelf Registration Statement to cover resales of the "Transfer Restricted Notes" (as defined) by the holders thereof. The Company will use reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Notes" means each Old Note until (i) the date on which such Old Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer, of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus,
(iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     Under existing Commission interpretations, the Transfer Restricted Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act will be delivered upon resale by such broker-dealer in connection with resales of the New Notes. The Company has agreed, for a period of 180 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any New Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of the Old Notes who wishes to exchange such Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder if not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     The Registration Rights Agreement provides that: (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will file an Exchange Offer registration statement with the Commission on or prior to 60 days after the date of original issuance of the Old Notes (the "Closing Date"), (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will use its best efforts to have the Exchange Offer registration statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use reasonable efforts to issue, on or prior to 20 business days after the date on which the Exchange Offer registration statement was declared effective by the Commission, New Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will file prior to the later of (x) 60 days after the Closing Date or (y) 30 days after such filing obligation arises and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises; provided that if the Company has not consummated the Exchange Offer within 180 days of the Closing Date, then the Company will file the Shelf Registration Statement with the Commission on or prior to the 181st day after the Closing Date. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the third anniversary of the Closing Date or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto. If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"),
(c) the Company fails to consummate the Exchange Offer within 20 business days of the Effectiveness Target Date with respect to the Exchange Offer registration statement, or (d) the Shelf Registration Statement or the Exchange Offer registration statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above, a "Registration Default"), then the interest rate on Transfer Restricted Notes will increase ("Additional Interest"), with respect to the first 90-day period immediately following the occurrence of such Registration Default by 0.50% per annum and will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of 2% per annum. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease and the Interest rate will revert to the original rate.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                         BOOK ENTRY; DELIVERY AND FORM

     The New Notes initially will be represented by a single, permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note will be deposited on the Closing Date with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

THE GLOBAL NOTE

     The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interest represented by such Global Note to the respective accounts for persons who have accounts with DTC and (ii) ownership of beneficial interest in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interest through participants.

     So long as DTC or its nominee is the registered owner or holder of the New Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in any Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium, if any, and interest (including Additional Interest) on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interest in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Certificated Securities, or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Note.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Notes directly from the Company or (iii) broker-dealers who acquired Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such New Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such New Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Old Notes to the Initial Purchasers) with the Prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. The Company and the Guarantors have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

     Each holder of the Old Notes who wishes to exchange its Old Notes for New Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer-- Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a broker-dealer and who receives New Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such New Notes.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to cause the New Notes to be listed on the New York Stock Exchange.

                                 LEGAL MATTERS

     Certain legal matters regarding the validity of the New Notes offered hereby will be passed upon for the Company by Katten Muchin & Zavis, a partnership including professional corporations, Chicago, Illinois.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The audited consolidated financial statements of the Company (excluding
Dyno) at December 31, 1994, 1993 and 1992, and for each of the three years in the period ended December 31, 1994, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in its report appearing herein. The audited combined financial statements of Dyno at December 31, 1994 and for the period then ended included in this Prospectus have been audited by Arthur Andersen & Co. GmbH, independent public accountants, as stated in its report appearing herein. In addition, the combined financial statements of Dyno at December 31, 1993, for the period ended December 31, 1993, and the combined statement of revenues and direct costs and expenses for the period ended December 31, 1992, included in this Prospectus have been audited by Deloitte & Touche, independent public accountants, as stated in their reports appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

WALBRO CORPORATION

     As of December 31, 1994, 1993 and 1992 and for the years ended December 31, 1994, 1993 and 1992

Report of Independent Public Accountants.............................................    F-2
Consolidated Balance Sheets..........................................................    F-3
Consolidated Statements of Income....................................................    F-4
Consolidated Statements of Stockholders' Equity......................................    F-5
Consolidated Statements of Cash Flows................................................    F-6
Notes to Consolidated Financial Statements...........................................    F-7

     As of June 30, 1995 and for the six months ended June 30, 1995 and 1994

Unaudited Consolidated Balance Sheet as of June 30, 1995 and
  Audited Consolidated Balance Sheet as of December 31, 1994.........................   F-37
Consolidated Statements of Income (Unaudited)........................................   F-38
Consolidated Statements of Cash Flows (Unaudited)....................................   F-39
Notes to Consolidated Financial Statements (Unaudited)...............................   F-40

THE FUEL SYSTEMS BUSINESS OF DYNO INDUSTRIER A.S

     As of December 31, 1994 and 1993 and for the years ended December 31, 1994 and 1993


Report of Independent Public Accountants.............................................   F-47
Combined Balance Sheets..............................................................   F-49
Combined Income Statements...........................................................   F-50
Combined Statements of Cash Flows....................................................   F-51
Notes to the Combined Financial Statements...........................................   F-52


     For the year ended December 31, 1992


Report of Independent Public Accountants.............................................   F-62
Combined Statement of Revenues and Direct Costs and Expenses.........................   F-63
Notes to the Financial Statements....................................................   F-64


     As of June 30, 1995 and for the six months ended June 30, 1995 and 1994


Unaudited Combined Balance Sheets as of June 30, 1995 and December 31, 1994..........   F-66
Combined Income Statements (Unaudited)...............................................   F-67
Combined Statements of Cash Flows (Unaudited)........................................   F-68
Notes to the Combined Financial Statements (Unaudited)...............................   F-69

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors and
Stockholders of Walbro Corporation:

     We have audited the accompanying consolidated balance sheets of Walbro Corporation (a Delaware corporation) and subsidiaries as of December 31, 1994, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Walbro Corporation and subsidiaries as of December 31, 1994, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 3 to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for investments in debt and equity securities. In addition, as discussed in Note 10 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for postretirement benefits other than pensions.

                                          ARTHUR ANDERSEN LLP

Detroit, Michigan,
February 14, 1995
(Except with respect to the matters
discussed in Notes 20 and 21, as to
which the date is June 30, 1995).

                       WALBRO CORPORATION & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        DECEMBER 31, 1994, 1993 AND 1992

                                                                       1994           1993           1992
                                                                     --------       --------       --------
                                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Current Assets:
  Cash............................................................   $  4,540       $  4,605       $  8,248
  Accounts receivable, net........................................     66,333         44,676         40,369
  Inventories.....................................................     31,439         26,898         23,938
  Prepaid expenses and other......................................      4,001          7,266          4,544
  Deferred and refundable income taxes............................      3,663          4,871          3,115
                                                                     --------       --------       --------
    Total Current Assets..........................................    109,976         88,316         80,214
                                                                     --------       --------       --------
Plant and Equipment, at cost:
  Land............................................................      1,234            426            678
  Buildings and improvements......................................     44,668         43,689         34,385
  Machinery and equipment.........................................     93,127         71,727         65,128
                                                                     --------       --------       --------
                                                                      139,029        115,842        100,191
  Less -- Accumulated depreciation................................     50,737         41,666         34,635
                                                                     --------       --------       --------
    Net Plant and Equipment.......................................     88,292         74,176         65,556
                                                                     --------       --------       --------
Other Assets:
  Funds held for construction.....................................      1,061          2,710          --
  Joint ventures..................................................     16,518         11,278         10,095
  Investments.....................................................     10,797          8,057          5,988
  Goodwill, net...................................................     16,905         16,937         16,620
  Plant and equipment held for resale.............................         80             80            248
  Notes receivable................................................      4,366          3,616          1,974
  Deferred income taxes...........................................        871             41          --
  Other...........................................................      8,500         10,084         12,325
                                                                     --------       --------       --------
    Total Other Assets............................................     59,098         52,803         47,250
                                                                     --------       --------       --------
    Total Assets..................................................   $257,366       $215,295       $193,020
                                                                     ========       ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt...............................   $  8,442       $    408       $  7,069
  Bank and other borrowings.......................................      6,970          5,375          2,642
  Accounts payable................................................     23,252         19,991         17,070
  Accrued liabilities.............................................     12,077         11,500          8,881
  Dividends payable...............................................        857            855            810
                                                                     --------       --------       --------
    Total Current Liabilities.....................................     51,598         38,129         36,472
                                                                     --------       --------       --------
Long-Term Liabilities:
  Long-term debt, less current portion............................     66,136         52,392         49,638
  Pension obligations and other...................................      8,153          8,071          3,157
  Deferred income taxes...........................................      2,439          2,557          3,843
  Minority interest...............................................      1,125          --             --
                                                                     --------       --------       --------
    Total Long-Term Liabilities...................................     77,853         63,020         56,638
                                                                     --------       --------       --------
Stockholders' Equity
  Common stock, $.50 par value; authorized 15,000,000; outstanding
    8,564,576 in 1994, 8,551,782 in 1993, and 8,098,242 in 1992...      4,282          4,276          4,049
  Paid-in capital.................................................     64,221         63,997         57,139
  Retained earnings...............................................     55,855         44,686         38,422
  Deferred compensation...........................................     (1,225)        (1,634)        (2,042)
  Minimum pension liability adjustment............................      --              (520)          (371)
  Unrealized gain on securities available for sale................      1,428          --             --
  Cumulative translation adjustments..............................      3,354          3,341          2,713
                                                                     --------       --------       --------
    Total Stockholders' Equity....................................    127,915        114,146         99,910
                                                                     --------       --------       --------
    Total Liabilities and Stockholders' Equity....................   $257,366       $215,295       $193,020
                                                                     ========       ========       ========

        The accompanying notes are an integral part of these statements.

                       WALBRO CORPORATION & SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                 1994         1993         1992
                                                               --------     --------     --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales...................................................   $325,205     $273,463     $241,416
Costs and Expenses:
  Cost of sales.............................................    261,501      216,804      185,712
  Selling and administrative expenses.......................     39,318       33,043       33,614
  Reorganization and restructuring charges..................      --           1,760        --
                                                               --------     --------     --------
Operating Income............................................     24,386       21,856       22,090
Other Expense (Income):
  Unrealized loss on marketable equity security.............      --           --           1,050
  Interest expense..........................................      3,862        2,594        3,704
  Interest income...........................................        (91)         (35)        (591)
  Foreign currency exchange loss............................      2,602        1,495          566
  Other.....................................................        111          572          350
                                                               --------     --------     --------
  Income before provision for income taxes, minority
     interest, equity in (income) loss of joint ventures and
     cumulative effect of accounting change.................     17,902       17,230       17,011
Provision for income taxes..................................      5,824        4,574        4,664
Minority interest...........................................         92        --           --
Equity in (income) loss of joint ventures...................     (2,609)          89         (179)
                                                               --------     --------     --------
Income before cumulative effect of accounting change........     14,595       12,567       12,526
Cumulative effect of accounting change, net of tax benefit
  of $1,494 in 1993.........................................      --           2,900        --
                                                               --------     --------     --------
     Net income.............................................   $ 14,595     $  9,667     $ 12,526
                                                               ========     ========     ========
Primary Income Per Share:
  Income before cumulative effect of accounting change......   $   1.70     $   1.47     $   1.63
  Cumulative effect of accounting change, net of tax
     benefit................................................      --            (.34)       --
                                                               --------     --------     --------
     Net income.............................................   $   1.70     $   1.13     $   1.63
                                                               ========     ========     ========
Fully Diluted Income Per Share:
  Income before cumulative effect of accounting change......   $   1.70     $   1.47     $   1.58
  Cumulative effect of accounting change, net of tax
     benefit................................................      --            (.34)       --
                                                               --------     --------     --------
     Net income.............................................   $   1.70     $   1.13     $   1.58
                                                               ========     ========     ========

        The accompanying notes are an integral part of these statements.

                       WALBRO CORPORATION & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                                           UNREALIZED
                                                                                            GAIN ON
                                                                               MINIMUM     SECURITIES   CUMULATIVE
                                  COMMON   PAID-IN   RETAINED     DEFERRED     PENSION     AVAILABLE    TRANSLATION
                                  STOCK    CAPITAL   EARNINGS   COMPENSATION   LIABILITY    FOR SALE    ADJUSTMENTS
                                  ------   -------   --------   ------------   ---------   ----------   -----------
                                                                  (IN THOUSANDS)
Balance --
  December 31, 1991.............  $3,049    $17,355    $29,088      $ (2,450)     $    --    $    --      $ 3,297
  Net proceeds from public
    offering of 1,112,135 shares
    of common stock.............     556     25,720         --            --           --         --           --
  Conversion of convertible
    subordinated notes into
    827,086 shares of common
    stock.......................     414     12,794         --            --           --         --           --
  Conversion of Series C
    redeemable preferred
    stock.......................      15        930         --            --           --         --           --
  Exercise of stock options.....      15        340         --            --           --         --           --
  ESOP debt payments............      --         --         --           408           --         --           --
  Net income....................      --         --     12,526            --           --         --           --
  Additional minimum pension
    liability...................      --         --         --            --         (371)        --           --
  Cash dividends
    ($.40 per share)............      --         --     (3,192)           --           --         --           --
  Translation adjustments.......      --         --         --            --           --         --         (584)
                                  ------    -------    -------      --------      -------    -------      -------
Balance --
  December 31, 1992.............   4,049     57,139     38,422        (2,042)        (371)        --        2,713
  Conversion of convertible
    subordinated notes into
    404,429 shares of common
    stock.......................     202      6,273         --            --           --         --           --
  Exercise of stock options.....      25        585         --            --           --         --           --
  ESOP debt payments............      --         --         --           408           --         --           --
  Net income....................      --         --      9,667            --           --         --           --
  Additional minimum pension
    liability...................      --         --         --            --         (149)        --           --
  Cash dividends
    ($.40 per share)............      --         --     (3,403)           --           --         --           --
  Translation adjustments.......      --         --         --            --           --         --          628
                                  ------    -------    -------      --------      -------    -------      -------
Balance --
  December 31, 1993.............   4,276     63,997     44,686        (1,634)        (520)        --        3,341
  Change in accounting for
    securities available for
    sale -- January 1, 1994.....      --         --         --            --           --      2,096           --
  Exercise of stock options.....       6        224         --            --           --         --           --
  ESOP debt payments............      --         --         --           409           --         --           --
  Net income....................      --         --     14,595            --           --         --           --
  Additional minimum pension
    liability...................      --         --         --            --          520         --           --
  Cash dividends
    ($.40 per share)............      --         --     (3,426)           --           --         --           --
  Change in market value of
    securities available for
    sale........................      --         --         --            --           --       (668)          --
  Translation adjustments.......      --         --         --            --           --         --           13
                                  ------    -------    -------      --------      -------     ------      -------
Balance --
  December 31, 1994.............  $4,282    $64,221    $55,855      $ (1,225)     $    --     $1,428       $3,354
                                  ======    =======    =======      ========      =======     ======       ======

        The accompanying notes are an integral part of these statements.

                       WALBRO CORPORATION & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                                   1994        1993        1992
                                                                 --------    --------    --------
                                                                          (IN THOUSANDS)
Cash Flows From Operating Activities:
  Net income..................................................   $ 14,595    $  9,667    $ 12,526
  Adjustments to reconcile net income to net cash provided by operating activities-
       Depreciation and amortization..........................     14,672      11,339      10,339
       Cumulative effect of accounting change.................      --          2,900       --
       Loss on disposition of assets..........................        449         372         870
       Minority interest......................................         92       --          --
       (Income) loss of joint ventures........................     (2,609)         89        (179)
       Reorganization and restructuring charges...............      --            754       --
       Unrealized loss on marketable equity security..........      --          --          1,050
       Change in assets and liabilities, net of effects of
          acquisitions:
          Deferred income taxes...............................       (681)     (1,324)     (1,117)
          Deferred pension obligations and other..............        519         544         659
          Accounts payable and accrued liabilities............        704       4,220      (1,436)
          Accounts receivable, net............................    (18,463)     (3,449)     (8,078)
          Inventories.........................................     (3,752)     (2,752)     (3,297)
          Prepaid expenses and other..........................      4,951      (6,979)     (3,767)
                                                                 --------    --------    --------
            Total adjustments.................................     (4,118)      5,714      (4,956)
                                                                 --------    --------    --------
       Net cash provided by operating activities..............     10,477      15,381       7,570
                                                                 --------    --------    --------
Cash Flows From Investing Activities:
  Purchase of plant and equipment.............................    (18,844)    (20,260)    (14,681)
  Acquisitions, net of cash acquired..........................     (1,480)      1,312       --
  Purchase of other assets....................................     (2,615)     (2,047)     (3,455)
  Investment in joint ventures and other......................     (1,508)     (1,333)     (4,206)
  Proceeds from disposal of assets............................      1,463       3,149         276
                                                                 --------    --------    --------
       Net cash used in investing activities..................    (22,984)    (19,179)    (22,066)
                                                                 --------    --------    --------
Cash Flows From Financing Activities:
  Net borrowings (repayments) under revolving line-of-credit
     agreements...............................................    (27,739)     (3,691)      8,834
  Debt repayments.............................................       (824)     (2,617)    (13,247)
  Proceeds from issuance of long-term debt....................     45,000       9,000       6,300
  Proceeds from issuance of common stock and options..........        230         610      26,629
  Retirement of redeemable preferred stock....................      --          --         (6,500)
  Cash dividends paid.........................................     (3,424)     (3,359)     (2,992)
                                                                 --------    --------    --------
       Net cash provided by (used in) financing activities....     13,243         (57)     19,024
                                                                 --------    --------    --------
  Effect of exchange rate changes on cash.....................       (801)        212        (513)
                                                                 --------    --------    --------
  Net increase (decrease) in cash.............................        (65)     (3,643)      4,015
  Cash at beginning of year...................................      4,605       8,248       4,233
                                                                 --------    --------    --------
  Cash at end of year.........................................   $  4,540    $  4,605    $  8,248
                                                                 ========    ========    ========

        The accompanying notes are an integral part of these statements.

                       WALBRO CORPORATION & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Principles of Consolidation:

     The consolidated financial statements include the accounts of Walbro Corporation and its wholly-owned and majority owned subsidiaries (the Company). Investments in joint ventures are generally accounted for under the equity method (Note 2). Significant transactions and balances among the Company and its subsidiaries have been eliminated in the consolidated financial statements.

Foreign Currency Translation:

     The assets and liabilities of the Company's foreign operations are generally translated into U.S. dollars at current exchange rates, and revenues and expenses are translated at average exchange rates for the year. Resulting translation adjustments are reflected as a separate component of stockholders' equity.

     Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions which operate as a hedge of an identifiable foreign currency commitment or as a hedge of a foreign currency investment position, are included in the results of operations as incurred.

Accounts Receivable:

     Accounts receivable are net of allowances for doubtful accounts of $732,000, $413,000 and $340,000 as of December 31, 1994, 1993 and 1992,
respectively.

Inventories:

     Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories include raw materials and component parts, work-in-process and finished products. Work-in-process and finished products inventories include material, labor and manufacturing overhead costs.

     Inventory at December 31, 1994 consisted of the following (in thousands):

                                                                              1994
                                                                             -------
          Raw materials and components....................................   $19,310
          Work-in-process.................................................     6,915
          Finished products...............................................     5,214
                                                                             -------
                                                                             $31,439
                                                                             =======

     Amounts included in work-in-process and finished products in 1993 and 1992 were not material.

Plant and Equipment:

     The Company provides for depreciation of plant and equipment based upon the acquisition costs and the estimated service lives of depreciable assets. The straight-line method is the principal method used to compute depreciation for financial reporting purposes. However, the units-of-production method is used to compute depreciation of certain equipment. Estimated service lives of depreciable assets are as follows: buildings and improvements -- 30 years, machinery and equipment -- 5 to 10 years.

Marketable Equity Securities:

     Effective January 1, 1994, the carrying value of marketable equity securities is market value (Note 3). During 1993 and 1992, the carrying value of marketable equity securities was based on the lower of cost or

                       WALBRO CORPORATION & SUBSIDIARIES
quoted market value. Net unrealized losses on non-current marketable equity securities that were deemed to be other than temporary were reflected in income. Realized gains and losses on the sale of marketable equity securities are recognized in income on the specific identification basis.

Goodwill:

     Goodwill consists of purchase price and related acquisition costs in excess of the fair value of the identifiable net assets acquired. Goodwill is amortized on a straight-line basis over 15 to 40 years. The Company evaluates the carrying value of goodwill for potential impairment on an ongoing basis. Such evaluations compare operating income before amortization of goodwill of the operations to which goodwill relates to the amortization recorded. The Company also considers future anticipated operating results, trends and other circumstances in making such evaluations.

     Goodwill consisted of the following at December 31 (in thousands):

                                                            1994       1993       1992
                                                           -------    -------    -------
          Goodwill......................................   $19,367    $18,943    $18,137
          Less: Accumulated amortization................    (2,462)    (2,006)    (1,517)
                                                           -------    -------    -------
                                                           $16,905    $16,937    $16,620
                                                           =======    =======    =======

Income Taxes:

     The consolidated financial statements for 1994 and 1993 have been prepared in accordance with the provisions of Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes." The adoption of SFAS No. 109 as of January 1, 1993 did not have a material impact on the consolidated financial statements of the Company. The consolidated financial statements for 1992 have been prepared in accordance with the provisions of SFAS No. 96, which was superseded by SFAS No. 109. The 1992 consolidated financial statements have not been restated to conform to the 1994 and 1993 presentation.

     Deferred income taxes represent the effect of cumulative temporary differences between income and expense items reported for financial statement and tax purposes, and between the bases of various assets and liabilities for financial statement and tax purposes. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence, it is deemed more likely than not that the asset will not be realized.

Research and Development Costs:

     Research and development costs are charged to operations as incurred and amounted to $12,199,000, $9,484,000 and $9,040,000 for 1994, 1993 and 1992,
respectively.

Financial Instruments:

     The Company enters into interest rate swap agreements. The differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements. In order to manage exposure to fluctuations in foreign currency exchange rates, the Company regularly enters into forward currency exchange contracts. Gains and losses on contracts that hedge specific foreign currency commitments are deferred and recognized in net income in the period in which the related transaction is consummated. Gains and losses on contracts that hedge net investments in foreign joint ventures or subsidiaries are recognized as cumulative translation adjustments in stockholders' equity. Gains and losses on forward currency exchange contracts that do not qualify as hedges are recognized as other income or expense.

                       WALBRO CORPORATION & SUBSIDIARIES

Per Share Information:

     Primary income per share is based on the weighted average number of shares outstanding during each period. Shares used in the per share calculations were 8,602,077 in 1994, 8,537,375 in 1993 and 7,675,974 in 1992.

     Fully diluted income per share is calculated by dividing income, after deducting interest on the subordinated debt, by the weighted average common shares outstanding during the period under the treasury stock method. Shares used in the per share calculations were 8,602,077 in 1994, 8,537,375 in 1993 and 8,160,472 in 1992.

Reclassifications:

     Certain amounts in prior years' consolidated financial statements have been reclassified to conform with the presentation used in 1994.

NOTE 2. JOINT VENTURES.

     The investments in joint ventures as of December 31 are as follows:

                                                           PERCENT BENEFICIAL OWNERSHIP
                                                           ----------------------------
                                                             1994        1993      1992
                                                           --------    --------    ----
          Marwal Systems, S.A. .........................        49%         49%     49%
          Walbro Korea Ltd. ............................   (Note 4)    (Note 4)     50%
          Mitsuba-Walbro, Inc. .........................        50%         50%     50%
          Marwal do Brasil, Ltda. ......................        49%         49%     --
          Korea Automotive Fuel Systems, Ltd. ..........        49%       --        --

     The above joint ventures are generally involved in the design and manufacture of precision fuel systems products for the global automotive market.

     All of the above investments in joint ventures are accounted for using the equity method, except Walbro Korea Ltd. in 1994 and 1993 (Note 4). Certain adjustments are made to the joint ventures' income so that recorded income is stated in accordance with United States generally accepted accounting principles. At December 31, 1994, the cumulative effect of these adjustments was to increase the Company's equity in its joint ventures by approximately $1,300,000. At December 31, 1994, the amount included in retained earnings as undistributed earnings of foreign joint ventures was approximately $918,000.

     In December 1994, the Company entered into a joint venture (Korea Automotive Fuel Systems, Ltd.) with Daewoo Precision Industries in Korea. Korea Automotive Fuel Systems, Ltd. manufactures fuel sending units for the Korean automotive market.

     In February 1993, the Company entered into a joint venture (Marwal do Brasil, Ltda.) with Magneti Marelli, S.p.A. in Brazil. Marwal do Brasil, Ltda. manufactures and markets fuel system components to customers in South America.

     During 1992, the Company exercised an exchange option and liquidated its 50% investment in a former joint venture, Orbital-Walbro Corporation. As a result of this exchange transaction, the Company received $5.5 million in cash and approximately 3,746,600 shares of Orbital Engine Company Pty. Ltd., the parent company of the joint venture partner and a public company listed on the Australian stock exchange. The shares of stock received by the Company have been recorded at an amount equal to the Company's investment in the joint venture at the time the option was exercised.

                       WALBRO CORPORATION & SUBSIDIARIES

     Summarized combined financial information for joint ventures accounted for under the equity method is as follows (unaudited, in thousands):

                                                                AS OF DECEMBER 31,
                                                          ------------------------------
                                                            1994       1993       1992
                                                          --------    -------    -------
          Balance sheet data:
            Current assets.............................   $53,160     $35,773    $32,851
            Non-current assets.........................    26,069      20,140     16,248
            Current liabilities........................    48,160      36,672     28,959
            Non-current liabilities....................       786         882      1,885

                                                             YEAR ENDED DECEMBER 31,
                                                          ------------------------------
                                                            1994       1993       1992
                                                          --------    -------    -------
          Income statement data:
            Net sales..................................   $137,873    $80,722    $72,431
            Gross profit...............................     29,283     15,063     14,671
            Income before provision for income taxes...      8,136        962        291
            Net income (loss)..........................      5,164        466       (362)

     Dividends from joint ventures of approximately $38,000, $45,000 and $40,000 were received by the Company during 1994, 1993 and 1992, respectively. The Company has sales to joint ventures of approximately $20,407,000, $20,456,000 and $15,942,000 for 1994, 1993 and 1992, respectively. Included in accounts receivable are trade receivables from joint ventures of approximately $7,349,000, $1,882,000 and $5,064,000 for 1994, 1993 and 1992, respectively. The
Company had purchases from joint ventures of approximately $15,329,000, $11,820,000 and $9,791,000 for 1994, 1993 and 1992, respectively. Included in accounts payable are trade payables to joint ventures of approximately $782,000 and $1,120,000 for 1994 and 1993, respectively. Trade payables to joint ventures were not material for 1992.

NOTE 3. INVESTMENTS.

     Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This Statement requires that certain investments be classified into three separate categories:
"held-to-maturity", "available-for-sale", and "trading", each with different accounting treatment. The Company has classified its investments in common stock securities as "available-for-sale" which requires the Company to record these investments at fair market value and record the gross unrealized holding gains and losses, after-tax, as a separate component of stockholders' equity. The impact of adoption at January 1, 1994 was to increase investments by approximately $3,225,000 and to increase stockholders' equity by $2,096,000, net of income taxes.

     As of December 31, 1994, the fair market value of the Company's investments was approximately $10,797,000, including gross unrealized holding gains of approximately $2,167,000 ($1,428,000 after-tax). During the year ended December 31, 1994, the gross unrealized holding gains decreased by approximately $1,058,000 ($668,000 after-tax), which was reflected as a change in stockholders' equity.

     At December 31, 1993 and 1992, the portfolio of noncurrent marketable equity securities includes gross unrealized gains of approximately $3,240,000 and $5,458,000, respectively.

     In 1990, the Company acquired 207,000 shares of common stock of Mitsuba Electric Company, its joint venture partner in Mitsuba-Walbro, Inc. The investment is treated as a noncurrent marketable equity security for financial statement presentation. Prior to 1992, any decrease in the market value of the Mitsuba Electric stock was determined to be temporary in nature. With the deterioration of the Japanese economy, the losses suffered by the Japanese automakers and their component suppliers along with the strengthening of the Yen in

                       WALBRO CORPORATION & SUBSIDIARIES

1992, it was determined that the decline in value was deemed to be other than temporary in nature and a charge to earnings of $1,050,000 was recorded in the fourth quarter of 1992.

NOTE 4. ACQUISITIONS.

     In January 1994, the Company acquired a 60% interest in Fujian Hualong Carburetor Co., Ltd. (Fujian), which manufactures and markets carburetors for two-wheeled vehicles in China. In connection with the acquisition, the Company exchanged approximately $1,500,000 for a 60% ownership interest in Fujian. This acquisition was accounted for as a purchase. The purchase price approximated the fair value of the net assets acquired. As a result, Fujian's balance sheet as of December 31, 1994 and its results of operations for the period then ended have been included in the Company's consolidated financial statements.

     In May 1994, the Company acquired a 100% ownership interest in an engineering firm in Canada (Walbro Canada) for an aggregate purchase price of $352,000. This acquisition was accounted for as a purchase. The excess of the purchase price over the fair value of the net assets acquired was approximately $424,000 and will be amortized over 15 years. As a result, Walbro Canada's balance sheet as of December 31, 1994 and its results of operations for the period since the date of acquisition have been included in the Company's consolidated financial statements.

     In April 1993, the Company purchased the interests of its joint venture partners in Walbro Korea Ltd. for a purchase price of approximately $640,000, including related expenses. As a result, the Company now has 100% ownership. Prior to this purchase, the Company owned 50% of Walbro Korea Ltd.'s common stock and accounted for its investment under the equity method of accounting. This acquisition was accounted for as a purchase. The excess of the purchase price over the fair value of net assets acquired was approximately $800,000. Walbro Korea Ltd. has been included in the Company's consolidated financial statements from the date of purchase.

     Pro forma results of these acquisitions, assuming they had taken place at the beginning of each year presented, would not be materially different from the results reported.

NOTE 5. REORGANIZATION AND RESTRUCTURING CHARGES.

     During 1993, the Company recorded a pretax charge of $1,760,000 for employee separation costs in connection with a management reorganization, of which $1,006,000 was paid during the year. The remaining amount of $754,000 was paid during 1994.

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 6. LONG-TERM DEBT AND LINES OF CREDIT.

     Long-term debt consisted of the following at December 31 (in thousands):

                                                                     1994       1993       1992
                                                                    -------    -------    -------
2004 Notes, unsecured, interest at 7.68%, payable in annual
  amounts from 1998 to 2004......................................   $45,000    $ --       $ --
Revolving credit loan, interest rate from LIBOR plus  5/8% to
  prime, unsecured...............................................     --        28,750     35,050
Industrial revenue bond, issued by Town of Ossian, Indiana,
  interest at a variable municipal bond rate, due in 2023........     9,000      9,000      --
Industrial revenue bond, issued by City of Ligonier, Indiana, interest at a variable municipal bond rate plus 1%, payable in
  annual amounts from 2003 to 2007...............................     6,300      6,300      6,300
Convertible subordinated promissory notes, 8%, callable in April
  1993, convertible into shares of common stock at a rate of one
  share for each $16.24 of principal.............................     --         --         6,568
Foreign bank note, payable in Japanese yen, interest at Japanese
  prime, due in May 1995.........................................     7,519      6,708      6,014
Foreign bank note, payable in Chinese Renminbi, interest at 9.8%,
  due in 1997....................................................       348      --         --
ESOP credit agreement, secured, interest rate which approximates
  86% of prime, payable in annual installments of $408,000.......     1,634      2,042      2,451
Capital lease obligations, interest at 7.5%, payable in monthly
  installments through February 2002.............................     4,710      --         --
Other............................................................        67      --           324
                                                                    -------    -------    -------
                                                                     74,578     52,800     56,707
Less -- current portion..........................................     8,442        408      7,069
                                                                    -------    -------    -------
                                                                    $66,136    $52,392    $49,638
                                                                    =======    =======    =======

     In October 1994, the Company sold $45,000,000 of 7.68% senior notes (2004 Notes). The 2004 Notes require quarterly interest payments due January 1, April 1, July 1 and October 1. The agreement requires the Company to maintain consolidated adjusted net worth of $85 million plus 25% of cumulative net income for each year beginning in 1995 and a funded debt to total capital ratio not greater than .65 to 1.

     In January 1993, the Company amended its revolving credit agreement increasing the Company's borrowing capacity under the agreement up to $80 million. The amended revolving credit agreement is subject to a commitment fee of 1/8% to 3/8% on the unused portion, bears interest at rates varying from LIBOR plus 5/8% to prime and expires in January 1996. The agreement requires the Company to maintain working capital of $20 million, a fixed charge coverage ratio of 2 to 1, a current ratio of not less than 1.5 to 1, consolidated tangible net worth of $65 million plus 50% of cumulative net income for each year beginning in 1993 and a leverage ratio of not more than 2 to 1.

     During 1994, the Company entered into an agreement to lease certain machinery under terms which qualified as a capital lease. As of December 31, 1994, assets recorded under this capital lease were approximately $5,109,000, net of accumulated amortization of approximately $18,000.

     Aggregate minimum principal payment requirements on long-term debt, including capital lease obligations, in each of the five years subsequent to December 31, 1994 are as follows: 1995 -- $8,442,000; 1996 -- $963,000; 1997 --
$1,421,000; 1998 -- $7,503,000; 1999 -- $7,144,000, and thereafter --
$49,105,000.

                       WALBRO CORPORATION & SUBSIDIARIES

     In addition to long-term debt, the Company and its subsidiaries have line of credit arrangements with foreign banks for short-term borrowings of approximately $11,919,000, $7,200,000 and $2,500,000 at December 31, 1994, 1993
and 1992, respectively. The weighted average interest rate on short-term bank borrowings outstanding under these arrangements was 6.7%, 5.6% and 3.9% as of December 31, 1994, 1993 and 1992, respectively. Certain of these borrowings are secured by certain plant and equipment.

NOTE 7. COMMITMENTS AND CONTINGENCIES.

     The manufacture of automotive components entails the risk that a customer or governmental authority may require the recall of one of the Company's products or a product in which one of the Company's products has been installed. The Company has taken and will continue to take all reasonable precautions to avoid the risk of exposure to a recall or warranty claim that would have a material effect on the financial position of the Company. The Company does not believe that any insurance is available to protect against potential product recall/warranty liability. The Company provides for warranty claims on its products on an ongoing basis.

     Management believes that any liability resulting from these matters will not have a material impact on the financial position or future results of operations of the Company.

NOTE 8. INCOME TAXES.

     The provisions of SFAS No. 109, "Accounting for Income Taxes" have been applied in the consolidated financial statements for the years ended December 31, 1994 and 1993. The provisions of SFAS No. 96, "Accounting for Income Taxes" have been applied in the consolidated financial statements for the year ended December 31, 1992. A summary of income before provision for income taxes, minority interest, equity in (income) loss of joint ventures, and cumulative effect of accounting change, and components of the provision are as follows (in thousands):

                                                            1994       1993       1992
                                                           -------    -------    -------
          Income before provision for income taxes,
            minority interest, equity in (income) loss
            of joint ventures and cumulative effect of
            accounting change:
               Domestic.................................   $12,873    $12,765    $13,749
               Foreign..................................     5,029      4,465      3,262
                                                           -------    -------    -------
                                                           $17,902    $17,230    $17,011
                                                           =======    =======    =======
          Provision for income taxes:
            Currently payable --
               Domestic.................................   $ 3,313    $ 4,923    $ 4,042
               Foreign..................................     1,674      1,931      1,397
               Utilization of tax credits...............      (605)    (1,075)     --
                                                           -------    -------    -------
                                                             4,382      5,779      5,439
                                                           -------    -------    -------
            Deferred --
               Domestic.................................     1,067     (1,161)      (699)
               Foreign..................................       (14)      (309)       (76)
               Effect of change in U.S. statutory
                 rate...................................     --           (90)     --
               Change in beginning of year valuation
                 allowance..............................       389        355      --
                                                           -------    -------    -------
                                                             1,442     (1,205)      (775)
                                                           -------    -------    -------
                                                           $ 5,824    $ 4,574    $ 4,664
                                                           =======    =======    =======

                       WALBRO CORPORATION & SUBSIDIARIES

     Reconciliations of the U.S. Federal statutory income tax rates to the Company's consolidated effective income tax rates applicable to continuing operations are as follows:

                                                                 1994     1993     1992
                                                                 ----     ----     ----
          U.S. Federal statutory income tax rate..............   35.0%    35.0%    34.0%
          Increase (decrease) in effective income tax rate
            resulting from --
                 Differences between U.S. and foreign income
                    tax rates.................................   (1.2)      .3       .4
                 Utilization of tax credits...................   (3.4)    (6.3)    (8.7)
                 Increase in valuation allowance..............    2.2       --       --
                 Goodwill amortization........................     .9       .9       .9
                 Other, net...................................   (1.0)    (3.4)      .8
                                                                 ----     ----     ----
          Effective income tax rates..........................   32.5%    26.5%    27.4%
                                                                 ====     ====     ====

     The components of the net deferred income tax (asset) liability at December 31, 1994 and 1993 are summarized as follows (in thousands):

                                                                     1994       1993
                                                                    -------    -------
          Deferred income tax liabilities:
            Depreciation and basis difference....................   $ 5,342    $ 4,958
            Employee benefits....................................     1,470      1,535
            Income on joint ventures.............................     --           556
            Basis difference on foreign currency contracts.......       910        999
            Unrealized gain on securities available for sale.....       739      --
            Other................................................       483        660
                                                                    -------    -------
                                                                      8,944      8,708
                                                                    -------    -------
          Deferred income tax assets:
            Estimated net operating loss carryforwards...........      (585)      (585)
            Employee benefits....................................    (3,552)    (3,135)
            Accruals.............................................      (238)    (1,276)
            Minimum pension liability adjustment.................     --          (274)
            Inventory............................................      (613)      (611)
            Accounts and notes receivable reserve................      (159)      (179)
            Write-down of investment.............................      (368)      (368)
            Loss on joint ventures...............................    (2,072)    (2,646)
            Other................................................      (207)      (150)
                                                                    -------    -------
                                                                     (7,794)    (9,224)
                                                                    -------    -------
            Valuation allowance..................................       744        355
                                                                    -------    -------
                                                                     (7,050)    (8,869)
                                                                    -------    -------
          Net deferred income tax (asset) liability..............   $ 1,894    $  (161)
                                                                    =======    =======

     The net change in the valuation allowance during 1994 and 1993 was an increase of $389,000 and $355,000, respectively.

                       WALBRO CORPORATION & SUBSIDIARIES

     The sources of the timing differences and the related income tax effects which compose the deferred income tax provision for 1992 are as follows (in thousands):

                                                                             1992
                                                                             ----
          Depreciation...............................................       $  143
          Inventory cost capitalization for tax purposes.............         (103)
          Reserve for restructuring costs............................           68
          ESOP contribution..........................................           (9)
          Gain on machinery and equipment............................            5
          Inventory reserve..........................................         (179)
          Employee benefits and bonuses..............................         (135)
          Account and note reserves..................................         (128)
          Plant closing reserve......................................          388
          Other......................................................         (825)
                                                                            ------
                                                                            $ (775)
                                                                            ======

     At December 31, 1994, the cumulative amount of undistributed earnings of foreign subsidiaries was approximately $16,500,000. No deferred U.S. income taxes have been provided on these earnings as such amounts are deemed to be permanently reinvested. If such earnings were remitted, the impact of foreign withholding taxes would not be significant. The Company has net operating loss carryforwards available from one of its subsidiaries of approximately $1,670,000. These carryforwards expire in the year 2003.

     Provisions for state income taxes are included in selling and administrative expenses and amounted to $1,203,000 in 1994, $722,000 in 1993 and $1,035,000 in 1992.

NOTE 9. STOCK OPTION PLANS AND LONG-TERM INCENTIVE PLANS.

     The Company has a stock option plan, the Walbro Corporation 1983 Incentive Stock Option Plan (1983 Plan), under which 155,850 shares of common stock are reserved for issuance to officers and key employees. Options may be granted for periods of up to ten years at prices greater than or equal to the market value at the date of grant.

     In addition, during 1991, the Board of Directors authorized the Walbro Corporation Equity Based Long Term Incentive Plan, under which 428,900 shares of common stock are reserved for issuance to officers and key employees. During 1992, the stockholders of the Company approved approximately an additional 330,400 shares of common stock reserved for issuance to officers and key employees, bringing the total shares of common stock reserved for issuance to approximately 759,300. Options are granted yearly based on certain financial performance criteria as compared to the annual business plan. In addition, grants are awarded yearly which, when exercised, result in a cash bonus equal to the price of the common stock. If the Company's common stock price appreciates at a 17% compounded rate over a five year term, the number of grants awarded, valued at the common stock price, will equal the dollar amount necessary to exercise the stock options. Participants will receive a greater or lesser number of grants based on the actual market performance of the stock over the term of the plan. The number of grants outstanding was 30,915, 31,912 and 43,012 as of December 31, 1994, 1993 and 1992, respectively.

                       WALBRO CORPORATION & SUBSIDIARIES

     A summary of the stock option transactions of the 1983 Plan and the Equity Based Long Term Incentive Plan for the years ended December 31, 1992, 1993 and 1994 is as follows:

                                                                     NUMBER OF     OPTION PRICE
                                                                      SHARES       (PER SHARE)
                                                                     ---------    --------------
Outstanding and exercisable, December 31, 1991....................    169,232     $ 9.25 -- 26.00
  Granted.........................................................     49,599               26.00
  Exercised.......................................................    (29,972)      9.25 -- 15.25
  Canceled........................................................     (1,000)              10.88
                                                                      -------

Outstanding and exercisable, December 31, 1992....................    187,859       9.25 -- 26.00
  Granted.........................................................     73,380      27.13 -- 33.25
  Exercised.......................................................    (49,111)      9.25 -- 26.00
  Canceled........................................................     (9,116)              26.00
                                                                      -------

Outstanding and exercisable, December 31, 1993....................    203,012       9.25 -- 33.25
  Granted.........................................................     88,701               17.00
  Exercised.......................................................    (12,794)     10.88 -- 26.00
  Canceled........................................................     (5,808)     10.88 -- 33.25
                                                                      -------

Outstanding and exercisable, December 31, 1994....................    273,111     $ 9.25 -- 33.25
                                                                      =======

     In 1991, the Company approved the Walbro Engine Management Corporation
(EMC) Incentive Compensation Plan which covers selected officers and key employees of EMC. The purpose of the plan is to increase the proportion of officer and key employee compensation tied to the profitability and cash flow of EMC, a wholly-owned subsidiary of the Company. The plan requires EMC management to amortize over a seven-year period, in annual installments of interest and principal, an amount approximating the fair market value (FMV) of EMC at July 1, 1991. If all required payments have been made at the end of the fifth plan year, the participants will receive an amount equal to 15% of the FMV of EMC. At that time, if the payments made are less than 100% but greater than 70% of the required amortization amount, the participants are eligible to receive a pro-rata share of the 15% of FMV of EMC based on the actual repayment percentage achieved. The Company has accrued approximately $3,100,000, $1,480,000 and $180,000 as of December 31, 1994, 1993 and 1992, respectively, under this plan.

NOTE 10. POSTRETIREMENT HEALTH BENEFITS.

     The Company provides postretirement health care, dental benefit and prescription drug coverage to a limited number of current retirees. The cost of these benefits was recognized as expense as premiums were paid and such amounts were not significant for the year ended December 31, 1992. Postretirement benefits are not available for active employees.

     Effective January 1, 1993, the Company changed its method of accounting for the cost of these benefits from a pay-as-you-go (cash) method to an accrual method as required by SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and recognized the unfunded transition obligation of $4,394,000 ($2,900,000 after-tax) as a one-time cumulative effect of change in accounting.

                       WALBRO CORPORATION & SUBSIDIARIES

     The following table reconciles the status of the accrued postretirement benefits obligation at December 31 (in thousands):

                                                                      1994      1993
                                                                     ------    -------
          Retirees................................................   $4,687    $ 5,572
          Fully eligible active plan participants.................       --         --
          Other active plan participants..........................       --         --
                                                                     ------    -------
                                                                      4,687      5,572
          Plan assets at fair value...............................       --         --
                                                                     ------    -------
          Accumulated postretirement benefit obligation in excess
            of plan assets........................................    4,687      5,572
          Unrecognized net loss...................................     (190)    (1,120)
                                                                     ------    -------
          Accrued postretirement benefits obligation..............   $4,497    $ 4,452
                                                                     ======    =======

     Net periodic postretirement benefit cost consisted of the following for the years ended December 31, 1994 and 1993 (in thousands):

                                                                       1994       1993
                                                                      -------    -------

          Interest cost............................................    $ 378      $ 321
          Amortization of unrecognized net loss....................       35         --
                                                                       -----      -----
                                                                       $ 413      $ 321
                                                                       =====      =====

     The unrecognized net loss in 1993 results from a change in the discount rate from 7.5% to 7.0%. The discount rate used in 1994 was 8.5%.

     For measurement purposes, an 11.3% annual rate of increase was assumed in per capita cost of covered health and dental care benefits for 1994. The rate was assumed to gradually decrease to 5% by the year 2003 and remain at that level thereafter. The health care cost trend rate assumption has a significant impact on the accumulated postretirement benefit obligation and on future amounts accrued. A one percentage point increase each year in the assumed health care cost would increase the accumulated postretirement benefit obligation at December 31, 1994 by $417,000 and the interest cost component of net periodic postretirement benefit cost for the year ended December 31, 1995 by $37,000.

     Effective January 1, 1994, the Company adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This Statement requires that employers accrue the cost of postemployment benefits during the employees' active service. The adoption of this Statement did not have a material effect on the Company's financial position or results of operations.

NOTE 11. PENSION PLANS.

     The Company sponsors pension plans covering substantially all domestic collectively bargained and certain foreign employees. The plan covering domestic collectively bargained employees provides benefits of stated amounts for each year of service. Plans covering certain foreign employees provide payments at termination which are based upon length of service, compensation rate and whether termination was voluntary or involuntary. The Company annually contributes to the plan covering domestic employees amounts which are actuarially determined to provide the plan with sufficient assets to meet future benefit payment requirements. The plans covering foreign employees are generally not funded.

     Total pension expense amounted to $239,000 in 1994, $280,000 in 1993 and $526,000 in 1992. The Company recognizes currently the amount which would be payable if all employees covered by its foreign plan

                       WALBRO CORPORATION & SUBSIDIARIES
terminated voluntarily. Pension expense for the plan covering domestic employees is comprised of the following (in thousands):

                                                               1994     1993     1992
                                                               -----    -----    -----
          Service cost......................................   $ 165    $ 157    $ 318
          Interest on projected benefit obligation..........     219      197      263
          Actual return on assets...........................    (182)    (297)    (219)
          Net amortization and deferral.....................      16      171       11
                                                               -----    -----    -----
                                                               $ 218    $ 228    $ 373
                                                               =====    =====    =====

     The following table summarizes the funded status of the Company's domestic defined benefit pension plan and the related amounts recognized in the Company's consolidated balance sheets as of December 31, 1994, 1993 and 1992 (in thousands):

                                                                     1994       1993       1992
                                                                    -------    -------    -------
Actuarial present value of benefit obligation --
  Vested.........................................................   $(2,319)   $(3,134)   $(3,182)
  Nonvested......................................................      (314)      (282)      (252)
                                                                    -------    -------    -------
  Accumulated benefit obligation.................................    (2,633)    (3,416)    (3,434)
  Effects of salary progression..................................     --         --         --
                                                                    -------    -------    -------
  Projected benefit obligation...................................    (2,633)    (3,416)    (3,434)
                                                                    -------    -------    -------
Plan assets --
  Cash equivalents...............................................       321        344        444
  Equity securities..............................................     2,438      2,350      --
  Fixed income securities........................................     --         --         2,475
                                                                    -------    -------    -------
                                                                      2,759      2,694      2,919
                                                                    -------    -------    -------
Projected benefit obligation under (over) plan assets............       126       (722)      (515)
  Unamortized net asset at transition............................       (75)       (97)      (152)
  Unamortized net (gain) loss....................................       (74)       891        736
  Adjustment to recognize minimum liability......................     --        (1,108)      (892)
  Unrecognized prior service cost................................       498        314        259
                                                                    -------    -------    -------
Pension asset (liability) recorded in the consolidated balance
  sheets.........................................................   $   475    $  (722)   $  (564)
                                                                    =======    =======    =======

     SFAS No. 87, "Employers' Accounting for Pensions," required the Company to record a minimum liability as of December 31, 1993 and 1992. The assumption used in determining the funded status information shown above were as follows:

                                                                  1994    1993    1992
                                                                  ----    ----    ----
          Discount rate........................................   8.5%    6.5%    6.5%
          Long-term rate of return on assets...................   8.5%    6.5%    6.5%

     The Company also sponsors a defined contribution plan under which the Company will make matching contributions of 50% of each participant's before-tax contribution (up to 6% of the participant's annual income) and retirement contribution of up to 3% (subject to change on an annual basis) of a participant's annual income. The cost of defined contributions charged to earnings during 1994, 1993 and 1992 was approximately $1,431,000, $1,416,000 and $1,361,000, respectively.

                       WALBRO CORPORATION & SUBSIDIARIES

     Certain non-union employees, excluding officers, are eligible to participate in the Walbro Corporation Employee Stock Ownership Plan (ESOP). The Company will make annual contributions to a trust in the form of either cash or common stock of the Company. The amount of the annual contribution is discretionary, except that it must be sufficient to enable the trust to meet its current obligations. The Company has guaranteed the ESOP's loan and is obligated to contribute sufficient cash to the trust to repay the loan. Contribution expense related to the ESOP amounted to $365,000, $302,000 and $321,000 in 1994, 1993 and 1992, respectively. Contribution expense is net of dividends of $210,000, $106,000 and $106,000 in 1994, 1993 and 1992, respectively. As of
December 31, 1994, 1993 and 1992, the following are held by the ESOP: 170,000, 152,000 and 127,000 allocated shares, respectively and 82,000, 109,000 and 136,000 suspense (unallocated) shares, respectively, which are all committed-to-be-released.

NOTE 12. DISCLOSURES ABOUT DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS.

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to help meet financing needs and to reduce exposure to fluctuating foreign currency exchange rates. The Company is exposed to credit loss in the event of nonperformance by the other parties to the financial instruments described below. However, the Company does not anticipate nonperformance by the other parties. The Company does not engage in trading activities with these financial instruments and does not generally require collateral or other security to support these financial instruments. The notional amounts of derivatives summarized below do not represent the amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivatives.

Financial Instruments with Off-Balance Sheet Risk

     The Company enters into various types of contracts to manage its foreign currency exchange risk and interest rate risk. A summary of these contracts (notional amounts) as of December 31 is as follows (in thousands):

                                                            1994       1993       1992
                                                           -------    -------    -------
          Forward currency exchange contracts...........   $14,000    $30,000    $31,000
          Interest rate swaps...........................     --         --       $15,000

     The Company enters into forward currency exchange contracts to manage its exposure against foreign currency fluctuations related to firm commitments. As of December 31, 1994, the Company has one forward currency exchange contract maturing in 1995 which exchanges 86,332,000 French Francs. Total losses on this contract of approximately $1,800,000 were recorded as a deferred asset. This asset is being recognized based on actual purchases of the related foreign currency transaction. The amounts included in the equity in (income) loss of joint ventures in the accompanying consolidated statements of income related to this contract for the year ending December 31, 1994 was approximately $600,000.

     The Company enters into forward currency exchange contracts to hedge its equity investments in certain foreign joint ventures. During 1994, the Company had one forward currency exchange contract, which matured during 1994, which exchanged 44,100,000 French Francs. At December 31, 1994, losses of $1,020,000 on a hedge of a net investment in a foreign joint venture are included in stockholders' equity.

     The Company enters into forward currency exchange contracts to reduce its exposure against fluctuations in foreign currency exchange rates. During 1994, the Company had twenty-one forward currency exchange contracts which matured during 1994, which exchanged 1,133,000,000 Japanese Yen, 20,100,000 Deutsche Marks, and 15,100,000 Singapore Dollars. The amounts included in foreign currency exchange loss in the accompanying consolidated statements of income related to these contracts for the year ending December 31, 1994 were approximately $1,200,000.

                       WALBRO CORPORATION & SUBSIDIARIES

     The Company enters into interest rate swaps to manage its interest rate risk. As of December 31, 1992, these agreements effectively converted an aggregate principal amount of $15,000,000 of variable rate borrowings into fixed rate borrowings with interest rates ranging from 9.50% to 9.75%. These agreements matured during 1993.

Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and short-term financial instruments

        The fair values are estimated to be equal to carrying values because of the short-term, highly liquid nature of these instruments.

        Notes receivable

        The fair value is estimated using the expected future cash flows discounted at current interest rates.

        Marketable equity securities

        The fair value of marketable equity securities is estimated by quoted market prices when the investment is traded on a public stock exchange. For investments not publicly traded, a combination of book value and fair market value of assets is used (Note 3).

        Long-term debt

        The fair value of the Company's long-term debt is estimated using the expected future cash flows discounted at the current interest rates offered to the Company for debt of the same remaining maturities.

        Forward currency exchange contracts

        The fair value of forward currency exchange contracts is estimated by obtaining quotes from brokers.

     The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                1994                   1993                   1992
                                         -------------------    -------------------    -------------------
                                         CARRYING     FAIR      CARRYING     FAIR      CARRYING     FAIR
                                          VALUE       VALUE      VALUE       VALUE      VALUE       VALUE
                                         --------    -------    --------    -------    --------    -------
Notes receivable......................   $  4,366    $ 4,860    $  3,616    $ 4,049    $  1,974    $ 1,974
Long-term debt........................     74,578     73,513      52,800     52,542      56,707     56,422
Forward currency exchange contracts...     (1,800)    (1,800)         --        (73)         --       (150)

NOTE 13. LEASES.

     The Company has leased certain of its buildings, equipment and vehicles under operating leases. The leases involving buildings contain options enabling the Company to renew the leases at the end of the respective lease terms.

     Rent expense was approximately $3,324,000, $2,655,000 and $2,808,000 in 1994, 1993 and 1992, respectively.

                       WALBRO CORPORATION & SUBSIDIARIES

     Aggregate minimum future rentals under noncancellable leases are as follows (in thousands):

                                                                    CAPITAL    OPERATING
                                                                    LEASES      LEASES
                                                                    -------    ---------
          1995...................................................   $   850     $ 2,823
          1996...................................................       850       2,046
          1997...................................................       850       1,425
          1998...................................................       850         833
          1999...................................................       850         782
          Thereafter.............................................     1,851          53
                                                                    -------     --------
          Total minimum lease payments...........................     6,101     $ 7,962
                                                                                =======
          Amount representing interest...........................     1,391
                                                                    -------
          Present value of net future minimum lease payments.....   $ 4,710
                                                                    =======

NOTE 14. ACCRUED LIABILITIES.

     Accrued liabilities consisted of the following at December 31 (in thousands):

                                                             1994       1993       1992
                                                            -------    -------    ------
          Compensation...................................   $ 5,123    $ 3,941    $3,957
          Income taxes...................................     2,239      1,498      --
          Reorganization and restructuring...............     --           754       360
          Interest.......................................       147        407       413
          Other..........................................     4,568      4,900     4,151
                                                            -------    -------    ------
                                                            $12,077    $11,500    $8,881
                                                            =======    =======    ======

NOTE 15. STOCKHOLDERS' EQUITY.

     The Company has a stock rights plan which entitles the holder of each right, upon the occurrence of certain events, to purchase one one-hundredth of a share of a new series of preferred stock for $75. Furthermore, if the Company is involved in a merger or other business combination at any time after the rights become exercisable, the rights will entitle the holder to buy the number of shares of common stock of the acquiring company having a market value of twice the then current exercise price of each right. Alternatively, if a 15% or more shareholder acquires the Company by means of a reverse merger in which the Company and its stock survives, or engages in self-dealing transactions with the Company, or if any person acquires 50% or more of the Company's common stock, then each right not owned by a 15% or more shareholder will become exercisable for the number of shares of common stock of the Company having a market value of twice the then current exercise price of each right. The rights, which do not have voting rights, expire in December 1998 and may be redeemed by the Company at a price of $.01 per right at any time prior to their expiration or the time they become exercisable.

     The Company has authorized 1,000,000 shares of $1.00 par value preferred stock.

NOTE 16. REDEEMABLE PREFERRED STOCK.

     In connection with the acquisition of the Whitehead Engineered Products Group (Whitehead) in 1988, the Company reserved 75,000 shares of preferred stock as Series C Non-Voting Participating Cumulative Preferred Stock. These shares were released from escrow in 1991 due to the attainment of certain performance targets by the Company's Whitehead operation. The preferred stock has a $1.00 par value and was redeemable

                       WALBRO CORPORATION & SUBSIDIARIES
in twelve semi-annual installments commencing January 1993. This $7,500,000 of preferred stock represents additional purchase price in connection with Whitehead and, as a result, the Company recorded $7,500,000 of additional goodwill in connection with the acquisition. During 1992, the Company redeemed the preferred stock at a redemption price of $6,500,000 in cash and 30,888 shares of common stock.

NOTE 17. BUSINESS SEGMENT INFORMATION.

     The Company operates through its subsidiaries in the following industry segments:

          1. Automotive, which designs, develops and manufactures fuel storage and delivery products for a broad range of U.S. and foreign manufacturers of passenger automobiles and light trucks (including minivans), and

          2. Small engine, which designs, develops and manufactures diaphragm carburetors for portable engines, float feed carburetors for ground supported engines and ignition systems and other components for a variety of small engine products. The Company includes aftermarket operations for both the automotive and small engine markets within its small engine business segment.

     Selected financial information about the Company's business and geographic segments are as follows (in thousands):

                                                          1994        1993        1992
                                                        --------    --------    --------
        Financial Information by Business Segment
        Net sales to customers:
          Automotive..................................  $204,563    $173,510    $156,172
          Small engine................................   135,505     114,116      95,285
                                                        --------    --------    --------
                                                         340,068     287,626     251,457
        Eliminations..................................   (14,863)    (14,163)    (10,041)
                                                        --------    --------    --------
        Total net sales...............................  $325,205    $273,463    $241,416
                                                        ========    ========    ========
        Operating profit (loss):
          Automotive..................................  $ 24,883    $ 20,416    $ 26,000
          Small engine................................    18,522      16,025      11,121
          Corporate...................................   (22,986)    (19,300)    (19,931)
                                                        --------    --------    --------
        Income before provision for income taxes
          and cumulative effect of accounting
          change......................................  $ 20,419    $ 17,141    $ 17,190
                                                        ========    ========    ========
        Identifiable assets:
          Automotive..................................  $155,006    $122,440    $106,253
          Small engine................................    64,494      58,121      52,547
          Corporate...................................    37,866      34,734      34,220
                                                        --------    --------    --------
        Total identifiable assets.....................  $257,366    $215,295    $193,020
                                                        ========    ========    ========
        Depreciation and amortization:
          Automotive..................................  $  6,320    $  5,652    $  4,326
          Small engine................................     5,841       4,908       4,872
          Corporate...................................     2,511         779       1,141
                                                        --------    --------    --------
        Total depreciation and amortization...........  $ 14,672    $ 11,339    $ 10,339
                                                        ========    ========    ========
        Capital expenditures:
          Automotive..................................  $ 10,101    $ 15,439    $ 10,854
          Small engine................................     5,113       4,508       3,673
          Corporate...................................     3,630         313         154
                                                        --------    --------    --------
        Total capital expenditures....................  $ 18,844    $ 20,260    $ 14,681
                                                        ========    ========    ========

                       WALBRO CORPORATION & SUBSIDIARIES

                                                          1994        1993        1992
                                                        --------    --------    --------
        Financial Information by Geographic Segment
        Net sales to customers:
          Domestic....................................  $260,710    $215,149    $194,568
          Foreign.....................................    64,495      58,314      46,848
                                                        --------    --------    --------
                                                         325,205     273,463     241,416
          Net sales between geographic areas..........    31,094      28,842      28,478
                                                        --------    --------    --------
                                                         356,299     302,305     269,894
        Eliminations..................................   (31,094)    (28,842)    (28,478)
                                                        --------    --------    --------
        Total net sales...............................  $325,205    $273,463    $241,416
                                                        ========    ========    ========
        Operating profit (loss):
          Domestic....................................  $ 37,040    $ 31,791    $ 32,545
          Foreign.....................................     6,365       4,650       4,576
                                                        --------    --------    --------
                                                          43,405      36,441      37,121
        Corporate, net................................   (22,986)    (19,300)    (19,931)
                                                        --------    --------    --------
        Income before provision for income taxes
          and cumulative effect of accounting
          change......................................  $ 20,419    $ 17,141    $ 17,190
                                                        ========    ========    ========
        Identifiable assets:
          Domestic....................................  $224,369    $191,999    $172,974
          Foreign.....................................    32,997      23,296      20,046
                                                        --------    --------    --------
        Total identifiable assets.....................  $257,366    $215,295    $193,020
                                                        ========    ========    ========

     The Company's foreign operations are located in East Asia (Japan, Singapore, South Korea and The People's Republic of China), Canada and Mexico. Sales between geographic areas are accounted for at cost plus a margin for profit. Operating profit consists of total sales less operating expenses, interest expense, research and development expense and income taxes. Identifiable assets are those assets used in the operations in each geographic area. Export sales from domestic locations were approximately $36,881,000, $47,876,000 and $30,174,000 for 1994, 1993 and 1992, respectively.

     The net assets of the Company's foreign operations were $24,598,000, $17,240,000 and $12,744,000 at December 31, 1994, 1993 and 1992, respectively.
The Company's share of foreign net income was $3,369,000, $2,843,000 and $1,941,000, in 1994, 1993 and 1992, respectively.

     A majority of the Company's sales are to automobile manufacturing companies. Sales to certain major customers which exceeded 10% of consolidated sales are as follows. Sales to one such customer amounted to 30%, 30% and 33% of consolidated sales in 1994, 1993 and 1992, respectively. Sales to another such customer amounted to 23%, 21% and 20% of consolidated sales in 1994, 1993 and 1992, respectively.

     The Company's operations are in one business segment, the development, manufacture and sale of fuel systems and components.

NOTE 18. SUPPLEMENTAL CASH FLOW INFORMATION.

     In 1994, 1993 and 1992, the Company paid $6,749,000, $4,458,000 and
$6,078,000 for income taxes and $4,122,000, $2,591,000 and $3,487,000 for interest, respectively.

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED).

     Selected quarterly financial information for the years ended December 31, 1994 and 1993, is as follows:

                                                                 QUARTER
                                                 ----------------------------------------
                                                  FIRST     SECOND      THIRD     FOURTH      TOTAL
                                                 -------    -------    -------    -------    --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
1994 --
  Net sales...................................   $82,205    $83,976    $75,251    $83,773    $325,205
  Cost of sales...............................    64,973     66,335     62,130     68,063     261,501
                                                 -------    -------    -------    -------    --------
     Gross profit.............................   $17,232    $17,641    $13,121    $15,710    $ 63,704
                                                 =======    =======    =======    =======    ========
     Net income...............................   $ 4,499    $ 4,461    $ 2,974    $ 2,661    $ 14,595
                                                 =======    =======    =======    =======    ========
     Net income per share.....................   $   .52    $   .52    $   .35    $   .31    $   1.70
                                                 =======    =======    =======    =======    ========
1993 --
  Net sales...................................   $66,903    $71,471    $64,374    $70,715    $273,463
  Cost of sales...............................    51,435     55,516     50,604     59,249     216,804
                                                 -------    -------    -------    -------    --------
     Gross profit.............................   $15,468    $15,955    $13,770    $11,466    $ 56,659
                                                 =======    =======    =======    =======    ========
     Income before cumulative effect of
       accounting change......................   $ 3,746    $ 3,889    $ 3,112    $ 1,820    $ 12,567
                                                 =======    =======    =======    =======    ========
     Net income...............................   $   846    $ 3,889    $ 3,112    $ 1,820    $  9,667
                                                 =======    =======    =======    =======    ========
     Income per share before cumulative effect
       of accounting change...................   $   .44    $   .45    $   .36    $   .21    $   1.47
                                                 =======    =======    =======    =======    ========
     Net income per share.....................   $   .10    $   .45    $   .36    $   .21    $   1.13
                                                 =======    =======    =======    =======    ========

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 20. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

                                                                          DECEMBER 31, 1994
                                             ---------------------------------------------------------------------------
                                                                              WALBRO
                                                                           CORPORATION     CONSOLIDATION
                                              GUARANTOR     NONGUARANTOR     (PARENT      AND ELIMINATION   CONSOLIDATED
                                             SUBSIDIARIES   SUBSIDIARIES   CORPORATION)       ENTRIES          TOTAL
                                             ------------   ------------   ------------   ---------------   ------------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
CURRENT ASSETS:
  Cash.....................................    $     75       $  2,525       $  1,940        $      --        $  4,540
  Accounts receivable, net.................      40,316         20,311         18,495          (12,789)         66,333
  Inventories..............................      24,732          6,120            587               --          31,439
  Prepaid expenses and other...............       3,728            733            701           (1,161)          4,001
  Deferred and refundable income taxes.....       5,656         (1,169)          (824)              --           3,663
                                               --------       --------       --------        ---------        --------
    Total current assets...................      74,507         28,520         20,899          (13,950)        109,976
                                               --------       --------       --------        ---------        --------
PLANT AND EQUIPMENT, NET...................      64,044         14,292          9,848              108          88,292
                                               --------       --------       --------        ---------        --------
OTHER ASSETS:
  Funds held for construction..............       1,061             --             --               --           1,061
  Joint ventures...........................       6,598          9,920             --               --          16,518
  Investments..............................       4,395            239         89,092          (82,929)         10,797
  Goodwill, net............................      15,710          1,195             --               --          16,905
  Plant and equipment held for resale......          --             --             80               --              80
  Notes receivable.........................          --             --         55,916          (51,550)          4,366
  Deferred income taxes....................          --            871             --               --             871
  Other....................................       2,399            721          5,380               --           8,500
                                               --------       --------       --------        ---------        --------
    Total other assets.....................      30,163         12,946        150,468         (134,479)         59,098
                                               --------       --------       --------        ---------        --------
  Total assets.............................    $168,714       $ 55,758       $181,215        $(148,321)       $257,366
                                               ========       ========       ========        =========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt........    $    515       $  7,519       $    408        $      --        $  8,442
  Bank and other borrowings................          --          6,970             --               --           6,970
  Accounts payable.........................      28,322          6,868            472          (12,410)         23,252
  Accrued liabilities......................      10,218          4,152           (775)          (1,518)         12,077
  Dividends payable........................          --             --            857               --             857
                                               --------       --------       --------        ---------        --------
    Total current liabilities..............      39,055         25,509            962          (13,928)         51,598
                                               --------       --------       --------        ---------        --------
LONG-TERM LIABILITIES:
  Long-term debt, less current portion.....      71,112            348         46,226          (51,550)         66,136
  Pension obligations and other............         648            949          6,556               --           8,153
  Deferred income taxes....................       2,120            763           (444)              --           2,439
  Minority interest........................          --          1,125             --               --           1,125
                                               --------       --------       --------        ---------        --------
    Total long-term liabilities............      73,880          3,185         52,338          (51,550)         77,853
                                               --------       --------       --------        ---------        --------
STOCKHOLDERS' EQUITY:
  Common stock, $.50 par value;
    authorized 15,000,000; outstanding
    8,564,576 in 1994......................          --          1,999          4,282           (1,999)          4,282
  Paid-in capital..........................          --          3,632         64,221           (3,632)         64,221
  Retained earnings........................      55,416         18,934         55,855          (74,350)         55,855
  Deferred compensation....................          --             --         (1,225)              --          (1,225)
  Unrealized gain on securities available
    for sale...............................          --             --          1,428               --           1,428
  Cumulative translation adjustments.......         363          2,499          3,354           (2,862)          3,354
                                               --------       --------       --------        ---------        --------
    Total stockholders' equity.............      55,779         27,064        127,915          (82,843)        127,915
                                               --------       --------       --------        ---------        --------
    Total liabilities and stockholders'
      equity...............................    $168,714       $ 55,758       $181,215        $(148,321)       $257,366
                                               ========       ========       ========        =========        ========

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 20. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                                          DECEMBER 31, 1993
                                             ---------------------------------------------------------------------------
                                                                              WALBRO
                                                                           CORPORATION     CONSOLIDATION
                                              GUARANTOR     NONGUARANTOR     (PARENT      AND ELIMINATION   CONSOLIDATED
                                             SUBSIDIARIES   SUBSIDIARIES   CORPORATION)       ENTRIES          TOTAL
                                             ------------   ------------   ------------   ---------------   ------------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
CURRENT ASSETS:
  Cash.....................................    $    431       $  1,732       $  2,442        $      --        $  4,605
  Accounts receivable, net.................      44,729         13,826         (3,208)         (10,671)         44,676
  Inventories..............................      21,887          4,621            390               --          26,898
  Prepaid expenses and other...............       2,910            985          4,991           (1,620)          7,266
  Deferred and refundable income taxes.....         983            188          3,700               --           4,871
                                               --------       --------       --------        ---------        --------
    Total current assets...................      70,940         21,352          8,315          (12,291)         88,316
                                               --------       --------       --------        ---------        --------
PLANT AND EQUIPMENT, NET:                        54,415         11,971          7,682              108          74,176
                                               --------       --------       --------        ---------        --------
OTHER ASSETS:
  Funds held for construction..............       2,710             --             --               --           2,710
  Joint ventures...........................       2,793          8,485             --               --          11,278
  Investments..............................       2,479             --         62,086          (56,508)          8,057
  Goodwill, net............................      16,166            771             --               --          16,937
  Plant and equipment held for resale......          --             --             80               --              80
  Notes receivable.........................          --             --         63,666          (60,050)          3,616
  Deferred income taxes....................          --             41             --               --              41
  Other....................................       2,615          1,432          6,037               --          10,084
                                               --------       --------       --------        ---------        --------
    Total other assets.....................      26,763         10,729        131,869         (116,558)         52,803
                                               --------       --------       --------        ---------        --------
Total assets...............................    $152,118       $ 44,052       $147,866        $(128,741)       $215,295
                                               ========       ========       ========        =========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt........    $     --       $     --       $    408        $      --        $    408
  Bank and other borrowings................          --          5,375             --               --           5,375
  Accounts payable.........................      22,567          8,931            418          (11,925)         19,991
  Accrued liabilities......................      16,630          1,754         (6,439)            (445)         11,500
  Dividends payable........................          --             --            855               --             855
                                               --------       --------       --------        ---------        --------
    Total current liabilities..............      39,197         16,060         (4,758)         (12,370)         38,129
                                               --------       --------       --------        ---------        --------
LONG-TERM LIABILITIES:
  Long-term debt, less current portion.....      75,350          6,709         30,383          (60,050)         52,392
  Pension obligations and other............          45            783          7,243               --           8,071
  Deferred income taxes....................       1,015            690            852               --           2,557
                                               --------       --------       --------        ---------        --------
    Total long-term liabilities............      76,410          8,182         38,478          (60,050)         63,020
                                               --------       --------       --------        ---------        --------
STOCKHOLDERS' EQUITY:
  Common stock, $.50 par value; authorized
    15,000,000; outstanding 8,551,782 in
    1993...................................          --          1,985          4,276           (1,985)          4,276
  Paid-in capital..........................          --          1,770         63,997           (1,770)         63,997
  Retained earnings........................      36,511         14,328         44,686          (50,839)         44,686
  Deferred compensation....................          --             --         (1,634)              --          (1,634)
  Minimum pension liability adjustment.....          --             --           (520)              --            (520)
  Cumulative translation adjustments.......          --          1,727          3,341           (1,727)          3,341
                                               --------       --------       --------        ---------        --------
    Total stockholders' equity.............      36,511         19,810        114,146          (56,321)        114,146
                                               --------       --------       --------        ---------        --------
      Total liabilities and stockholders'
         equity............................    $152,118       $ 44,052       $147,866        $(128,741)       $215,295
                                               ========       ========       ========        =========        ========

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 20. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                                          DECEMBER 31, 1992
                                             ---------------------------------------------------------------------------
                                                                              WALBRO
                                                                           CORPORATION     CONSOLIDATION
                                              GUARANTOR     NONGUARANTOR     (PARENT      AND ELIMINATION   CONSOLIDATED
                                             SUBSIDIARIES   SUBSIDIARIES   CORPORATION)       ENTRIES          TOTAL
                                             ------------   ------------   ------------   ---------------   ------------
                                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
CURRENT ASSETS:
  Cash.....................................    $  3,116       $    379       $  4,753        $      --        $  8,248
  Accounts receivable, net.................      41,701         13,861         (2,138)         (13,055)         40,369
  Inventories..............................      20,020          3,679            239               --          23,938
  Prepaid expenses and other...............       4,278            464           (198)              --           4,544
  Deferred and refundable income taxes.....      (3,834)           280          6,669               --           3,115
                                               --------       --------       --------        ---------        --------
    Total current assets...................      65,281         18,663          9,325          (13,055)         80,214
                                               --------       --------       --------        ---------        --------
PLANT AND EQUIPMENT, NET...................      44,514         13,051          7,991          --               65,556
                                               --------       --------       --------        ---------        --------
OTHER ASSETS:
  Joint ventures...........................       1,803          8,292             --               --          10,095
  Investments..............................      (2,917)            --         51,275          (42,370)          5,988
  Goodwill, net............................      16,620             --             --               --          16,620
  Plant and equipment held for resale......          --             --            248               --             248
  Notes receivable.........................          --             --         65,024          (63,050)          1,974
  Other....................................       2,977            953          8,395               --          12,325
                                               --------       --------       --------        ---------        --------
  Total other assets.......................      18,483          9,245        124,942         (105,420)         47,250
                                               --------       --------       --------        ---------        --------
Total assets...............................    $128,278       $ 40,959       $142,258        $(118,475)       $193,020
                                               ========       ========       ========        =========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt........    $     --       $     --       $  7,069        $      --        $  7,069
  Bank and other borrowings................          --          2,642             --               --           2,642
  Accounts payable.........................      19,945          5,400            527           (8,802)         17,070
  Accrued liabilities......................      15,973          1,390         (8,443)             (39)          8,881
  Dividends payable........................          --             --            810               --             810
                                               --------       --------       --------        ---------        --------
    Total current liabilities..............      35,918          9,432            (37)          (8,841)         36,472
                                               --------       --------       --------        ---------        --------
LONG-TERM LIABILITIES:
  Long-term debt, less current portion.....      69,350          6,338         37,000          (63,050)         49,638
  Pension obligations and other............         644            576          1,937               --           3,157
  Deferred income taxes....................        (217)           612          3,448               --           3,843
                                               --------       --------       --------        ---------        --------
    Total long-term liabilities............      69,777          7,526         42,385          (63,050)         56,638
                                               --------       --------       --------        ---------        --------
STOCKHOLDERS' EQUITY:
  Common stock, $.50 par value;
    authorized 15,000,000; outstanding
    8,098,242 in 1992......................          --            771          4,049             (771)          4,049
  Paid-in capital..........................          --          1,597         57,139           (1,597)         57,139
  Retained earnings........................      22,583         18,207         38,422          (40,790)         38,422
  Deferred compensation....................          --             --         (2,042)              --          (2,042)
  Minimum pension liability adjustment.....          --             --           (371)              --            (371)
  Cumulative translation adjustments.......          --          3,426          2,713           (3,426)          2,713
                                               --------       --------       --------        ---------        --------
    Total stockholders' equity.............      22,583         24,001         99,910          (46,584)         99,910
                                               --------       --------       --------        ---------        --------
    Total liabilities and stockholders'
      equity...............................    $128,278       $ 40,959       $142,258        $(118,475)       $193,020
                                               ========       ========       ========        =========        ========

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 20. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                            FOR THE YEAR ENDED DECEMBER 31, 1994
                                        ----------------------------------------------------------------------------
                                                                         WALBRO
                                                                      CORPORATION     CONSOLIDATION
                                         GUARANTOR     NONGUARANTOR     (PARENT      AND ELIMINATION   CONSOLIDATED
                                        SUBSIDIARIES   SUBSIDIARIES   CORPORATION)       ENTRIES           TOTAL
                                        ------------   ------------   ------------   ---------------   -------------
                                                                       (IN THOUSANDS)
NET SALES.............................    $296,779       $ 58,903       $  1,021        $ (31,498)       $ 325,205
COSTS AND EXPENSES:
  Cost of sales.......................     242,155         49,910            934          (31,498)         261,501
  Selling and administrative
     expenses.........................      26,765          3,576          8,977               --           39,318
                                          --------       --------       --------        ---------        ---------
OPERATING INCOME (LOSS)...............      27,859          5,417         (8,890)              --           24,386
OTHER EXPENSE (INCOME):
  Interest expense....................       4,911          1,366          2,428           (4,843)           3,862
  Interest income.....................          --             (4)        (4,930)           4,843              (91)
  Foreign currency exchange loss
     (gain)...........................         260            (42)         2,384               --            2,602
  Other...............................          (2)            18             95               --              111
                                          --------       --------       --------        ---------        ---------
Income before provision for income
  taxes, minority interest, equity in
  (income) loss of joint ventures and
  subsidiaries........................      22,690          4,079         (8,867)              --           17,902
Provision (credit) for income taxes...       7,741          1,213         (3,130)              --            5,824
Minority interest.....................          --             92             --               --               92
Equity in (income) loss of joint
  ventures............................      (1,509)        (1,491)           391               --           (2,609)
Equity in (income) of subsidiaries....      (4,265)            --        (20,723)          24,988               --
                                          --------       --------       --------        ---------        ---------
Net income............................    $ 20,723       $  4,265       $ 14,595        $ (24,988)       $  14,595
                                          ========       ========       ========        =========        =========

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 20. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                          FOR THE YEAR ENDED DECEMBER 31, 1993
                                     ------------------------------------------------------------------------------
                                                                       WALBRO
                                                                     CORPORATION     CONSOLIDATION
                                      GUARANTOR      NONGUARANTOR      (PARENT      AND ELIMINATION    CONSOLIDATED
                                     SUBSIDIARIES    SUBSIDIARIES    CORPORATION)       ENTRIES           TOTAL
                                     ------------    ------------    -----------    ---------------    ------------
                                                                     (IN THOUSANDS)
NET SALES..........................    $249,866        $ 51,647       $   1,478        $ (29,528)        $273,463
COSTS AND EXPENSES:
  Cost of sales....................     201,092          43,372           1,868          (29,528)         216,804
  Selling and administrative
     expenses......................      24,445           3,587           5,011               --           33,043
  Reorganization and restructuring
     charges.......................          --              --           1,760               --            1,760
                                       --------        --------       ---------        ----------        --------
OPERATING INCOME (LOSS)............      24,329           4,688          (7,161)              --           21,856
OTHER EXPENSE (INCOME):
  Interest expense.................       5,282             482           1,833           (5,003)           2,594
  Interest income..................          (8)             (4)         (5,026)           5,003              (35)
  Foreign currency exchange loss...         567             211             717               --            1,495
  Other............................         255             123             194               --              572
                                       --------        --------       ---------        ----------        --------
Income before provision for income
  taxes, equity in (income) loss of
  joint ventures and subsidiaries
  and cumulative effect of
  accounting change................      18,233           3,876          (4,879)              --           17,230
Provision (credit) for income
  taxes............................       5,411           1,412          (2,249)              --            4,574
Equity in (income) loss of joint
  ventures.........................         303            (214)             --               --               89
Equity in (income) of
  subsidiaries.....................      (2,678)             --         (15,197)          17,875               --
                                       --------        --------       ---------        ----------        --------
Income before cumulative effect of
  accounting change................      15,197           2,678          12,567          (17,875)          12,567
Cumulative effect of accounting
  change, net of tax benefit of
  $1,494...........................          --              --           2,900               --            2,900
                                       --------        --------       ---------        ----------        --------
Net income.........................    $ 15,197        $  2,678       $   9,667        $ (17,875)        $  9,667
                                       ========        ========       =========        =========         ========

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 20. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                          FOR THE YEAR ENDED DECEMBER 31, 1992
                                     ------------------------------------------------------------------------------
                                                                       WALBRO
                                                                     CORPORATION     CONSOLIDATION
                                      GUARANTOR      NONGUARANTOR      (PARENT      AND ELIMINATION    CONSOLIDATED
                                     SUBSIDIARIES    SUBSIDIARIES    CORPORATION)       ENTRIES           TOTAL
                                     ------------    ------------    -----------    ---------------    ------------
                                                                     (IN THOUSANDS)
NET SALES.........................     $223,372        $ 40,636       $   1,043        $ (23,635)        $241,416
COSTS AND EXPENSES:
  Cost of sales...................      174,062          33,837           1,448          (23,635)         185,712
  Selling and administrative
     expenses.....................       22,247           3,554           7,813               --           33,614
                                       --------        --------       ---------        ---------         --------
OPERATING INCOME (LOSS)...........       27,063           3,245          (8,218)              --           22,090
OTHER EXPENSE (INCOME):
  Interest expense................        5,299           1,086           3,147           (5,828)           3,704
  Interest income.................         (529)             (5)         (5,885)           5,828             (591)
  Foreign currency exchange
     loss.........................          567              25             (26)              --              566
  Other...........................           --              --           1,400               --            1,400
                                       --------        --------       ---------        ---------         --------
Income before provision for income
  taxes, equity in (income) loss
  of joint ventures and
  subsidiaries....................       21,726           2,139          (6,854)              --           17,011
Provision (credit) for income
  taxes...........................        7,165             648          (3,149)              --            4,664
Equity in (income) loss of joint
  ventures........................         (255)             76              --               --             (179)
Equity in (income) of
  subsidiaries....................       (1,415)             --         (16,231)          17,646               --
                                       --------        --------       ---------        ---------         --------
Net income........................     $ 16,231        $  1,415       $  12,526        $ (17,646)        $ 12,526
                                       ========        ========       =========        =========         ========

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 20. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                         FOR THE YEAR ENDED DECEMBER 31, 1994
                                      ---------------------------------------------------------------------------
                                                                       WALBRO
                                                                    CORPORATION     CONSOLIDATION
                                       GUARANTOR     NONGUARANTOR     (PARENT      AND ELIMINATION   CONSOLIDATED
                                      SUBSIDIARIES   SUBSIDIARIES   CORPORATION)       ENTRIES          TOTAL
                                      ------------   ------------   ------------   ---------------   ------------
                                                                    (IN THOUSANDS)
Net cash provided by (used in)
  operating activities..............    $ 25,141       $  2,323       $(16,987)        $    --         $ 10,477
                                        --------       --------       --------         -------         --------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
     Purchase of plant and
       equipment....................     (12,428)        (2,729)        (3,687)             --          (18,844)
     Acquisitions, net of cash
       acquired.....................      (1,480)            --             --              --           (1,480)
     Purchase of other assets.......        (985)            --         (1,630)             --           (2,615)
     Investment in joint ventures
       and other....................      (1,508)            --             --              --           (1,508)
     Proceeds/(payments) of
       intercompany note
       receivable...................      (8,500)            --          8,500              --               --
     Proceeds from disposal of
       assets.......................         402            407            654              --            1,463
                                        --------       --------       --------         -------         --------
Net cash provided by (used in)
  investing activities..............     (24,499)        (2,322)         3,837              --          (22,984)
                                        --------       --------       --------         -------         --------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
     Net borrowings (repayments)
       under revolving
       line-of-credit
       agreements...................          --          1,011        (28,750)             --          (27,739)
     Debt repayments................        (416)            --           (408)             --             (824)
     Proceeds from issuance of
       long-term debt...............          --             --         45,000              --           45,000
     Proceeds from issuance of
       common stock and options.....          --             --            230              --              230
     Cash dividends paid............          --             --         (3,424)             --           (3,424)
                                        --------       --------       --------         -------         --------
Net cash provided by (used in)
  financing activities..............        (416)         1,011         12,648              --           13,243
                                        --------       --------       --------         -------         --------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH..............................        (582)          (219)            --              --             (801)
                                        --------       --------       --------         -------         --------
NET INCREASE (DECREASE) IN CASH.....        (356)           793           (502)             --              (65)
CASH AT BEGINNING OF YEAR...........         431          1,732          2,442              --            4,605
                                        --------       --------       --------         -------         --------
CASH AT END OF YEAR.................    $     75       $  2,525       $  1,940         $    --         $  4,540
                                        ========       ========       ========         =======         ========

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 20. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                          FOR THE YEAR ENDED DECEMBER 31, 1993
                                       --------------------------------------------------------------------------
                                                                       WALBRO
                                                                     CORPORATION    CONSOLIDATION
                                        GUARANTOR     NONGUARANTOR     (PARENT     AND ELIMINATION   CONSOLIDATED
                                       SUBSIDIARIES   SUBSIDIARIES   CORPORATION)      ENTRIES          TOTAL
                                       ------------   ------------   -----------   ---------------   ------------
                                                                     (IN THOUSANDS)
Net cash provided by operating
  activities.........................    $  7,836       $  1,220       $ 6,325          $  --          $ 15,381
                                         --------       --------       -------          -----          --------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of plant and
       equipment.....................     (17,688)        (2,259)         (313)            --           (20,260)
     Acquisitions, net of cash
       acquired......................       1,312             --            --             --             1,312
     Purchase of other assets........         (66)            --        (1,981)            --            (2,047)
     Investment in joint ventures and
       other.........................      (1,333)            --            --             --            (1,333)
     Proceeds/(payments) of
       intercompany note
       receivable....................      (3,000)            --         3,000             --                --
     Proceeds from disposal of
       assets........................       1,254          1,780           115             --             3,149
                                         --------       --------       -------          -----          --------
Net cash provided by (used in)
  investing activities...............     (19,521)          (479)          821             --           (19,179)
                                         --------       --------       -------          -----          --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net borrowings (repayments)
       under revolving line-of-credit
       agreements....................          --          2,609        (6,300)            --            (3,691)
     Debt repayments.................          --         (2,209)         (408)            --            (2,617)
     Proceeds from issuance of
       long-term debt................       9,000             --            --             --             9,000
     Proceeds from issuance of common
       stock and options.............          --             --           610             --               610
     Cash dividends paid.............          --             --        (3,359)            --            (3,359)
                                         --------       --------       -------          -----          --------
Net cash provided by (used in)
  financing activities...............       9,000            400        (9,457)            --               (57)
                                         --------       --------       -------          -----          --------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH...............................          --            212            --             --               212
                                         --------       --------       -------          -----          --------
NET INCREASE (DECREASE) IN CASH......      (2,685)         1,353        (2,311)            --            (3,643)
CASH AT BEGINNING OF YEAR............       3,116            379         4,753             --             8,248
                                         --------       --------       -------          -----          --------
CASH AT END OF YEAR..................    $    431       $  1,732       $ 2,442          $  --          $  4,605
                                         ========       ========       =======          ======         ========

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 20. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                         FOR THE YEAR ENDED DECEMBER 31, 1992
                                     -----------------------------------------------------------------------------
                                                                        WALBRO       CONSOLIDATION
                                                                     CORPORATION          AND
                                      GUARANTOR      NONGUARANTOR      (PARENT        ELIMINATION     CONSOLIDATED
                                     SUBSIDIARIES    SUBSIDIARIES    CORPORATION)       ENTRIES          TOTAL
                                     ------------    ------------    ------------    -------------    ------------
                                                                    (IN THOUSANDS)
Net cash provided by (used in)
  operating activities............     $ 19,057        $    786        $(12,273)     $  --              $  7,570
Cash Flows From Investing
  Activities:
  Purchase of plant and
     equipment....................      (12,809)         (1,607)           (265)        --               (14,681)
  Acquisitions, net of cash
     acquired.....................
  Purchase of other assets........         (715)            (23)         (2,717)        --                (3,455)
  Investment in joint ventures and
     other........................       (4,206)         --              --             --                (4,206)
  Proceeds/(payments) of
     intercompany note
     receivable...................       (4,573)         --               4,573         --                --
  Proceeds from disposal of
     assets.......................           35             194              47         --                   276
                                     ----------      ----------      ----------      --------         ----------
Net cash provided by (used in)
  investing activities............      (22,268)         (1,436)          1,638         --               (22,066)
                                     ----------      ----------      ----------      --------         ----------
Cash Flows from Financing
  Activities:
  Net borrowings (repayments)
     under revolving
     line-of-credit
     agreements...................       --               1,551           7,283         --                 8,834
  Debt repayments.................       --                (339)        (12,908)        --               (13,247)
  Proceeds from issuance of long
     term debt....................        6,300          --              --             --                 6,300
  Proceeds from issuance of common
     stock and options............       --              --              26,629         --                26,629
  Retirement of Redeemable
     Preferred Stock..............       --              --              (6,500)        --                (6,500)
  Cash dividends paid.............       --              --              (2,992)        --                (2,992)
                                     ----------      ----------      ----------      --------         ----------
Net cash provided by (used in)
  financing activities............        6,300           1,212          11,512         --                19,024
                                     ----------      ----------      ----------      --------         ----------
Effect of Exchange Rate Changes on
  Cash............................           22            (206)           (329)        --                  (513)
                                     ----------      ----------      ----------      --------         ----------
Net Increase (Decrease) in Cash...        3,111             356             548         --                 4,015
Cash at Beginning of Year.........            5              23           4,205         --                 4,233
                                     ----------      ----------      ----------      --------         ----------
Cash at End of Year...............     $  3,116        $    379        $  4,753      $  --              $  8,248
                                     ==========      ==========      ==========      ========         ==========

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 20. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

     Basis of Presentation -- In connection with the acquisition (the Dyno Acquisition) by the Company of the fuel systems business of Dyno Industrier A.S
(Dyno) and the execution of a new $135,000,000 credit facility, the Company is offering $110,000,000 in aggregate principal amount of Senior Notes due in 2005 (the Notes) (See Note 21). The Notes will be guaranteed on a senior unsecured basis, jointly and severally, by each of the Company's principal wholly-owned domestic operating subsidiaries and certain of its indirect wholly-owned subsidiaries (the Guarantors). The Guarantors include Walbro Automotive Corporation, Walbro Engine Management Corporation, Whitehead Engineered Products, Inc. and Sharon Manufacturing Co. The condensed consolidating financial statements of the Guarantors are presented on pages F-25 through F-32 and should be read in connection with the consolidated financial statements of the Company. Separate financial statements of the Guarantors are not presented because the Guarantors are jointly, severally and unconditionally liable under the guarantees, and the Company believes the condensed consolidating financial statements presented are more meaningful in understanding the financial position of the Guarantor Subsidiaries.

     Distributions -- There are no significant restrictions on the ability of the Guarantor Subsidiaries to make distributions to Walbro Corporation.

     Postretirement Health Benefits -- The Company provides postretirement health care, dental benefit and prescription drug coverage to a limited number of current retirees. Effective January 1, 1993, the Company changed its method of accounting for the cost of these benefits from a pay-as-you-go (cash) method to an accrual method as required by SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," and recognized the unfunded transition obligation of $4,394,000 ($2,900,000 after-tax) as a one-time cumulative effect of change in accounting in 1993. The net periodic postretirement benefit cost amounted to $413,000 in 1994 and $321,000 in 1993. These amounts are recorded under Parent Corporation in the accompanying Supplemental Guarantor Condensed Consolidating Financial Statements. As these costs relate to existing retirees, they have not been allocated to the guarantor subsidiaries.

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 20. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

     Combined Long-Term Debt of the Parent Corporation and Guarantor Subsidiaries -- Long-term debt of the Issuer and the Guarantor subsidiaries consisted of the following at December 31 (in thousands):

                                                                     1994       1993       1992
                                                                    -------    -------    -------
Senior notes, unsecured, interest at 7.68%, payable in annual
  amounts from 1998 to 2004......................................   $45,000    $ --       $ --
Revolving credit loan, interest rate from LIBOR plus 5/8% to
  prime, unsecured...............................................     --        28,750     35,050
Industrial revenue bond, issued by Town of Ossian, Indiana,
  interest at a variable municipal bond rate, due in 2023........     9,000      9,000      --
Industrial revenue bond, issued by City of Ligonier, Indiana, interest at a variable municipal bond rate plus 1%, payable in
  annual amounts from 2003 to 2007...............................     6,300      6,300      6,300
Convertible subordinated promissory notes, 8%, callable in April
  1993, convertible into shares of common stock at a rate of one
  share for each $16.24 of principal.............................     --         --         6,568
ESOP credit agreement, interest rate which approximates 86% of
  prime, payable in annual installments of $408,000..............     1,634      2,042      2,451
Capital lease obligations, interest at 7.5%, payable in monthly
  installments through February 2002.............................     4,710      --         --
Other............................................................        67      --         --
                                                                    -------    -------    -------
                                                                     66,711     46,092     50,369
Less -- Current portion..........................................       923        408      7,069
                                                                    -------    -------    -------
                                                                    $65,788    $45,684    $43,300
                                                                    =======    =======    =======

     For a more detailed description of the above indebtedness, see Note 6 of Notes to Consolidated Financial Statements.

     Aggregate minimum principal payment requirements on long-term debt, including capital lease obligations, in each of the five years subsequent to December 31, 1994 are as follows: 1995 - $923,000; 1996 - $963,000; 1997 -
$1,073,000; 1998 - $7,503,000; 1999 - $7,144,000, and thereafter - $49,105,000.

NOTE 21. SUBSEQUENT EVENTS.

     On April 7, 1995, the Company signed a definitive agreement to acquire the fuel systems business of Dyno Industrier A.S of Oslo, Norway (the Dyno Acquisition) for $130,000,000 in cash, which includes provisions for estimated closing adjustments and fees and expenses estimated at $6,000,000. Dyno is a leading designer, manufacturer and marketer of plastic mono-layer fuel tank systems and components to many European vehicle manufacturers, and has operations in France, Norway, Germany, Great Britain, Spain and Belgium. Consummation of the Dyno Acquisition is subject to certain conditions, including the consent of certain governmental bodies.

     In connection with the Dyno Acquisition, the Company is offering (the Offering) $110,000,000 in aggregate principal amount of 9 7/8% Senior Notes due 2005 (the Notes) and executing a new $135,000,000 credit facility (the New Credit Facility). Proceeds from the Offering and the New Credit Facility will be used to (i) finance the Dyno Acquisition; (ii) retire certain existing credit facilities and (iii) finance capital expenditures, working capital and other needs.

                       WALBRO CORPORATION & SUBSIDIARIES

NOTE 21. SUBSEQUENT EVENTS (CONTINUED)

     The Notes will be general unsecured obligations of the Company with interest payable semi-annually. The Notes will be guaranteed by each of the Guarantors pursuant to the guarantees described in Note 20.

     Except as noted below, the Notes are not redeemable at the Company's option prior to July 15, 2000. Thereafter, the Notes will be redeemable, in whole or part, at the option of the Company at various redemption prices as set forth in the Note Indenture, plus accrued and unpaid interest thereon to the redemption date. In addition, prior to July 15, 1998, the Company may, at its option, redeem up to an aggregate of 30% of the principal amount of the Notes originally issued with the net proceeds from one or more public equity offerings at the redemption price specified in the Note Indenture plus accrued interest to the date of redemption.

     Also, in the event of a change in control, the Company will be obligated to make an offer to purchase all of the outstanding Notes at a redemption price of 101% of the principal amount thereof plus accrued interest to the date of repurchase. Also, in certain circumstances, the Company will be required to make an offer to repurchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of repurchase, with the net cash proceeds of certain asset sales.

     The New Credit Facility consists of a $135,000,000 multi-currency revolving loan facility for the Company and certain of its wholly-owned domestic and foreign subsidiaries, including a $5,000,000 swing line facility and a $17,000,000 letter of credit facility. The New Credit Facility will have an initial term of five years, with annual one year extensions of the revolving credit portion of the facility available in the lender's discretion.

     At any time within three years after closing of the New Credit Facility, the Company may convert up to $70,000,000 of revolving credit loans under the New Credit Facility to term loans in minimum amounts of $15,000,000 with maturities not exceeding seven years from the closing of the New Credit Facility.

     Borrowings under the New Credit Facility will bear interest at a per annum rate equal to the agent's base rate or the prevailing interbank offered rate in the applicable offshore currency market, plus an additional margin ranging from 0.5% to 1.75% based on certain financial ratios of the Company. The annual letter of credit fee will range from 0.5% to 1.5% based on the same financial ratios. The Company will also be required to pay a quarterly unused facility fee.

     Borrowings under the New Credit Facility will be secured by first liens on the inventory, accounts receivable and certain intangibles of the Company and its wholly-owned domestic subsidiaries and by a pledge of 100% of the stock of wholly-owned domestic subsidiaries, and up to 65% of the stock of wholly-owned foreign subsidiaries. Collateral for the New Credit Facility will secure the 2004 Notes on an equal and ratable basis. The Company and its wholly-owned domestic subsidiaries will guarantee payment of domestic and foreign borrowings under the New Credit Facility. The Company's wholly-owned foreign subsidiaries will guarantee payment of foreign borrowings under the New Credit Facility.

     The Note Indenture and the New Credit Facility will contain numerous restrictive covenants including, but not limited to, the following matters: (i) maintenance of certain financial ratios and compliance with certain financial tests and limitations; (ii) limitations on payment of dividends, incurrence of additional indebtedness and granting of certain liens; (iii) restrictions on mergers, acquisitions, asset sales, sales of subsidiary stock, capital expenditures and investments; (iv) issuance of preferred stock by subsidiaries and (v) sale and leaseback transactions.

     See "Business -- Dyno Acquisition" and "Description of Other Indebtedness" elsewhere in this Offering Memorandum for further discussion.

                       WALBRO CORPORATION & SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                            6/30/95      12/31/94
                                                                          -----------    --------
                                                                          (UNAUDITED)
ASSETS
Current Assets:
  Cash.................................................................    $   3,419     $  4,540
  Accounts receivable (net)............................................       69,928       66,333
  Inventories..........................................................       33,939       31,439
  Other current assets.................................................        8,688        7,664
                                                                           ---------     --------
     Total Current Assets..............................................      115,974      109,976
                                                                           ----------    --------
Property, Plant & Equipment:
  Land, buildings & improvements.......................................       47,010       45,902
  Machinery & equipment................................................      116,682       93,127
                                                                           ----------    --------
     Subtotal..........................................................      163,692      139,029
  Less: Accumulated depreciation.......................................      (57,209)     (50,737)
                                                                           ----------    --------
     Net Property, Plant & Equipment...................................      106,483       88,292
                                                                           ----------    --------
Other Assets:
  Goodwill (net).......................................................       19,025       16,905
  Joint ventures, investments & other..................................       46,007       42,193
                                                                           ----------    --------
     Total Other Assets................................................       65,032       59,098
                                                                           ----------    --------
     Total Assets......................................................    $ 287,489     $257,366
                                                                           =========     ========
LIABILITIES
Current Liabilities:
  Current portion long-term debt.......................................    $     923     $  8,442
  Notes payable -- Banks...............................................        7,109        6,970
  Accounts payable.....................................................       25,861       23,252
  Accrued liabilities..................................................       17,411       12,934
                                                                           ----------    --------
     Total Current Liabilities.........................................       51,304       51,598
                                                                           ----------    --------
Long-term debt, net of current.........................................       86,322       66,136
  Other long-term liabilities..........................................       13,633       11,717
                                                                           ----------    --------
     Total Long-Term Liabilities.......................................       99,955       77,853
                                                                           ----------    --------
Stockholders' Equity:
  Common stock, $.50 par value; authorized 25,000,000; outstanding
     8,564,576 in 1995 and 1994........................................        4,282        4,282
  Paid-in capital......................................................       64,221       64,221
  Retained earnings....................................................       63,050       55,855
  Other Stockholders' Equity...........................................        4,677        3,557
                                                                           ----------    --------
     Total Stockholders' Equity........................................      136,230      127,915
                                                                           ----------    --------
     Total Liabilities & Stockholders' Equity..........................    $ 287,489     $257,366
                                                                           =========     ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                       WALBRO CORPORATION & SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             SIX MONTHS ENDED
                                                                          ----------------------
                                                                           6/30/95      6/30/94
                                                                          ---------    ---------
                                                                               (UNAUDITED)
Net Sales..............................................................   $ 188,291    $ 166,181
Cost of Sales & Expenses:
  Cost of sales........................................................     150,585      131,308
  Selling and administrative expenses..................................      24,152       19,353
  Interest expense, net................................................       2,538        1,537
  Other expense........................................................         416          662
                                                                          ---------    ---------
     Total.............................................................     177,691      152,860
                                                                          ---------    ---------
Income before income taxes and joint ventures..........................      10,600       13,321
Provision for income taxes.............................................       3,751        4,953
Equity in (income) of joint ventures...................................      (2,074)        (592)
                                                                          ---------    ---------
     Net income........................................................   $   8,923    $   8,960
                                                                          =========    =========
     Net income per share..............................................   $    1.04    $    1.04
                                                                          =========    =========
Average shares outstanding.............................................   8,599,490    8,608,474

 The accompanying notes are an integral part of these consolidated statements.

                       WALBRO CORPORATION & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             SIX MONTHS ENDED
                                                                           --------------------
                                                                           6/30/95     6/30/94
                                                                           --------    --------
                                                                               (UNAUDITED)
Cash Flows From Operating Activities:
  Net income............................................................   $  8,923    $  8,960
  Adjustments to Reconcile Net Income to Net Cash Provided by Operating
     Activities:
       Depreciation and amortization....................................      7,838       6,935
       (Gain) loss on disposition of assets.............................        144          55
       (Income) of joint ventures.......................................     (2,074)       (592)
       Changes in assets and liabilities:
          Deferred income taxes.........................................     (1,800)          0
          Deferred pension and other....................................      2,442       1,368
          Accounts payable and accrued liabilities......................      6,108       1,294
          Accounts receivable, net......................................       (197)    (15,815)
          Inventories...................................................     (1,634)     (1,395)
          Prepaid expenses and other....................................     (1,729)       (545)
                                                                           --------    --------
            Total adjustments...........................................      9,098      (8,695)
                                                                           --------    --------
       Net cash provided by operating activities........................     18,021         265
                                                                           --------    --------
Cash Flows From Investing Activities:
  Purchase of fixed assets..............................................    (20,730)     (7,280)
  Acquisitions, net of cash acquired....................................        105           0
  Increase of other assets..............................................     (3,767)     (1,332)
  Investment in joint ventures and other................................     (2,232)     (1,611)
  Proceeds from disposal of assets......................................        309         115
                                                                           --------    --------
       Net cash used in investing activities............................    (26,315)    (10,108)
                                                                           --------    --------
Cash Flows From Financing Activities:
  Net borrowings under line-of-credit agreements........................     10,787       7,611
  Debt repayments.......................................................       (634)          0
  Proceeds from issuance of debt........................................          0         153
  Proceeds from issuance of common stock................................          0         219
  Cash dividends paid...................................................     (1,713)     (1,711)
                                                                           --------    --------
       Net cash provided by (used in) financing activities..............      8,440       6,272
                                                                           --------    --------
  Effect of exchange rate changes on cash...............................     (1,267)     (1,013)
                                                                           --------    --------
  Net decrease in cash..................................................     (1,121)     (4,584)
  Cash beginning balance................................................      4,540       4,605
                                                                           --------    --------
  Cash ending balance...................................................   $  3,419    $     21
                                                                           ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                      WALBRO CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUBSEQUENT EVENT

     On July 27, 1995, the Company, through certain of its wholly-owned subsidiaries, acquired the plastic fuel tank business of Dyno Industrier AS,
(Dyno) Oslo, Norway. The plastic fuel tank division of Dyno supplies plastic fuel tank systems to most European vehicle manufacturers through its operations in France, Spain, Norway, Great Britain, Germany, and Belgium. Dyno Fuel Systems Business sales approximated $147 million in 1994. The net purchase price for the acquisition of Dyno's Fuel Systems Business was approximately $124 million (approximately $138 million less approximately $14 million in cash acquired by the Company), exclusive of expenses of the transaction. The purchase price is subject to certain post-closing adjustments. The Company financed the acquisition through a combination of a private placement of $110 million of 9 7/8% Senior Notes due 2005 (the Notes) and a new $135 million credit facility (the New Credit Facility) with a group of Commercial Banks.

     The Notes are general unsecured obligations of the Company with interest payable semi-annually. The Notes are guaranteed by each of the significant domestic wholly-owned subsidiaries.

     Except as noted below, the Notes are not redeemable at the Company's option prior to July 15, 2000. Thereafter, the Notes will be redeemable, in whole or in part, at the option of the Company at various redemption prices as set forth in the Note Indenture, plus accrued and unpaid interest thereon to the redemption date. In addition, prior to July 15, 1998, the Company may, at its option, redeem up to an aggregate of 30% of the principal amount of the Notes originally issued with the net proceeds from one or more public equity offerings at the redemption price specified in the Note Indenture plus accrued interest to the date of redemption.

     Also, in the event of a change in control, the Company will be obligated to make an offer to purchase all of the outstanding Notes at a redemption price of 101% of the principal amount thereof plus accrued interest to the date of repurchase. Also, in certain circumstances, the Company will be required to make an offer to repurchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued interest to the date of repurchase, with the net cash proceeds of certain asset sales.

     The New Credit Facility consists of a $135,000,000 multi-currency revolving loan facility for the Company and certain of its wholly-owned domestic and foreign subsidiaries, including a $5,000,000 swing line facility and a $17,000,000 letter of credit facility. The New Credit Facility has an initial term of five years, with annual one year extensions of the revolving credit portion of the facility available in the lender's discretion.

     At any time within three years after closing of the New Credit Facility, the Company may convert up to $70,000,000 of revolving credit loans under the New Credit Facility to term loans in minimum amounts of $15,000,000 with maturities not exceeding seven years from the closing of the New Credit Facility.

     Borrowings under the New Credit Facility bear interest at a per annum rate equal to the agent's base rate or the prevailing interbank offered rate in the applicable offshore currency market, plus an additional margin ranging from 0.5% to 1.75% based on certain financial ratios of the Company. The annual letter of credit fee will range from 0.5% to 1.5% based on the same financial ratios. The Company will also be required to pay a quarterly unused facility fee.

     Borrowings under the New Credit Facility are secured by first liens on the inventory, accounts receivable and certain intangibles of the Company and its wholly-owned domestic subsidiaries and by a pledge of 100% of the stock of wholly-owned domestic subsidiaries, and 65% of the stock of whollyowned foreign subsidiaries. Collateral for the New Credit Facility secures the 2004 Notes on an equal and ratable basis. The Company and its wholly-owned domestic subsidiaries guarantee payment of domestic and foreign borrowings under the New Credit Facility. The Company's wholly-owned foreign subsidiaries guarantee payment of foreign borrowings under the New Credit Facility.

                      WALBRO CORPORATION AND SUBSIDIARIES

(1) SUBSEQUENT EVENT (CONTINUED)
     The Note Indenture and the New Credit Facility contain numerous restrictive covenants including, but not limited to, the following matters: (i) maintenance of certain financial ratios and compliance with certain financial tests and limitations; (ii) limitations on payment of dividends, incurrence of additional indebtedness and granting of certain liens; (iii) restrictions on mergers, acquisitions, asset sales, sales of subsidiary stock, capital expenditures and investments; (iv) issuance of preferred stock by subsidiaries and (v) sale and leaseback transactions.

                      WALBRO CORPORATION AND SUBSIDIARIES

NOTE 2. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

                                                                       JUNE 30, 1995
                                        ----------------------------------------------------------------------------
                                                                         WALBRO
                                                                      CORPORATION     CONSOLIDATION
                                         GUARANTOR     NONGUARANTOR     (PARENT      AND ELIMINATION    CONSOLIDATED
                                        SUBSIDIARIES   SUBSIDIARIES   CORPORATION)       ENTRIES           TOTAL
                                        ------------   ------------   ------------   ----------------   ------------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Current Assets:
  Cash................................    $    134       $  2,667       $    618        $ --              $  3,419
  Accounts receivable -- net:.........      28,651         18,709         36,800           (14,232)         69,928
  Inventories.........................      24,851          7,162          1,926          --                33,939
  Prepaid expenses and other..........       3,076          1,874            734              (674)          5,010
  Deferred and refundable income
     taxes............................       5,935         (1,153)        (1,104)         --                 3,678
                                          --------       --------       --------        ----------        --------
       Total Current Assets...........      62,647         29,259         38,974           (14,906)        115,974
                                          --------       --------       --------        ----------        --------
Plant and Equipment -- Net:...........      77,358         15,828         13,297          --               106,483
                                          --------       --------       --------        ----------        --------
Other Assets:
  Funds held for construction.........       1,061         --             --              --                 1,061
  Joint ventures......................      10,765         12,543         --              --                23,308
  Investments.........................       6,275            271         98,953           (97,011)          8,488
  Goodwill, net.......................      15,482          1,205          2,338          --                19,025
  Plant and equipment held for
     resale...........................      --             --                 80          --                    80
  Notes receivable....................      --             --             52,117           (51,550)            567
  Deferred income taxes...............      --             --             --              --                --
  Other...............................       5,885            854          5,764          --                12,503
                                          --------       --------       --------        ----------        --------
       Total other assets.............      39,468         14,873        159,252          (148,561)         65,032
                                          --------       --------       --------        ----------        --------
       Total assets...................    $179,473       $ 59,960       $211,523        $ (163,467)       $287,489
                                          ========       ========       ========        ==========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long term debt...    $    515       $ --           $    408        $ --              $    923
  Bank and other borrowings...........      --              7,109         --              --                 7,109
  Accounts payable....................      25,843          8,148          5,293           (13,423)         25,861
  Accrued liabilities.................       9,031          5,731          2,626              (834)         16,554
  Dividends payable...................      --             --                857          --                   857
                                          --------       --------       --------        ----------        --------
       Total Current Liabilities......      35,389         20,988          9,184           (14,257)         51,304
                                          --------       --------       --------        ----------        --------
Long Term Liabilities:
  Long Term Debt -- Less current
     portion..........................      70,825          8,920         58,127           (51,550)         86,322
  Pension obligations and other.......         932          1,097          8,098          --                10,127
  Deferred income taxes...............       1,944            318           (225)         --                 2,037
  Minority interest...................      --              1,469         --              --                 1,469
                                          --------       --------       --------        ----------        --------
       Total Long Term Liabilities....      73,701         11,804         66,000           (51,550)         99,955
                                          --------       --------       --------        ----------        --------
Stockholders' Equity:
  Common stock, $.50 par value;
     authorized 15,000,000;
     outstanding 8,564,576............      --              1,999          4,282            (1,999)          4,282
  Paid-in capital.....................      --              3,632         64,221            (3,632)         64,221
  Retained earnings...................      68,465         18,125         63,155           (86,695)         63,050
  Deferred compensation...............      --             --               (975)         --                  (975)
  Unrealized gain on securities
     available for sale...............      --             --                625          --                   625
  Cumulative translation
     adjustments......................       1,918          3,412          5,031            (5,334)          5,027
                                          --------       --------       --------        ----------        --------
       Total Stockholders' Equity.....      70,383         27,168        136,339           (97,660)        136,230
                                          --------       --------       --------        ----------        --------
       Total Liabilities and
          Stockholders' Equity........    $179,473       $ 59,960       $211,523        $ (163,467)       $287,489
                                          ========       ========       ========        ==========        ========

                      WALBRO CORPORATION AND SUBSIDIARIES

NOTE 2. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                        FOR THE SIX MONTHS ENDED JUNE 30, 1995
                                     -----------------------------------------------------------------------------
                                                                        WALBRO       CONSOLIDATION
                                                                     CORPORATION          AND
                                      GUARANTOR      NONGUARANTOR      (PARENT        ELIMINATION     CONSOLIDATED
                                     SUBSIDIARIES    SUBSIDIARIES    CORPORATION)       ENTRIES          TOTAL
                                     ------------    ------------    ------------    -------------    ------------
                                                                    (IN THOUSANDS)
Net Sales.........................     $168,563        $ 37,888        $  1,814        $ (19,974)       $188,291
Costs and Expenses:
  Cost of sales...................      137,805          31,562           1,192          (19,974)        150,585
  Selling and administrative
     expenses.....................        9,962           1,703           5,825          --               17,490
  Research and development
     expenses.....................        4,948             763             951          --                6,662
                                       --------         -------        --------         --------        --------
Operating Income..................       15,848           3,860          (6,154)         --               13,554
                                       --------         -------        --------         --------        --------
Other Expense (Income):
  Interest expense................        2,697             242           1,884           (2,165)          2,658
  Interest income.................         (556)            524          (2,253)           2,165            (120)
  Other, net......................          (84)              5             495          --                  416
                                       --------         -------        --------         --------        --------
Income before provision for income
  taxes, minority interest, equity
  in (income) loss of joint
  ventures and subsidiaries.......       13,791           3,089          (6,280)         --               10,600
Provision for income taxes........        4,754           1,143          (2,146)         --                3,751
Equity in (income) loss of joint
  ventures........................         (497)         (1,577)         --              --               (2,074)
Equity in income of
  subsidiaries....................       (3,523)         --             (13,057)          16,580          --
                                       --------         -------        --------         --------        --------
Net income........................     $ 13,057        $  3,523        $  8,923        $ (16,580)       $  8,923
                                       ========         =======        ========         ========        ========

                      WALBRO CORPORATION AND SUBSIDIARIES

NOTE 2. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                        FOR THE SIX MONTHS ENDED JUNE 30, 1994
                                     -----------------------------------------------------------------------------
                                                                        WALBRO       CONSOLIDATION
                                                                     CORPORATION          AND
                                      GUARANTOR      NONGUARANTOR      (PARENT        ELIMINATION     CONSOLIDATED
                                     SUBSIDIARIES    SUBSIDIARIES    CORPORATION)       ENTRIES          TOTAL
                                     ------------    ------------    ------------    -------------    ------------
                                                                    (IN THOUSANDS)
Net Sales.........................     $153,155        $ 28,909        $    243        $ (16,126)       $166,181
Costs and Expenses:
  Cost of sales...................      123,126          24,130             178          (16,126)        131,308
  Selling and administrative
     expenses.....................        8,554           1,642           3,342          --               13,538
  Research and development
     expenses.....................        4,782             233             800          --                5,815
                                       --------         -------        --------         --------        --------
Operating Income..................       16,693           2,904          (4,077)         --               15,520
Other Expense (Income):
  Interest expense................        2,891             232             902           (2,484)          1,541
  Interest income.................       --                  (2)         (2,486)           2,484              (4)
  Other, net......................           53              10             599          --                  662
                                       --------         -------        --------         --------        --------
Income before provision for income
  taxes, minority interest, equity
  in (income) loss of joint
  ventures and subsidiaries.......       13,749           2,664          (3,092)         --               13,321
Provision for income taxes........        4,935           1,069          (1,051)         --                4,953
Equity in (income) loss of joint
  ventures........................          274            (866)         --              --                 (592)
Equity in income of
  subsidiaries....................       (2,461)         --             (11,001)          13,462          --
                                       --------         -------        --------         --------        --------
Net income........................     $ 11,001        $  2,461        $  8,960        $ (13,462)       $  8,960
                                       ========         =======        ========         ========        ========

                      WALBRO CORPORATION AND SUBSIDIARIES

NOTE 2. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                            FOR THE SIX MONTHS ENDED JUNE 30, 1995
                                                --------------------------------------------------------------
                                                                   WALBRO
                                                                CORPORATION                       COMBINED
                                                 GUARANTOR        (PARENT       ELIMINATION      ISSUER AND
                                                SUBSIDIARIES    CORPORATION)      ENTRIES      GUARANTOR TOTAL
                                                ------------    ------------    -----------    ---------------
                                                                        (IN THOUSANDS)
Net cash provided by (used in) operating
  activities.................................     $ 28,755        $(10,656)       $ --              $  18,099
                                                  --------        --------        ----              ---------
Cash Flows from Investing Activities:
  Purchase of plant and equipment............      (18,315)           (960)         --                (19,275)
  Acquisitions, net of cash acquired.........           --             105          --                    105
  Purchase of other assets...................       (3,362)           (368)         --                 (3,730)
  Investment in joint ventures and other.....       (6,862)          1,108          --                 (5,754)
  Proceeds from disposal of assets...........           89             198          --                    287
                                                  --------        --------        ----              ---------
Net cash provided by (used in) investing
  activities.................................      (28,450)             83          --                (28,367)
                                                  --------        --------        ----              ---------
Cash Flows from Financing Activities:
  Net borrowings (repayments) under revolving
     line-of-credit agreements...............           --          11,000          --                 11,000
  Debt repayments............................         (253)            (36)         --                   (289)
  Cash dividends paid........................           --          (1,713)         --                 (1,713)
                                                  --------        --------        ----              ---------
Net cash provided by (used in) financing
  activities.................................         (253)          9,251          --                  8,998
                                                  --------        --------        ----              ---------
Effect of Exchange Rate Changes on Cash......            7              --          --                      7
                                                  --------        --------        ----              ---------
Net Increase (Decrease) in Cash..............           59          (1,322)         --                 (1,263)
Cash at Beginning of Year....................           75           1,940          --                  2,015
                                                  --------        --------        ----              ---------

Cash at End of Period........................     $    134        $    618        $ --              $     752
                                                  ========        ========        ====              =========

                      WALBRO CORPORATION AND SUBSIDIARIES

NOTE 2. SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS (CONTINUED)

                                                            FOR THE SIX MONTHS ENDED JUNE 30, 1994
                                                --------------------------------------------------------------
                                                                   WALBRO
                                                                CORPORATION                       COMBINED
                                                 GUARANTOR        (PARENT       ELIMINATION      ISSUER AND
                                                SUBSIDIARIES    CORPORATION)      ENTRIES      GUARANTOR TOTAL
                                                ------------    ------------    -----------    ---------------
                                                                        (IN THOUSANDS)
Net cash provided by (used in) operating
  activities.................................     $ 15,116        $(15,315)         $--           $    (199)
                                                  --------        --------          ---           ---------
Cash Flows from Investing Activities:
  Purchase of plant and equipment............       (6,458)           (108)          --              (6,566)
  Purchase of other assets...................         (579)           (761)          --              (1,340)
  Investment in joint ventures and other.....       (3,289)             --           --              (3,289)
  Proceeds from disposal of assets...........          117               6           --                 123
                                                  --------        --------          ---           ---------
Net cash provided by (used in) investing
  activities.................................      (10,209)           (863)          --             (11,072)
                                                  --------        --------          ---           ---------
Cash Flows from Financing Activities:
  Net borrowings (repayments) under revolving
     line-of-credit agreements...............           --           7,180           --               7,180
  Debt repayments............................       (5,500)          5,500           --                  --
  Proceeds from issuance of long term debt...          153              --           --                 153
  Proceeds from issuance of common stock and
     options.................................           --             219           --                 219
  Cash dividends paid........................           --          (1,711)          --              (1,711)
                                                  --------        --------          ---           ---------
Net cash provided by (used in) financing
  activities.................................       (5,347)         11,188           --               5,841
                                                  --------        --------          ---           ---------
Effect of Exchange Rate Changes on Cash......           --              --           --                  --
                                                  --------        --------          ---           ---------
Net Increase (Decrease) in Cash..............         (440)         (4,990)          --              (5,430)
Cash at Beginning of Year....................          431           2,442           --               2,873
                                                  --------        --------          ---           ---------
Cash at End of Period........................     $     (9)       $ (2,548)         $--           $  (2,557)
                                                  ========        ========          ===           =========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Dyno Industrier A.S
Oslo, Norway:

     We have audited the accompanying combined balance sheet of the Fuel Tank System Division (the "Division") of Dyno Industrier A.S ("Dyno") as of December 31, 1994, and the related combined statements of income, stockholders' and divisional equity, and cash flows for the year then ended. These financial statements are the responsibility of the Division and Dyno's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such 1994 financial statements present fairly, in all material respects, the combined financial position of the Division as of December 31, 1994, and the combined results of operations and its combined cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN & CO. GmbH

Stuttgart, Germany
May 12, 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors of Dyno Industrier A.S:

     We have audited the accompanying combined balance sheet of the Fuel Tank System Division of Dyno Industrier A.S (the "Division") as of December 31, 1993, and the related combined statements of income, and cash flow for the year then ended. These combined financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such 1993 combined financial statements present fairly, in all material respects, the combined financial position of the Division as of December 31, 1993, and the combined results of operations and its combined cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          DELOITTE & TOUCHE

Oslo, Norway
May 12, 1995

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                            COMBINED BALANCE SHEETS
                        AS OF DECEMBER 31, 1994 AND 1993

                                                                          1994          1993
                                                                         -------       -------
                                                                            (AMOUNTS IN NOK
                                                                                1,000)
ASSETS
Current Assets:
  Cash and cash equivalents -- (Note 1)................................   24,136        25,285
  Notes receivable -- (Note 4).........................................   32,622        34,384
  Accounts receivable (less allowance for doubtful accounts of 1,612
     and 3,591 in 1994 and 1993 respectively) -- (Note 4)..............  181,792       116,863
  Amounts receivable from related entities -- (Note 11)................   28,980         2,591
Inventories: -- (Note 1)
  Raw materials........................................................   37,036        31,337
  Work in progress.....................................................   22,005        36,374
  Finished goods.......................................................   26,569        19,494
                                                                         -------       -------
          Total Inventories............................................   85,610        87,205
                                                                         -------       -------
  Prepaid expenses and other current assets............................   43,532        43,838
                                                                         -------       -------
          Total Current Assets.........................................  396,672       310,166
                                                                         =======       =======
Property, Plant and Equipment -- Net -- (Note 1 and 5).................  396,665       420,601
Other Assets:
  Long term receivables................................................   16,602        33,278
  Intangible assets -- Net -- (Note 6).................................   14,801        13,338
  Deferred taxes -- (Notes 1 and 3)....................................   11,130        12,793
  Other................................................................    3,605         3,738
                                                                         -------       -------
          Total Other Assets...........................................   46,138        63,147
                                                                         -------       -------
          Total Assets.................................................  839,475       793,914
                                                                         =======       =======
LIABILITIES AND SHAREHOLDERS' AND DIVISIONAL EQUITY:
Current Liabilities:
  Bank overdraft.......................................................       --         3,826
  Accounts payable.....................................................  147,465       108,826
  Accrued liabilities -- (Note 12).....................................   79,919       124,043
  Current portion of long term debt -- (Note 7)........................  102,388        32,679
  Amounts payable to related entities -- (Note 11).....................   36,788       108,570
  Notes payable........................................................   30,792        26,390
  Income Taxes payable.................................................    1,596           246
                                                                         -------       -------
          Total Current Liabilities....................................  398,948       404,580
                                                                         =======       =======
Deferred Revenue.......................................................    9,876         4,842
Accrued Pension Liabilities -- (Notes 1 and 9).........................   10,655         9,488
Deferred Taxes -- (Notes 1 and 3)......................................   22,777        16,469
Long Term Debt -- Less current portion -- (Note 7).....................  100,050       156,258
Subordinated Loan -- (Note 7)..........................................    9,511       124,890
Commitments and Contingencies -- (Note 12)
Shareholders' and Divisional Equity -- (Note 10).......................  287,658        77,387
                                                                         -------       -------
          Total Liabilities and Shareholders' and Divisional Equity....  839,475       793,914
                                                                         =======       =======

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                           COMBINED INCOME STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                            1994         1993
                                                                          ---------     -------
                                                                             (AMOUNTS IN NOK
                                                                                 1,000)
Revenues -- (Note 2)...................................................   1,037,571     617,955
Cost of Goods Sold.....................................................     793,364     485,030
                                                                          ---------     -------
Gross Profit...........................................................     244,207     132,925
                                                                          ---------     -------
Selling, General, and Administrative Expenses -- (Notes 1, 8, 9, and
  11)..................................................................     208,303     170,590
                                                                          ---------     -------
Operating Income (Loss)................................................      35,904     (37,665)
                                                                          ---------     -------
Other Income (Expense):
  Interest expense.....................................................     (25,446)    (19,052)
  Interest income......................................................       5,757       1,213
  Other expense -- net.................................................      (6,940)      1,106
                                                                          ---------     -------
          Total other income (expense).................................     (26,629)    (16,733)
                                                                          ---------     -------
Income (Loss) Before Taxes and Extraordinary Item......................       9,275     (54,398)
                                                                          ---------     -------
Income Taxes -- (Note 3)...............................................      16,421         349
                                                                          ---------     -------
Loss Before Extraordinary Item.........................................      (7,146)    (54,747)
                                                                          ---------     -------
Extraordinary Item -- Gain on forgiveness on debt -- (Note 7)..........      33,078          --
                                                                          ---------     -------
          Net income (loss)............................................      25,932     (54,747)
                                                                           ========     =======

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                       COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                                           1994         1993
                                                                         --------     --------
                                                                            (AMOUNTS IN NOK
                                                                                1,000)
Cash Flows From Operating Activities:
  Net income (loss)....................................................    25,932      (54,747)
  Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization...................................    62,956       45,110
       Change in deferred income taxes.................................     7,971       (1,424)
       Gain on sale of property, plant and equipment...................    (1,899)      (2,039)
       Gain on forgiveness of debt.....................................   (33,078)          --
       Changes in operating assets and liabilities
       (Increase) decrease:
          Accounts and notes receivable................................   (63,167)     (31,791)
          Inventories..................................................     1,595       (8,437)
          Prepaid expenses and other current assets....................       306      (17,987)
          Long-term receivables and other assets.......................    15,346      (29,323)
       Increase (decrease):
          Accounts payable.............................................    38,639       17,729
          Accrued and other liabilities................................   (45,433)      71,355
          Deferred revenue.............................................     5,034        4,492
                                                                         --------     --------
       Net cash provided by operating activities.......................    14,202       (7,062)
                                                                         ========     ========
Cash Flows From Investing Activities:
  Purchases of property, plant and equipment...........................   (61,376)    (182,061)
  Proceeds from sale of property, plant and equipment..................    25,523       28,932
  (Advances to) repayments from related entities -- net................   (98,171)      54,157
                                                                         --------     --------
  Net cash used in investing activities................................  (134,024)     (98,972)
                                                                         --------     --------
Cash Flows From Financing Activities:
  Borrowings of long-term debt.........................................    43,145       37,220
  Repayments of long-term debt.........................................    (5,434)      (1,097)
  Net repayment of related party long-term debt........................   (19,808)     (18,334)
  Borrowings of subordinated loans.....................................        --       42,612
  Repayments of subordinated loans.....................................   (82,301)          --
  Contributed equity...................................................   185,656       65,560
                                                                         --------     --------
Net cash provided by financing activities..............................   121,258      125,961
                                                                         --------     --------
Foreign currency effects on cash flows.................................    (2,585)       2,640
Net increase (decrease) in cash and cash equivalents...................    (1,149)      22,567
                                                                         --------     --------
Cash and cash equivalents at beginning of year.........................    25,285        2,718
                                                                         --------     --------
Cash and cash equivalents at end of year...............................    24,136       25,285
                                                                         ========     ========
Supplemental disclosure of cash flow information:
  Cash paid for interest...............................................    24,150       27,722
  Income taxes deemed to be paid.......................................     7,100        1,527

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
            AS OF AND FOR THE YEARS ENDED 31 DECEMBER 1994 AND 1993

1 ACCOUNTING POLICIES

Principles of Combination

     The combined historical financial statements include the accounts of the Fuel Tank System Division (the Division) of Dyno Industrier A.S (Dyno), a Norwegian company. This division comprises production units in Norway, Great Britain, Germany, France, Belgium, and Spain which are involved in the development and manufacture of plastic automotive fuel tank systems. All significant accounts and transactions between the division's units have been eliminated in combination.

     The financial statements of the Division's operating units have been combined and prepared as a result of the Purchase and Sale Agreement between Dyno and Walbro Corporation dated April 7, 1995. Walbro Corporation is purchasing certain divisional assets of the entities in Norway, Great Britain, Germany and Belgium, and the shares of the entities in France and Spain. The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

     During the periods covered by the combined income statement the Division's business was conducted as an integral part of Dyno's overall operations. The financial statements include sales to and purchases of materials to and from other Dyno business units at established prices. These amounts are not necessarily indicative of the costs that will prevail for the Division subsequent to the closing of the transaction described in the purchase agreement. The financial statements also include various allocated costs and expenses (see Note 8) which are not necessarily indicative of the costs and expenses which would have resulted had the Division been operated as a separate company. All of the allocations and estimates reflected in the financial statements are based on assumptions that the production units' and Dyno's management believes are reasonable.

     In preparing the combined accounts, the results are translated into Norwegian kroner (NOK) at annual average rates of exchange. The combined balance sheet is translated at year-end rates of exchange. The effects of exchange rate changes during the year on net assets are included in Divisional equity.

Cash and cash equivalents

     Cash and cash equivalents include cash, bank deposits and all other monetary instruments with a maturity of less than three months at the date of purchase.

Financial instruments

     The Division's activities in derivative financial instruments are not significant and generally consist of agreements with Dyno and its affiliates to manage foreign currency and interest rate exposure. The estimated fair values of Dyno's financial instruments approximate the carrying values.

     Discounts/premiums on foreign exchange contracts and cost/income on other hedging contracts (interest rate swaps, interest rate caps, etc.) have been recognized as other income or expense over the life of the contracts.

Inventories

     Inventories are valued at the lower of cost using the 'first-in-first-out' method or at net realizable value. Cost for goods purchased is the purchase price. Cost for goods in production and internally produced goods is the direct manufacturing cost plus the appropriate portion of production overhead costs.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

Property, Plant and Equipment

     Property, plant and equipment are carried on the balance sheet at original cost, less straight-line depreciation. The rates for calculating straight-line depreciation have been determined based on an evaluation of the individual fixed asset's economic lifetime as follows:

            machinery and equipment................................    3 - 20 years
            buildings..............................................   20 - 33 years

Intangible Assets

     Intangible assets include organization costs and goodwill, and are amortized on a straight-line basis over five to twenty years.

Research and Development

     Research and development costs are expensed as they are incurred.

Pensions and Pension Liabilities

     Pension costs are calculated in accordance with the Statement of Financial Accounting Standards No. 87. Pension liabilities (directly financed and funded plans) have been valued at the present value of future pension payments as of December 31, 1994. Future pension payments are calculated on the basis of the expected salary at the time of retirement. Pension plan assets are valued at market value on December 31, 1994. Net pension liabilities (pension liabilities less pension plan assets) are accounted for as long term obligations after correction for net actuarial differences.

Income Taxes

     The Division has been included in Dyno's consolidated income tax returns in the various countries. The recorded provision for income taxes approximates the tax effect which would have been recorded had the Division operated on a stand-alone basis.

     Deferred income tax expense has been calculated using the liability method in accordance with Statement of Financial Accounting Standards No. 109. Under this method, deferred tax assets and liabilities are measured based upon "temporary differences" which are differences between the carrying values of assets and liabilities for financial reporting and their tax basis. Deferred income tax expense is the change during the year in the deferred tax assets and liabilities.

Deferred Revenues

     Deferred revenues consist of investment grants from governments and certain subsidies received from customers. Grants are recognized as income when conditions for receipt are met, and subsidies are recognized as an offset to cost of goods sold over the term of the agreement.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

2 REVENUES BY COUNTRY OF CUSTOMER

                                                                   1994         1993
                                                                 ---------     -------
                                                                       NOK 1,000
        Europe:
          United Kingdom.......................................     88,466      68,208
          Netherlands..........................................      5,575       4,679
          Germany..............................................    343,161     167,691
          France...............................................    211,873     213,136
          Belgium..............................................    151,066      23,204
          Spain................................................     51,551           7
          Finland..............................................        301       3,889
          Sweden...............................................    144,727     111,100
          Other EU countries...................................         --         766
                                                                 ---------     -------
                  Total EU.....................................    996,720     592,680
        Norway.................................................      8,083       6,109
        Rest of Europe.........................................     18,730      16,460
                                                                 ---------     -------
                  Total Europe.................................  1,023,533     615,249
        Outside Europe:
          North America........................................        115           1
          Africa...............................................         --         310
          Asia.................................................     13,923       2,395
                                                                 ---------     -------
                  TOTAL........................................  1,037,571     617,955
                                                                 =========     =======

3 TAXES

     The provision for income taxes included in the combined statements of income consist of the following (in NOK 1,000):

                                                                     1994        1993
                                                                    ------      ------
        Current taxes.............................................   8,450       1,773
        Deferred taxes............................................   7,971      (1,424)
                                                                    ------      ------
        Provision for income tax..................................  16,421         349
                                                                    ======      ======

     A reconciliation between income taxes at the statutory rates in Norway (28% for 1994 and 1993) and the provision for income taxes for the years ended 1994 and 1993 is as follows (in NOK 1,000):

                                                                     1994       1993
                                                                    ------     -------
        Income tax provison (benefit) at Norwegian statutory
          rate....................................................   2,597     (15,231)
        International rate differences............................   2,870          --
        Losses for which no tax benefit was provided..............   8,282      15,478
        Utilization of loss carry forwards........................  (3,004)         --
        Other.....................................................   5,676         102
                                                                    ------     -------
        Provision for income tax..................................  16,421         349
                                                                    ======     =======

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

     Significant components of deferred tax balances as of December 31 are as follows:

                                                                    1994        1993
                                                                   -------     -------
                                                                   NOK 1,000
        Deferred tax assets:
          Accrued costs of pension plans.........................    1,493       1,243
          Net operating loss carry forwards......................   33,448      44,706
          Other..................................................    1,498         408
                                                                   -------     -------
        Total deferred tax assets................................   36,439      46,357
        Valuation allowance......................................  (25,309)    (33,564)
                                                                   -------     -------
        Net deferred tax assets..................................   11,130      12,793
                                                                   -------     -------
        Deferred tax liabilities
          Property, plant and equipment..........................   22,548      16,303
          Other..................................................      229         166
                                                                   -------     -------
        Total Deferred tax liabilities...........................   22,777      16,469
                                                                   =======     =======

     The valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Division has established a valuation allowance for certain net operating loss carryforwards.

     At the end of 1994, total deductible losses carried forward in Dynoplast S.A France and Dynoplast S.A Spain (the entities where stock is being acquired) amounted to NOK 90.4 million. Losses carried forward expire as follows (in NOK 1,000):

        1997................................................................   18,185
        1998................................................................   28,948
        1999................................................................   11,986
        Without expiration..................................................   31,271
                                                                              -------
                  TOTAL.....................................................   90,390
                                                                               ======

4 GEOGRAPHIC AND CREDIT RISK

     Accounts receivable by geographical area as of December 31, are:

                                                                     1994        1993
                                                                   --------    --------
                                                                   NOK 1,000
        Norway.................................................       3,026          --
        The EU.................................................     178,887     119,718
        Rest of Europe.........................................         284          58
                                                                    -------     -------
             Total Europe......................................     182,197     119,776
        North America..........................................          96           3
        Asia...................................................       1,111         675
                                                                    -------     -------
        TOTAL GROSS ACCOUNTS RECEIVABLE........................     183,404     120,454
        Less allowance for doubtful accounts...................       1,612       3,591
                                                                    -------     -------
             TOTAL NET ACCOUNTS RECEIVABLE.....................     181,792     116,863
                                                                    =======     =======

     In addition the French and Spanish entities had notes receivables of (NOK 1,000) 32,449 and 173 in 1994 and 34,377 and 7 in 1993, respectively. These notes are created in the normal course of business in these countries and are generally collected under similar terms to accounts receivable.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

5 PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following at December 31:

                                                                   1994         1993
                                                                  -------      -------
                                                                       NOK 1,000
        Land....................................................   12,012       14,067
        Assets under construction...............................   23,337       35,354
        Buildings...............................................   62,257       41,045
        Machinery and equipment.................................  534,229      531,103
                                                                  -------      -------
             Total..............................................  631,835      621,569
             Less accumulated depreciation......................  235,170      200,968
                                                                  -------      -------
             Property, plant and equipment -- net...............  396,665      420,601
                                                                  =======      =======

6 INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31:

                                                                    1994         1993
                                                                   ------       ------
                                                                        NOK 1,000
        Organizational costs (less accumulated amortization of
          2,102 and 1,401 in 1994 and 1993, respectively)........   4,961        2,945
        Goodwill (less accumulated amortization of 1,168 and 810
          in 1994 and 1993, respectively)........................   9,840       10,393
                                                                   -------      -------
        Intangible assets -- net.................................  14,801       13,338
                                                                   =======      =======

7 NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable include a short term facility with a bank in Spain. This facility was renewed in 1994. It bears interest at 9.6% and matures in December 1995.

     Long-term debt agreements are generally entered into by the legal entities in the various locations. To present the financial position of the division, these amounts have been allocated between divisions operating within the legal entities. Depending on the type of loan, various allocation bases have been utilized including relative investment, level of operations, and working capital.

     Long-term debt consists of the following at December 31:

                                                                    1994        1993
                                                                  --------     -------
                                                                       NOK 1,000
        Mortgage loans..........................................     6,661       4,389
        Bank loans and other long-term debt.....................    45,300      14,263
        Loans from Dyno and affiliated companies................   150,477     170,285
                                                                  --------     -------
             Total..............................................   202,438     188,937
        Less Current portion....................................  (102,388)    (32,679)
                                                                  --------     -------
             Total long-term debt...............................   100,050     156,258
                                                                  ========     =======

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

     Long-term debt at December 31, 1994, matures as follows (in NOK 1,000):

        1995...............................................................  102,388
        1996...............................................................    5,973
        1997...............................................................   26,380
        1998...............................................................    3,464
        1999...............................................................    3,464
        Thereafter.........................................................   60,769
                                                                             -------
                  TOTAL....................................................  202,438
                                                                             =======

     Long-term debt including first year's installments are payable in the following currencies:

                                  CURRENCY VALUE      NOK 1,000      CURRENCY VALUE      NOK 1,000
                CURRENCY           DEC 31 1994       DEC 31 1994      DEC 31 1993       DEC 31 1993
        ------------------------  --------------     -----------     --------------     -----------
        NOK.....................       43,460           43,460           16,693            16,693
        GBP.....................        2,077           21,950            2,597            28,850
        DEM.....................       21,542           94,039           27,139           117,597
        ESB.....................       47,383            2,432           89,131             4,704
        FRF.....................           --               --           13,000            16,579
        BEF.....................      190,955           40,557           21,683             4,514
                                                       -------                            -------
                  TOTAL.........                       202,438                            188,937
                                                       =======                            =======

     The mortgage loans relate to the building in Belgium, and are secured by property, plant and equipment with a total net book value of approximately 97 NOK million at December 31, 1994. The loans bear interest at fixed rates ranging from 8.09 to 10.45% and require monthly principal and interest payments. The loans mature between 1995 and 1997.

     Bank loans and other long-term debt at December 31, 1994 includes loans from banks and other financial institutions in Belgium, Great Britain and Spain. These loans are unsecured, generally require monthly principal payments and bear interest at rates ranging from 6.92 to 10.8%. These loans mature in 2005, 1997, and 1995, respectively.

     Loans from Dyno and affiliated companies consists of agreements in Norway, Germany, France and Great Britain to finance the operations and investing strategies of the entities. These agreements are with the legal entities and balances included in the combined financial statements are allocations of the total outstanding balance. The agreements include both short term facilities and long term notes depending on the cash and capital requirements of the various entities. The agreements generally bear interest at the libor rate plus 0.5 to 0.6875%, and mature at dates ranging from 1995 to 1999.

     Generally the related party loans are unsecured but contain negative pledge clauses. The loan agreements do not contain clauses restrictive to the freedom of action of the entities.

Subordinated Loans

     The subordinated loans are all agreements with related parties that the Division is normally consolidated with. These agreements do not bear interest and no interest has been imputed.

     The legal entity in Great Britain has a non-interest bearing GBP 2,700,000 (NOK 28,500,000) subordinated loan facility with a related party company in Great Britain. Outstanding borrowings allocated to the Division were NOK 9,511,000 and NOK 9,998,000 at December 31, 1994 and 1993, respectively. The facility matures August 27, 1996.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

     The legal entity in France had a non-interest bearing FFR 60,000,000 (NOK 76,519,000) subordinated loan from Dyno as of December 31, 1993, of which FFR 34,000,000 was repaid in 1994 and FFR 26,000,000 was forgiven in accordance with an agreement between Dyno and Dynoplast S.A. in France.

     The legal entity in Germany had a non-interest bearing DEM 10,800,000 (NOK 46,797,000) subordinated loan from Dyno of which NOK 38,373,000 was allocated to the Division as of December 31, 1993, and repaid during 1994.

8 GENERAL, ADMINISTRATIVE AND OTHER ALLOCATED EXPENSES

     General, administrative and other expenses are allocated to the Division using procedures deemed appropriate for the nature of the expenses involved. The procedures utilize various allocation bases such as relative investment, working capital, number of employees and related payroll costs, and direct effort expended. Management of Dyno believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred had the Division been a stand-alone company. Additionally certain management and overhead costs incurred by Dyno related to the Division have been included in the combined financial statements. Such amounts totalled 10.7 NOK million in 1994 and 2.9 NOK million in 1993. These amounts have not been charged to the production units, but have been included for presentation purposes.

     Total research and development expense was (NOK 1,000) 11,414 and 13,030 in 1994 and 1993, respectively.

9 PENSION PLANS

     In Norway, employees' retirement arrangements are provided by funded defined benefit plans. The pension entitlements normally are based on years of service and final salary. Entities in other countries have pension plans in line with local rules and practice. Pension plans are either defined benefit plans or defined contribution plans, where the employer pays a defined contribution which is independently administered.

     The pension assets in Norway are managed by an affiliated company and are primarily invested in fixed interest securities, property and listed shares.

     Net periodic pension cost

                                                                       1994      1993
                                                                       -----     -----
                                                                          NOK 1,000
        Defined benefit plans
          Benefits earned during the year..........................      870       628
          Interest cost on accrued benefit.........................    1,672     1,081
          Expected return on pension assets........................     (684)     (567)
                                                                       -----     -----
          Net pension cost benefit plans...........................    1,858     1,142
                                                                       -----     -----
          Early retirement and other...............................       35        --
                                                                       -----     -----
                  Total net periodic pension cost..................    1,893     1,142
                                                                       =====     =====

     This expense represents an allocation of Dyno's total pension expense based on the ratio of the number of eligible Division employees to the total number of eligible employees.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

     Status of pension plans reconciled to the combined balance sheet:

                                                      1994                    1993
                                              --------------------     -------------------
                                              FUNDED      UNFUNDED     FUNDED     UNFUNDED
                                               PLANS       PLANS       PLANS       PLANS
                                              -------     --------     ------     --------
                                                               NOK 1,000
        Projected benefit obligation
          (PBO)...........................    (10,469)     (9,783)     (8,979)     (9,216)
        Plan assets at fair value.........      8,765          --       8,707          --
        PBO in excess of plan assets......     (1,704)     (9,783)       (272)     (9,216)
        Unrecognized net actuarial loss...        812          55
        Early retirement plans and
          other...........................                    (35)
                                              -------      ------      ------      ------
                  Total accrued pension
                    liability.............       (892)     (9,763)       (272)     (9,216)
                                              =======      ======      ======      ======
        Economic assumptions:
          Discount rate...................        7.0%        7.0%        7.0%        7.0%
          Rate of return -- plan assets...        8.0%         --         8.0%         --
          Salary increase.................        3.3%      3-3.5%        3.3%      3-3.5%
          Pension increase................        2.5%    2.5-3.0%        2.5%    2.5-3.0%

10 SHAREHOLDER'S AND DIVISIONAL EQUITY

     Combined shareholder's and divisional equity consists of the following (in NOK 1,000) at December 31:

                                                               DECEMBER 31,   DECEMBER 31,
                                                                   1994           1993
                                                               ------------   ------------
        COMMON STOCK:
          Dynoplast S.A., France:
          980,000 in 1993 and 1,189,996 in 1994 shares issued
             at par FRF 100..................................     150,523         29,750
        Dynoplast S.A., Spain:
          749,990,225 shares issued at par ESP 1.............      38,490         39,584
                                                                  -------        -------
        Total Common Stock...................................     189,013         69,334
                                                                  -------        -------
        Other Divisional Equity..............................      98,645          8,053
                                                                  -------        -------
        Total Stockholder's and Divisional Equity............     287,658         77,387
                                                                  -------        -------
        Balance as of beginning of year......................      77,387         66,941
        Net Income(Loss).....................................      25,932        (54,747)
        Contributed Equity...................................     185,656         65,560
        Currency translation.................................      (1,317)          (367)
                                                                  -------        -------
        Balance as of end of year............................     287,658         77,387
                                                                  =======        =======

     Contributed equity includes Dyno management and overhead costs that have been included in the combined financial statements for presentation purposes (see Note 8).

11 RELATED PARTIES

     As described in Note 1, the Division is an integral part of Dyno and is normally consolidated in the Dyno financial statements. Many of the Division's production units share facilities with other Divisions of Dyno.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

Dyno affiliates provide certain treasury, insurance, and pension fund management services to the Division at varying degrees.

     Amounts receivable from and payable to related entities comprises balances between the Division and other Divisions in the same legal entity as well as balances with Dyno and it's affiliates for various non-operating charges and expenses.

     In conjunction with certain financing arrangements (see Note 7), Dyno and it's affiliates have issued letters of comfort on behalf of fuel tank business units in favor of other lenders of approximately NOK 8,972,000 as of December 31, 1994.

     The combined financial statements include sales and purchases of various products and services to and from Dyno and its affiliates in the normal course of business of approximately (NOK 1,000) 2,889 and 29,678 in 1994 and (NOK 1,000) 3,148 and 23,028 in 1993, respectively. Amounts due from and due to these affiliated entities related to these transactions were approximately (NOK 1,000) 182 and 5,723 and (NOK 1,000) 810 and 4,615 as of December 31, 1994 and 1993,
respectively. These amounts are included in trade accounts receivable and payable.

     The production unit in France leased certain equipment from an affiliated company during 1993 and 1994. This arrangement has been accounted for as a capital lease. The equipment was purchased when the lease expired in 1994. The capital lease obligation is included in bank loans and other long term debt at December 31, 1993. Total payments under this arrangement were (NOK 1,000) 4,944 and 5,597 in 1994 and 1993, respectively.

12 CONTINGENCIES, GUARANTEES AND LEASE COMMITMENTS

     Minimum commitments under non-cancelable leases having a remaining lease term in excess of one year at December 31, 1994 will fall due for payment as follows (in NOK 1,000):

        1995................................................................   14,948
        1996................................................................   15,294
        1997................................................................   11,424
        1998................................................................   10,935
        1999................................................................   10,825
        Thereafter..........................................................    6,960
                                                                               ------
                  Total.....................................................   70,386
                                                                               ======

     Total lease expense was approximately (NOK 1,000) 22,739 and 23,739 in 1994 and 1993, respectively.

     The operating unit in Norway has issued a performance bond of NOK 352,000 as of December 31, 1994.

     In 1994 a former agent of the division filed a 19 FFR million (approximately 24 NOK million) claim against Dyno Industrier A.S for breach of the agent agreement related to procurement of materials for the production unit in France. The litigation is still pending and Dyno intends to vigorously defend its position. Although the final outcome cannot presently be determined, Dyno has accrued a liability of approximately 6.7 NOK million which has been included in the combined statements in 1994 as it relates to the operations of the Division. In accordance with the purchase agreement (see Note 1), Dyno will retain any obligations related to this claim.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

13 FINANCIAL INSTRUMENTS

     The financial hedging agreements as of December 31 are as follows:

1993:

1. FORWARD CONTRACTS

 CONTRACT SUM (THOUSANDS)
--------------------------
  BOUGHT          SOLD        FORWARD RATE     DATE DUE     CONTRACT PARTNER
----------    ------------    ------------     ---------    ----------------
DEM 1,496      ESB 122,807        82.09         Jan 1994     Dyno Finans A.S
DEM 5,583       FRF 19,477       0.2867         Jan 1994       Dresdner Bank

1994:

1. FORWARD CONTRACT

     CONTRACT SUM
      (THOUSANDS)
-----------------------
 BOUGHT        SOLD        FORWARD RATE     DATE DUE     CONTRACT PARTNER
--------    -----------    ------------     ---------    ----------------
DEM 883     ESB 73,858         83.65        Jan 1995     Dyno Finans A.S

2. INTEREST RATE CAPS

CURR. AMOUNT     INTEREST RATE           PERIOD                        CONTRACT PARTNER
------------     -------------     -------------------                 ----------------
(THOUSANDS)
ESB 500,000           11%           1995 - August 1997                  Dyno Finans A.S

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors of Dyno Industrier A.S:

     We have audited the accompanying combined statement of revenues and direct costs and expenses of the Fuel Tank System Division (the "Division") of Dyno Industrier A.S for the year ended December 31, 1992. This financial statement is the responsibility of the Division's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statement presents fairly, in all material respects, the combined revenues and direct costs and expenses of the Division for the year ended December 31, 1992, in conformity with accounting principles generally accepted in the United States.

                                          DELOITTE & TOUCHE

Oslo, Norway
May 30, 1995

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

          COMBINED STATEMENT OF REVENUES AND DIRECT COSTS AND EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1992

                                                                                       1992
                                                                                    ----------
                                                                                     (AMOUNTS
                                                                                        IN
                                                                                    NOK 1,000)
Revenues -- (Note 3).............................................................     406,503
Cost of Goods Sold...............................................................     277,229
Gross Profit.....................................................................     129,274
Selling, General, and Administrative Expenses....................................     177,524
                                                                                    ----------
Operating Income (Loss)..........................................................     (48,250)
                                                                                    =========

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                       NOTES TO THE FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED 31 DECEMBER 1992

1 BASIS OF PRESENTATION

     The financial statements includes the combined accounts of the Fuel Tank System Division (the Division) of Dyno Industrier A.S (Dyno), a Norwegian company. This division comprises production units in Norway, Great Britain, Germany, France, Belgium and Spain which are involved in the development and manufacture of plastic automotive fuel tank systems. All significant transactions between the division's production units have been eliminated in combination.

     The financial statements of the Division's operating units have been combined and prepared as a result of the Purchase and Sale Agreement between Dyno and Walbro Corporation dated April 7, 1995. Walbro Corporation is purchasing certain divisional assets of the entities in Norway, Great Britain, Germany and Belgium, and the shares of the entities in France and Spain.

     During the period covered by the combined financial statement the Division's business was conducted as an integral part of Dyno's overall operations. The financial statements include sales to and purchases of materials to and from other Dyno business units at established prices. These amounts are not necessarily indicative of the costs that will prevail for the Division subsequent to the closing of the transaction described in the purchase agreement.

     The combined financial statement includes all revenues and costs and expenses directly incurred by, or related to, the Division, including depreciation and rental cost related to facilities used in the business. The cost of administrative and marketing personnel and facilities in certain locations are shared with, and allocated between, other Dyno divisions. The financial statement does not reflect any Dyno corporate management or overhead costs, or any provision for income taxes.

     The accompanying combined statement of revenues and direct costs and expenses has been prepared in conformity with general accepted accounting principles in the United States.

2 ACCOUNTING POLICIES

Cost of Goods Sold

     Inventories are valued at the lower of cost using the 'first-in-first-out' method or at net realizable value. Cost for goods purchased is the purchase price. Cost for goods in production and internally produced goods is the direct manufacturing cost plus the appropriate portion of production overhead costs.

Depreciation

     Property, plant and equipment are depreciated using the straight-line method. The rates for calculating straight-line depreciation have been determined based on an evaluation of the individual fixed asset's economic lifetime as follows:

        machinery and equipment.......................................  3 - 20 years buildings.....................................................  20 - 33 years

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

3 REVENUES BY COUNTRY OF CUSTOMER

                                                                         (IN NOK 1000)
        United Kingdom.................................................      81,474
        Germany........................................................      73,029
        France.........................................................     105,684
        Belgium........................................................       3,322
        Sweden.........................................................     111,568
        Other..........................................................      31,426
                                                                            -------
                  Total................................................     406,503
                                                                            =======

4 RELATED PARTY TRANSACTIONS

     As described in Note 1, the Division is an integral part of Dyno and is normally consolidated in the Dyno financial statements. Many of the Division's production units share facilities with other divisions of Dyno.

     The combined financial statement includes sales and purchases of various products and services to and from Dyno and its affiliates in the normal course of business totalling approximately (NOK 1,000) 2,177 and 24,274.

     The production units in France and Germany leased certain equipment from an affiliated company during the year. Total payments for the year under these arrangements were (NOK 1,000) 9,917.

5 COMMITMENTS

     The Division has various leases for certain facilities and machinery and equipment. Total rental expense for the year was approximately (NOK 1,000) 22,922.

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                            COMBINED BALANCE SHEETS

                                                                          6/30/95      12/31/94
                                                                          -------      -------
                                                                            (AMOUNTS IN NOK
                                                                                 1,000)
                                                                          (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents............................................    54,923       24,136
  Notes receivable.....................................................    43,029       32,622
  Accounts receivable -- Net...........................................   177,595      181,792
  Amounts receivable from related entities.............................    10,381       28,980
Inventories:
  Raw materials........................................................    42,444       37,036
  Work in progress.....................................................    32,671       22,005
  Finished goods.......................................................    22,920       26,569
                                                                          -------      -------
          Total Inventories............................................    98,035       85,610
                                                                          -------      -------
  Prepaid expenses and other current assets............................    43,252       43,532
                                                                          -------      -------
          Total Current Assets.........................................   427,215      396,672
                                                                          =======      =======
Property, Plant and Equipment -- Net...................................   396,147      396,665
Other Assets:
  Long term receivables................................................     3,905       16,602
  Intangible assets -- Net.............................................    14,516       14,801
  Deferred taxes.......................................................     7,566       11,130
  Other................................................................     3,299        3,605
                                                                          -------      -------
          Total Other Assets...........................................    29,286       46,138
                                                                          -------      -------
          Total Assets.................................................   852,648      839,475
                                                                          =======      =======
LIABILITIES AND SHAREHOLDERS' AND DIVISIONAL EQUITY
Current Liabilities:
  Accounts payable.....................................................   179,262      147,465
  Accrued liabilities..................................................    59,151       79,919
  Current portion of long term debt....................................    63,862      102,388
  Amounts payable to related entities..................................    44,364       36,788
  Notes payable........................................................    30,516       30,792
  Income taxes payable.................................................     4,743        1,596
                                                                          -------      -------
          Total Current Liabilities....................................   381,898      398,948
                                                                          =======      =======
Long Term Debt -- Less current portion.................................   110,833      100,050
Subordinated Loan......................................................     8,845        9,511
Deferred Taxes.........................................................    26,841       22,777
Other Long Term Liabilities............................................    16,445       20,531
Shareholders' and Divisional Equity....................................   307,786      287,658
                                                                          -------      -------
          Total Liabilities and Shareholders' and Divisional Equity....   852,648      839,475
                                                                          =======      =======

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                           COMBINED INCOME STATEMENTS

                                                                           SIX MONTHS ENDED
                                                                         ---------------------
                                                                         6/30/95       6/30/94
                                                                         -------       -------
                                                                         (AMOUNTS IN NOK 1,000)
                                                                              (UNAUDITED)
Revenues..............................................................   688,013       490,334
Cost of Goods Sold....................................................   542,747       380,989
                                                                         -------       -------
Gross Profit..........................................................   145,266       109,345
                                                                         -------       -------
Selling, General, and Administrative Expenses -- (Note 1).............   110,752       101,572
                                                                         -------       -------
Operating Income......................................................    34,514         7,773
                                                                         -------       -------
Other Income (Expense):
  Interest expense....................................................   (10,106)      (12,645)
  Interest income.....................................................     3,496         2,888
  Other expense -- Net................................................    (1,819)       (1,473)
                                                                         -------       -------
          Total Other Income (Expense)................................    (8,429)      (11,230)
                                                                         -------       -------
Income (Loss) Before Taxes............................................    26,085        (3,458)
                                                                         -------       -------
Income Taxes..........................................................     9,929         8,636
                                                                         -------       -------
          Net Income (Loss)...........................................    16,156       (12,094)
                                                                         =======       =======

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                           SIX MONTHS ENDED
                                                                         ---------------------
                                                                         6/30/95      6/30/94
                                                                         -------      --------
                                                                            (AMOUNTS IN NOK
                                                                                1,000)
                                                                              (UNAUDITED)
Cash Flows From Operating Activities:
  Net income (loss)...................................................    16,156       (12,094)
  Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization..................................    35,018        30,877
       Change in deferred income taxes................................     7,629         1,158
       (Gain) loss on sale of property, plant and equipment...........      (290)        1,328
       Changes in operating assets and liabilities:
       (Increase) decrease:
          Accounts and notes receivable...............................    (6,210)      (58,445)
          Inventories.................................................   (12,425)      (14,930)
          Prepaid expenses and other current assets...................       280        20,334
          Long-term receivables and other assets......................    12,970         9,010
       Increase (decrease):
          Accounts payable............................................    31,797       107,202
          Accrued and other liabilities...............................   (21,707)      (31,800)
                                                                         -------      --------
       Net cash provided by operating activities......................    63,218        52,640
                                                                         =======      ========
Cash Flows From Investing Activities:
  Purchases of property, plant and equipment..........................   (39,121)      (36,061)
  Proceeds from sale of property, plant and equipment.................     5,454        21,439
  (Advances to) repayments from related entities -- net...............    26,175       (90,989)
                                                                         -------      --------
  Net cash used in investing activities:..............................    (7,492)     (105,611)
                                                                         -------      --------
Cash Flows From Financing Activities:
  Borrowings of long-term debt........................................    13,732        35,428
  Repayments of long-term debt........................................    (6,661)       (3,910)
  Net change in related party long-term debt..........................   (33,585)      (10,951)
  Repayments of subordinated loans....................................     --          (39,676)
  Contributed equity..................................................     6,293        72,298
                                                                         -------      --------
Net cash provided by financing activities.............................   (20,221)       53,189
                                                                         -------      --------
Foreign currency effects on cash flows................................    (4,718)       (2,665)
Net increase (decrease) in cash and cash equivalents..................    30,787        (2,447)
                                                                         -------      --------
Cash and cash equivalents at beginning of period......................    24,136        25,285
                                                                         -------      --------
Cash and cash equivalents at end of period............................    54,923        22,838
                                                                         =======      ========

                 DYNO INDUSTRIER A.S FUEL TANK SYSTEM DIVISION

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

1 ACCOUNTING POLICIES AND PRINCIPLES OF COMBINATION

     The condensed combined interim financial statements and notes should be read in conjunction with the combined financial statements and notes for the fuel tank system division for the year ended December 31, 1994. The condensed combined financial statements have been prepared in accordance with United States generally accepted accounting principles. The interim combined financial statements are unaudited and reflect all adjustments which are, in the opinion of management, necessary to present fairly the results of operation for the periods presented.

     During the periods covered by the combined income statements the Division's business was conducted as an integral part of Dyno Industrier A.S's overall operations. The combined financial statements include sales to and purchases of materials to and from other Dyno business units at established prices. They also include various allocated costs and expenses which are not necessarily indicative of the costs and expenses which would have resulted had the Division been operated as a separate company. All of the allocations and estimates reflected in the combined financial statements are based on assumptions that the production units' and Dyno's management believes are reasonable. Additionally certain management and overhead costs incurred by Dyno related to the Division have been included in the combined financial statements. Such amounts totaled
4.0 and 1.9 NOK million for the three months ended June 30, 1995 and 1994, respectively. These amounts have not been charged to the production units, but have been included for presentation purposes. Total research and development expense was 2.9 and 2.8 NOK million for the three months ended June 30, 1995 and 1994, respectively.

2 CONTINGENCIES

     In 1994 a former agent of the Division filed a 19 FFR million (approximately 24 NOK million) claim against Dyno Industrier A.S for breach of the agent agreement related to procurement of materials for the production unit in France. The litigation is still pending and Dyno intends to vigorously defend its position. Although the final outcome cannot presently be determined, Dyno has accrued a liability of approximately 6.7 NOK million which has been included in the combined statements as it relates to the operations of the Division. In accordance with the purchase and sale agreement (see Note 3), Dyno will retain any obligations related to this claim.

3 SUBSEQUENT EVENT

     In April 1995, Dyno signed a purchase and sale agreement with Walbro Corporation. Walbro is purchasing certain divisional assets of the entities in Norway, Great Britain, Germany and Belgium, and the shares of the entities in France and Spain. The price of the acquisition will be approximately USD 124 million, subject to certain adjustments. The transaction is expected to close in the summer of 1995.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER, OR A SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary......................   1
The Company.............................   1
Investment Considerations...............   9
Use of Proceeds of New Notes............  13
Capitalization..........................  14
The Exchange Offer......................  14
The Company.............................  22
Pro Forma Unaudited Condensed
  Consolidated Financial Data...........  24
Selected Financial and Operating Data--
  Walbro Corporation....................  28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations--Walbro Corporation........  29
Selected Financial and Operating Data--
  Dyno..................................  36
Management's Discussion and Analysis of
  Results of Operations--Dyno...........  37
Business................................  39
Management..............................  51
Security Ownership of Certain Beneficial
  Owners and Management.................  57
Certain Transactions....................  58
Description of Other Indebtedness.......  59
Description of the New Notes............  60
Certain U.S. Federal Income Tax
  Consequences..........................  84
Old Notes Registration Rights...........  86
Book Entry; Delivery and Form...........  87
Plan of Distribution....................  89
Legal Matters...........................  89
Independent Public Accountants..........  90
Index to Financial Statements........... F-1

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                     [LOGO]

                               WALBRO CORPORATION

                               DUE 2005, SERIES B
                              9 7/8% SENIOR NOTES

                                  ------------
                                   PROSPECTUS

                                NOVEMBER 6, 1995

                                  ------------

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by the Company in connection with the issuance and distribution of the New Notes pursuant to the Prospectus contained in this Registration Statement. The Company will pay all of these expenses.


                                                                             APPROXIMATE
                                                                               AMOUNT
                                                                             -----------
        Securities and Exchange Commission registration fee...............    $  37,931
        Accountants fees and expenses.....................................       25,000
        Legal fees and expenses...........................................       25,000
        Exchange Agents fees and expenses.................................        5,000
        Printing and engraving............................................        5,000
        Miscellaneous expenses............................................        2,069
                                                                                -------
               Total......................................................    $ 100,000
                                                                                =======



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including directors and officers, who are (or are threatened to be made) parties to any threatened, pending or completed legal action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of their being directors or officers of the corporation. The indemnity may include expenses, attorneys' fees, judgments, fines and amounts paid in settlement, provided such sums were actually and reasonably incurred in connection with such action, suit or proceeding and provided the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, in the case of criminal proceedings, provided he had no reasonable cause to believe that his conduct was unlawful. The corporation may indemnify directors and officers in a derivative action (in which suit is brought by a stockholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged liable to the corporation. If the director or officer is successful on the merits or otherwise in defense of any actions referred to above, the corporation must indemnify him against the expenses and attorneys' fees he actually and reasonably incurred.

     Article VIII of the Company's By-Laws provides that the Company shall indemnify its officers and directors to the fullest extent permitted by Section 145.

     Under an existing policy of insurance, the Company is entitled to be reimbursed for certain indemnity payments it is required or permitted to make to directors and officers of the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On July 27, 1995, the Company sold to the Initial Purchasers, in an action exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, $110,000,000 in aggregate principal amount of its Notes, less Initial Purchasers' discount of $2,750,600. In accordance with the agreement pursuant to which the Initial Purchasers purchased the Old Notes, the Initial Purchasers agreed to offer and sell such securities only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), to a limited number of institutional "accredited investors" (as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act) and pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act. Except for the transactions described above there have not been any recent sales of unregistered securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.


 3.1*     Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1, to the
          Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1989
          (the "Form 10-K").
 3.2*     By-laws of the Company, as amended, filed as Exhibit 3.2, to the Form 10-K.
 4.1*     Indenture for the Notes, dated as of July 27, 1995, among the Company, Walbro Engine
          Management Corporation, Sharon Manufacturing Company, Whitehead Engineered Products,
          Inc., and Bankers Trust Company, as Trustee (including form of Exchange Note), filed as Exhibit 2.3 to the Company's Current Report on Form 8-K, dated June 27, 1995 (the
          "Form 8-K").
 4.2**    Amended and Restated Credit Agreement dated as of September 22, 1995, among the
          Company, certain of its subsidiaries, Comerica Bank, as agent, and Harris Bank, as co-agent.
 4.3**    Purchase Agreement dated as of July 27, 1995 among the Company, Walbro Engine
          Management Corporation, Sharon Manufacturing Company, Whitehead Engineered Products,
          Inc., and the Initial Purchasers.
 4.4**    Registration Rights Agreement, dated July 21, 1995, among the Company, Walbro Engine
          Management Corporation, Sharon Manufacturing Company, Whitehead Engineered Products,
          Inc., and the Initial Purchasers.
 4.5*     Form of Exchange Note (included in Exhibit 4.1).
 4.6*     Shareholder Rights Plan, dated December 8, 1988, filed as the Exhibit to the
          Company's Registration Statement on Form 8-A for Shareholder Stock Purchase Rights
          filed December 12, 1988.
 4.7*     First Amendment to Rights Agreement, dated February 6, 1991, filed as Exhibit 4.8 to the Company's 1990 Annual Report on Form 10-K.
 4.8*     Loan Agreement between City of Ligonier, Indiana and Sharon Manufacturing Company,
          dated as of June 1, 1992, filed as Exhibit 4.12 to the Company's 1992 Annual Report on Form 10-K.
 4.9*     Loan Agreement between Walbro Automotive Corporation and the Town of Ossian,
          Indiana, dated as of December 1, 1993, filed as Exhibit 4.13 to the Company's 1993
          Annual Report on Form 10-K.
 4.10*    Note Agreement among the Company and the purchasers named therein, dated as of
          October 1, 1994, relating to the 7.68% Senior Notes of the Company, filed as Exhibit
          4.9 to the Company's 1994 Annual Report on Form 10-K.
 5        Form of Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
10.1*     Purchase and Sale Agreement dated as of April 7, 1995 by and between the Company and
          Dyno filed as Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q, for the
          quarter ended March 31, 1995.
10.2*     Addendum to Purchase and Sale Agreement by and between the Company and Dyno dated as of July 27, 1995, filed as Exhibit 2.2 to the Form 8-K.
10.3*     The Company's 1983 Incentive Stock Option Plan, filed as the Exhibit to the
          Company's Registration Statement on Form S-8, filed November 15, 1989.
10.4*     Joint Venture Agreement between the Company and Mitsuba Electric Manufacturing
          Company, Ltd., dated December 12, 1986, filed as Exhibit 10.4 to the Company's 1986
          Annual Report on Form 10-K.
10.5*     The Company's Equity Based Long-Term Incentive Plan, filed as Exhibit 4.5 to the
          Company's Registration Statement on Form S-8, filed June 15, 1992.
10.6*     Executive Disability Plan adopted July 8, 1988, filed as Exhibit 10.10 to the
          Company's 1988 Annual Report on Form 10-K.
10.7*     Retirement Income Plan for Directors, dated February 9, 1988, filed as Exhibit 10.11 to the Company's 1988 Annual Report on Form 10-K.

10.8*     Equipment Leasing Agreement between the Company and NEMLC Leasing Associates No. 3, without supplements, dated July 1, 1988, filed as Exhibit 10.13 to the Company's
          1988 Annual Report on Form 10-K.
10.9*     The Company's Employee Stock Ownership Plan, dated August 15, 1989, filed as Exhibit
          10.14 to the Form 10-K.
10.10*    Walbro Engine Management Incentive Compensation Plan, filed as Exhibit 10.21 to the
          Company's 1990 Annual Report on Form 10-K.
10.11*    Joint Venture Agreement, dated June 17, 1991, between the Company and Jaeger S.A., an indirect, majority-controlled subsidiary of Magneti Marelli S.p.A., relating to the Marwal Systems S.A. joint venture, filed as Exhibit 10.23 to the Company's
          Registration Statement on Form S-2, File No. 33-41425.
10.12*    Joint Venture Agreement between the Company and Jaeger S.A., dated as of January 1,
          1993, relating to the Marwal do Brasil joint venture, filed as Exhibit 10.10 to the
          Company's 1992 Annual Report on Form 10-K.
10.13*    Agreement among AB Svenska Elektromagneter, Opcon AB, Cartona Fastighetsforvaltning
          K.B., Erling Edmundson, Four Seasons Venture Capital AB, SEM-Walbro Corporation and
          the Company, effective as of January 2, 1991, filed as Exhibit 10.20 to the
          Company's 1991 Annual Report on Form 10-K.
10.14*    The Company's Advantage Plan, filed as the Exhibit to the Company's Registration
          Statement on Form S-8, filed October 28, 1991.
10.15*    Aircraft Lease Agreement between the Company and C.I.T. Leasing Corporation, dated as of October 27, 1992, filed as Exhibit 10.13 to the Company's 1992 Annual Report on Form 10-K.
10.16*    Joint Venture Contract among Walbro Engine Management Corporation, Fujian Fuding
          Carburetor Factory and Twin Winner Trading Co., Ltd., dated December 30, 1993, relating to the Fujian Hualong Carburetor Co. Ltd. joint venture, filed as Exhibit to the Company's 1993 Annual Report on Form 10-K.
10.17*    Assistance Agreement among the State of Connecticut, acting by the Department of
          Economic Development, and Walbro Automotive Corporation and Whitehead Engineered
          Products, dated February 17, 1995, filed as Exhibit 10.24 to the Company's 1994
          Annual Report on Form 10-K.
10.18*    Agreement among the Company, Walbro Automotive Corporation and Magneti Marelli
          France S.A., dated February 7, 1995, filed as Exhibit 10.25 to the Company's 1994
          Annual Report on Form 10-K.
10.19*    Joint Venture Agreement between the Company and Daewoo Precision Industries, Ltd., dated November 30, 1994, filed as Exhibit 10.26 to the Company's 1994 Annual Report on Form 10-K.
12.1**    Computation of ratio of earnings to fixed charges.
23.1      Consent of Arthur Andersen LLP.
23.2      Consent of Arthur Andersen & Co. GmbH.
23.3      Consent of Deloitte & Touche.
23.4      Consent of Katten Muchin & Zavis (contained in its opinion to be filed as Exhibit 5 hereto).
24**      Power of Attorney.
25**      Statement of eligibility under the Trust Indenture Act of 1939, as amended, on Form
          T-1 of Bankers Trust Company, as Trustee under the Indenture.
99.1      Form of Letter of Transmittal for New Notes.
99.2      Form of Notice of Guaranteed Delivery for New Notes.
99.3      Letter to Brokers.
99.4      Letter to Clients.
99.5      Instruction to Registered Holder and/or Book Entry Transfer Participant from
          Beneficial Owner.
99.6      Guidelines for Certificate of Taxpayer Identification Number on Substitute Form W-9.


-------------------------

 * Incorporated by reference.


** Previously filed.

(b) Financial Statement Schedules.

Report of Independent Public Accountants

SCHEDULE II Walbro Corporation and Subsidiaries
              Supplemental Note to Consolidated Financial Statements

            - Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cass City, State of Michigan on the 3rd day of November, 1995.


                                          WALBRO CORPORATION


                                          By:        /s/ MICHAEL A. SHOPE


                                            ------------------------------------

                                                      Michael A. Shope


                                                  Chief Financial Officer


                                                       and Treasurer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               SIGNATURE                                 TITLE                      DATE
----------------------------------------   ---------------------------------  -----------------
                   *                       Chairman of the Board, President   November 3, 1995
----------------------------------------   and Chief Executive Officer
          Lambert E. Althaver              (Principal Executive Officer)

                   *                       Vice President and Director        November 3, 1995
----------------------------------------
           Robert S. Walpole

          /s/ MICHAEL A. SHOPE             Chief Financial Officer and        November 3, 1995
----------------------------------------   Treasurer (Principal Financial
            Michael A. Shope               and Accounting Officer)

                   *                       Director                           November 3, 1995
----------------------------------------
         William T. Bacon, Jr.

                   *                       Director                           November 3, 1995
----------------------------------------
           Frank E. Bauchiero

                   *                       Director                           November 3, 1995
----------------------------------------
           Herbert M. Kennedy

                   *                       Director                           November 3, 1995
----------------------------------------
           Vernon E. Oechsle

                   *                       Director                           November 3, 1995
----------------------------------------
            Robert D. Tuttle

                   *                       Director                           November 3, 1995
----------------------------------------
             John E. Utley

    *By:  /s/ MICHAEL A. SHOPE
----------------------------------------
            Michael A. Shope
            Attorney-in-Fact

                                   SIGNATURES


     Each of the Guarantors pursuant to the requirements of the Securities Act of 1933, as amended, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cass City, State of Michigan on the 3rd day of November, 1995.


                                          WALBRO AUTOMOTIVE CORPORATION
                                          WALBRO ENGINE MANAGEMENT CORPORATION
                                          SHARON MANUFACTURING COMPANY
                                          WHITEHEAD ENGINEERED PRODUCTS, INC.


                                          By:        /s/ MICHAEL A. SHOPE

                                             -----------------------------------

                                                     Michael A. Shope


                                                        Treasurer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               SIGNATURE                                TITLE                        DATE
----------------------------------------   --------------------------------   ------------------
                   *                       Chairman of the Board, President    November 3, 1995
----------------------------------------   and Chief Executive Officer
          Lambert E. Althaver              (Principal Executive Officer)

          /s/ MICHAEL A. SHOPE             Treasurer (Principal Financial      November 3, 1995
----------------------------------------   and Accounting Officer)
            Michael A. Shope

*By:      /s/ MICHAEL A. SHOPE
----------------------------------------
            Michael A. Shope
            Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                                  DESCRIPTION                                  PAGE NO.
-----------    ------------------------------------------------------------------------   --------
 3.1*          Restated Certificate of Incorporation of the Company, filed as Exhibit
               3.1, to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (the "Form 10-K").
 3.2*          By-laws of the Company, as amended, filed as Exhibit 3.2, to the Form
               10-K.
 4.1*          Indenture for the Notes, dated as of July 27, 1995, among the Company,
               Walbro Engine Management Corporation, Sharon Manufacturing Company,
               Whitehead Engineered Products, Inc., and Bankers Trust Company, as
               Trustee (including form of Exchange Note), filed as Exhibit 2.3 to the
               Company's Current Report on Form 8-K, dated June 27, 1995 (the "Form
               8-K").
 4.2**         Amended and Restated Credit Agreement dated as of September 22, 1995, among the Company, certain of its subsidiaries, Comerica Bank, as agent, and Harris Bank, as co-agent.
 4.3**         Purchase Agreement dated as of July 27, 1995 among the Company, Walbro
               Engine Management Corporation, Sharon Manufacturing Company, Whitehead
               Engineered Products, Inc., and the Initial Purchasers.
 4.4**         Registration Rights Agreement, dated July 21, 1995, among the Company,
               Walbro Engine Management Corporation, Sharon Manufacturing Company,
               Whitehead Engineered Products, Inc., and the Initial Purchasers.
 4.5*          Form of Exchange Note (included in Exhibit 4.1).
 4.6*          Shareholder Rights Plan, dated December 8, 1988, filed as the Exhibit to the Company's Registration Statement on Form 8-A for Shareholder Stock
               Purchase Rights filed December 12, 1988.
 4.7*          First Amendment to Rights Agreement, dated February 6, 1991, filed as
               Exhibit 4.8 to the Company's 1990 Annual Report on Form 10-K.
 4.8*          Loan Agreement between City of Ligonier, Indiana and Sharon
               Manufacturing Company, dated as of June 1, 1992, filed as Exhibit 4.12 to the Company's 1992 Annual Report on Form 10-K.
 4.9*          Loan Agreement between Walbro Automotive Corporation and the Town of
               Ossian, Indiana, dated as of December 1, 1993, filed as Exhibit 4.13 to the Company's 1993 Annual Report on Form 10-K.
 4.10*         Note Agreement among the Company and the purchasers named therein, dated as of October 1, 1994, relating to the 7.68% Senior Notes of the
               Company, filed as Exhibit 4.9 to the Company's 1994 Annual Report on
               Form 10-K.
 5             Form of Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
10.1*          Purchase and Sale Agreement dated as of April 7, 1995 by and between the
               Company and Dyno filed as Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q, for the quarter ended March 31, 1995.
10.2*          Addendum to Purchase and Sale Agreement by and between the Company and
               Dyno dated as of July 27, 1995, filed as Exhibit 2.2 to the Form 8-K.
10.3*          The Company's 1983 Incentive Stock Option Plan, filed as the Exhibit to the Company's Registration Statement on Form S-8, filed November 15,
               1989.
10.4*          Joint Venture Agreement between the Company and Mitsuba Electric
               Manufacturing Company, Ltd., dated December 12, 1986, filed as Exhibit
               10.4 to the Company's 1986 Annual Report on Form 10-K.
10.5*          The Company's Equity Based Long-Term Incentive Plan, filed as Exhibit
               4.5 to the Company's Registration Statement on Form S-8, filed June 15,
               1992.
10.6*          Executive Disability Plan adopted July 8, 1988, filed as Exhibit 10.10 to the Company's 1988 Annual Report on Form 10-K.

EXHIBIT NO.                                  DESCRIPTION                                  PAGE NO.
-----------    ------------------------------------------------------------------------   --------
10.7*          Retirement Income Plan for Directors, dated February 9, 1988, filed as
               Exhibit 10.11 to the Company's 1988 Annual Report on Form 10-K.
10.8*          Equipment Leasing Agreement between the Company and NEMLC Leasing
               Associates No. 3, without supplements, dated July 1, 1988, filed as
               Exhibit 10.13 to the Company's 1988 Annual Report on Form 10-K.
10.9*          The Company's Employee Stock Ownership Plan, dated August 15, 1989, filed as Exhibit 10.14 to the Form 10-K.
10.10*         Walbro Engine Management Incentive Compensation Plan, filed as Exhibit
               10.21 to the Company's 1990 Annual Report on Form 10-K.
10.11*         Joint Venture Agreement, dated June 17, 1991, between the Company and
               Jaeger S.A., an indirect, majority-controlled subsidiary of Magneti
               Marelli S.p.A., relating to the Marwal Systems S.A. joint venture, filed as Exhibit 10.23 to the Company's Registration Statement on Form S-2,
               File No. 33-41425.
10.12*         Joint Venture Agreement between the Company and Jaeger S.A., dated as of
               January , 1993, relating to the Marwal do Brasil joint venture, filed as
               Exhibit 10.10 to the Company's 1992 Annual Report on Form 10-K.
10.13*         Agreement among AB Svenska Elektromagneter, Opcon AB, Cartona
               Fastighetsforvaltning K.B., Erling Edmundson, Four Seasons Venture
               Capital AB, SEM-Walbro Corporation and the Company, effective as of
               January 2, 1991, filed as Exhibit 10.20 to the Company's 1991 Annual
               Report on Form 10-K.
10.14*         The Company's Advantage Plan, filed as the Exhibit to the Company's
               Registration Statement on Form S-8, filed October 28, 1991.
10.15*         Aircraft Lease Agreement between the Company and C.I.T. Leasing
               Corporation, dated as of October 27, 1992, filed as Exhibit 10.13 to the
               Company's 1992 Annual Report on Form 10-K.
10.16*         Joint Venture Contract among Walbro Engine Management Corporation,
               Fujian Fuding Carburetor Factory and Twin Winner Trading Co., Ltd.,
               dated December 30, 1993, relating to the Fujian Hualong Carburetor Co.
               Ltd. joint venture, filed as Exhibit to the Company's 1993 Annual Report on Form 10-K.
10.17*         Assistance Agreement among the State of Connecticut, acting by the
               Department of Economic Development, and Walbro Automotive Corporation
               and Whitehead Engineered Products, dated February 17, 1995, filed as
               Exhibit 10.24 to the Company's 1994 Annual Report on Form 10-K.
10.18*         Agreement among the Company, Walbro Automotive Corporation and Magneti
               Marelli France S.A., dated February 7, 1995, filed as Exhibit 10.25 to the Company's 1994 Annual Report on Form 10-K.
10.19*         Joint Venture Agreement between the Company and Daewoo Precision
               Industries, Ltd., dated November 30, 1994, filed as Exhibit 10.26 to the
               Company's 1994 Annual Report on Form 10-K.
12.1**         Computation of ratio of earnings to fixed charges.
23.1           Consent of Arthur Andersen LLP.
23.2           Consent of Arthur Andersen & Co. GmbH.
23.3           Consent of Deloitte & Touche.
23.4           Consent of Katten Muchin & Zavis (contained in its opinion to be filed as Exhibit 5 hereto).
24**           Power of Attorney.
25**           Statement of eligibility under the Trust Indenture Act of 1939, as amended, on Form T-1 of Bankers Trust Company, as Trustee under the
               Indenture.
99.1           Form of Letter of Transmittal for New Notes.
99.2           Form of Notice of Guaranteed Delivery for New Notes.

EXHIBIT NO.                                  DESCRIPTION                                  PAGE NO.
-----------    ------------------------------------------------------------------------   --------
99.3           Letter to Brokers.
99.4           Letter to Clients.
99.5           Instruction to Registered Holder and/or Book Entry Transfer Participant
               from Beneficial Owner.
99.6           Guidelines for Certificate of Taxpayer Identification Number on
               Substitute Form W-9.

-------------------------

 * Incorporated by reference.


** Previously filed.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and
    Stockholders of Walbro Corporation:


We have audited in accordance with generally accepted auditing standards, the consolidated financial statements included in Walbro Corporation and Subsidiaries annual report to shareholders included in this registration statement, and have issued our report thereon dated February 14, 1995. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The supplemental note to consolidated financial statements on page S-2 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic consolidated financial statements. The information contained in this supplemental note has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.


                                                             ARTHUR ANDERSEN LLP


Detroit, Michigan,
February 14, 1995.

                                                                    SCHEDULE II

                      WALBRO CORPORATION AND SUBSIDIARIES
             SUPPLEMENTAL NOTE TO CONSOLIDATED FINANCIAL STATEMENTS


         VALUATION AND QUALIFYING ACCOUNTS

         Following is a summary of changes in the valuation and qualifying accounts for the three years ended December 31, 1994:


                                                                              1994           1993            1992
                                                                             -------       -------         -------
RESERVE FOR LOSS ON DISCONTINUANCE AND PLANT CLOSINGS:
     Balance Beginning of Year                                                $    --        $   258       $  1,400
       Additions charged to operations                                             --             --             --
       Deductions (A)                                                              --           (258)        (1,142)
                                                                              -------        -------       --------
     Balance End of Year                                                      $    --        $    --       $    258
                                                                              =======        =======       ========

ALLOWANCE FOR DOUBTFUL ACCOUNTS:
     Balance Beginning of Year                                                $    413       $   340       $    162
       Additions charged to operations                                             115            86            178
       Deductions for uncollectible accounts
         written off, net of recoveries                                           (160)          (13)            --
                                                                              --------       -------       --------
     Balance End of Year                                                      $    368       $   413       $    340
                                                                              ========       =======       ========

RESERVE FOR INVENTORY VALUATION:
     Balance Beginning of Year                                                $    482       $   669       $     70
       Additions charged to operations                                             159             2            644
       Deductions for inventory disposal                                          (403)         (189)           (45)
                                                                              --------       -------       --------
     Balance End of Year                                                      $    238       $   482       $    669
                                                                              ========       =======       ========

ALLOWANCE FOR NOTES RECEIVABLE:
     Balance Beginning of Year                                                $    214           214       $     --
       Additions charged to operations                                             240            --            214
       Deductions                                                                   --            --             --
                                                                              --------       -------       --------
     Balance End of Year                                                      $    454       $   214       $    214
                                                                              ========       =======       ========


VALUATION ALLOWANCE FOR DEFERRED TAX ASSETS:
     Balance Beginning of Year                                                $    355       $    --       $     --
       Additions charged to operations                                             389           355             --
       Deductions                                                                   --            --             --
                                                                              --------       -------       --------
     Balance End of Year                                                      $    744       $   355       $     --
                                                                              ========       =======       ========

------------------
(A) Represents costs of discontinuance incurred subsequent to decision date.



                                      S-2